Exhibit 2.1

PRIVILEGED AND CONFIDENTIAL
SCOTT SPRINGFIELD MFG INC.

SHARE PURCHASE AGREEMENT
FEBRUARY 23, 2024

5.12	Post-Closing Bonus Payments.	42
5.13	Transaction Personal Information.	43
5.14	Investment Canada Act Notification.	43
5.15	Director and Officer Liability and Indemnification.	43
5.16	Pre-Closing Reorganization.	44

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		44
6.1	Representations and Warranties of the Vendor.	44
6.2	Representations and Warranties of the Vendor related to the Corporation.	47
6.3	Representations and Warranties of the Purchaser and the Parent.	66

ARTICLE 7 INDEMNIFICATION		68
7.1	Survival of Representations, Warranties and Covenants of the Vendor.	68
7.2	Survival of the Representations, Warranties and Covenants of the Purchaser.	69
7.3	Indemnification by the Vendor.	69
7.4	Indemnification by the Purchaser.	70
7.5	Limitations on Indemnity.	70
7.6	Notice of Claim.	72
7.7	Third Party Claims.	73
7.8	Tax Contests.	76
7.9	Direct Claims.	77
7.10	Indemnification Payments.	77
7.11	Adjustment to Purchase Price.	78
7.12	Waiver.	79
7.13	Exclusivity.	79
7.14	Trust and Agency.	79
7.15	One Recovery.	79
7.16	No Contribution from the Corporation.	80
7.17	Mitigation.	80
7.18	Insurance Proceeds.	80

ARTICLE 8 SHAREHOLDER RELEASE		80
8.1	Shareholder Release.	80

ARTICLE 9 GUARANTEE		81
9.1	Guarantee of the Purchaser’s Obligations.	81

ARTICLE 10 GENERAL		82
10.1	Confidentiality, Announcements and Disclosure.	82
10.2	Expenses.	83
10.3	Retention of Counsel and Privilege.	83
10.4	Entire Agreement; No Third Party Beneficiary.	84
10.5	Amendment.	84
10.6	Non-Merger.	84
10.7	Waiver of Rights.	84
10.8	Time of Essence.	85

- ii -

10.9	Governing Law; Arbitration.	85
10.10	Notices.	85
10.11	Assignment; Enurement.	87
10.12	Further Assurances.	87
10.13	Severability.	87
10.14	Counterparts and Electronic Delivery.	87

- iii -

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is made as of February 23, 2024 (the “Agreement Date”).

BETWEEN:

MODINE MANUFACTURING (CANADA) LTD. (the “Purchaser”)

- and -

OLYMPIC INTERNATIONAL AGENCIES LTD. (the “Vendor”)

- and -

MODINE MANUFACTURING COMPANY (the “Parent”), for the purposes of being bound by Section 9.1

RECITALS

WHEREAS, the Corporation carries on the business of manufacturing, marketing, and selling air handling units for buildings, including without limitation, data centers and custom applications in aerospace, healthcare, institutional and industrial buildings (the “Business”).

WHEREAS, the Vendor owns the number and class of shares in the capital of Scott Springfield MFG Inc. (the “Corporation”) set out in Schedule 6.2(5) (the “Purchased Shares”).

WHEREAS, the Vendor wishes to sell and the Purchaser wishes to purchase the Purchased Shares, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter contained and for other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by the Parties), each Party covenants and agrees with the other Parties as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms.

Where used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have these respective meanings:

(1)
“Accounts Payable” means all accounts payable of any of the Corporation, including accrued expenses, accrued salaries and wages, vacation payable and other similar accruals, but excluding all accounts payables owing to a Related Party.

(2)
“Accounts Receivable” means all accounts receivable, trade accounts receivable, notes receivable, book debts and other debts due or accruing due to the Corporation, and the full benefit of any related security, but excluding all accounts receivable from a Related Party (other than OIS).

(3)	“Adjustment Holdback” means the amount of $7,500,000.

(4)
“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting Equity Interests (or other ownership interest), by Contract or otherwise.

(5)
“Agreement” means this share purchase agreement, any agreement that is an amendment to, amendment and restatement of, or confirmation of this Agreement and includes all schedules and exhibits hereto or thereto.

(6)	“Agreement Date” has the meaning attributed to such term in the preamble.

(7)	“Ancillary Agreements” means all Contracts, instruments, certificates or other documents to be executed and/or delivered by any of the Parties pursuant to this Agreement.

(8)	“Announcement” has the meaning attributed to such term in Section 10.1(4).

(9)
“Applicable Law” means, in respect of any Person, property, transaction or event, (a) any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, treaty, restriction, by-law (zoning or otherwise) or Order; and (b) to the extent that they have the force of law, any regulatory policy, standard, code or guideline, in each case that applies in whole or in part to such Person, property, transaction or event.

(10)
“Approvals” means licences, qualifications, approvals, authorizations, consents, certificates, registrations, exemptions, variances, waivers, filings, grants, rulings, permits,  accreditations and Orders.

(11)
“Appurtenances” means, with respect to any real property, all buildings, structures, fixtures, improvements and appurtenances located on or forming part of that real property, including those under construction.

(12)	“Arm’s Length” has the meaning attributed to that term by the Tax Act.

(13)
“Assets” means all undertakings, property, assets, rights and interests of the Corporation, including the following: (a) all leasehold rights in the real property and Appurtenances leased by the Corporation, including all Leased Real Property, and all rights and interests of the Corporation in and to the Contracts in respect of such real property and Appurtenances, including the Leases; (b) the Personal Property, including prepaid rents, security deposits and options to renew or purchase; (c) work in process and the Accounts Receivable; (d) all Inventories; (e) all rights and interests of the Corporation under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by contractors, suppliers or others in connection with the undertakings, property, assets, rights and interests of the Corporation; (f) the rights and interests of the Corporation in and to the Owned Intellectual Property and the Third Party Intellectual Property; (g) the IT Systems; (h) all rights and interests of the Corporation in and to all Contracts to which it is a party or by which any of the undertakings, property, assets, rights and interests of the Corporation or the Business is bound or affected (including the Material Contracts); (i) all Permits obtained by or issued to the Corporation; (j) the Books and Records; (k) all prepaid charges, deposits, sums and fees paid by the Corporation before the Closing Date; (l) all goodwill of the Corporation, including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Corporation; and (m) all proceeds of any or all of the foregoing received or receivable after the Closing Date.

(14)	“Base Purchase Price” has the meaning attributed to such term in Section 2.2.

(15)
“Books and Records” means all books, records, files and papers of the Corporation, including title documentation, software documentation, electronic data, financial and Tax working papers, financial and Tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records, trade association files, material research and development records, lists of licensees and customers, personnel and employment records, employee data, minute and share certificate books, including all data and information stored electronically.

(16)	“Business” has the meaning attributed to such term in the recitals.

(17)
“Business Day” means any day, except Saturdays and Sundays, statutory holidays or days on which commercial banks are authorized or required by Applicable Law to close except for non-automated business: (a) for purposes of Section 10.10, in the place specified in that Section; and (b) for all other purposes in this Agreement, in Calgary, Alberta.

(18)	“Business Permits” has the meaning attributed to such term in Section 6.2(10).

(19)
“Cash” means, without duplication, an aggregate amount equal to all cash and cash equivalents in bank accounts of the Corporation and marketable securities of the Corporation plus uncleared deposits minus outstanding cheques.

(20)	“Cash Decrease” has the meaning attributed to such term in Section 2.6(2).

(21)	“Cash Increase” has the meaning attributed to such term in Section 2.6(2).

(22)	“CASL” means the Canadian Anti-Spam Legislation.

(23)
“Claim” means any act, omission or state of facts or any demand, action, investigation, inquiry, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right of indemnification under this Agreement.

(24)	“Closing” means the completion of the Transactions on the Closing Date in accordance with terms and conditions of this Agreement.

(25)	“Closing Cash” has the meaning attributed to such term in Section 2.5(1)(b)(iii).

(26)
“Closing Date” means the later of (A) March 1, 2024 in the event that each of the conditions set out in Section 4.1(1) and Section 4.2(1) have been satisfied (except for those conditions which by their nature can only be satisfied as of the Closing Date) or waived,  (B) the date which is the seventh Business Day immediately following the date that each of the conditions set out in Section 4.1(1) and Section 4.2(1) are satisfied (except for those conditions which by their nature can only be satisfied as of the Closing Date) or waived, or (C) such other date as the Purchaser and the Vendor may otherwise agree in writing.

(27)	“Closing Indebtedness” has the meaning attributed to such term in Section 2.5(1)(b)(v).

(28)	“Closing Net Working Capital” has the meaning attributed to such term in Section 2.5(1)(b)(i).

(29)	“Closing Statements” has the meaning attributed to such term in Section 2.5(1).

(30)	“Closing Statements Dispute Auditor” has the meaning attributed to such term in Section 2.5(2).

(31)
“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the another Party or an Affiliate thereof either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing under this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, all client, customer, licensee, employee, contractor and supplier information (including contact information) and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, contractors, suppliers, customers, licensee, employees, investors or business; provided, that, information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Person who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information of the disclosing Party.

(32)
“Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, letters patent, supplementary letters patent, by-laws, partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling agreements and similar Contracts, arrangements and understandings applicable to the Person’s Equity Interests, all as amended, supplemented, restated and replaced from time to time.

(33)
“Contaminant” means any substance, emission or material, which has an adverse effect on the environment, any ecological system or natural resource, or human health or safety, or regulated as “hazardous”, “toxic” or “dangerous” or any type of “waste”, “contaminant” or “pollutant” in each case which is defined or regulated by any Environmental Law and includes petroleum hydrocarbons and fractions thereof, halogenated or chlorinated solvents, asbestos and asbestos-containing materials, and polychlorinated biphenyls.

(34)
“Contract” means any agreement, contract, indenture, lease, sublease, agreement to lease, agreement to sublease, occupancy agreement, deed of trust, licence, option, undertaking or any other legally binding commitment, promise or obligation, whether oral or written, express or implied, and including all amendments, renewals, extensions and/or assignments thereto, other than a Permit.

(35)
“Copyrights” means works of authorship, copyrights, whether registered or unregistered, and registrations and applications for registration thereof including moral rights therein and all neighbouring or related rights of any kind whatsoever and renewals, extensions and reversions thereof, and all other rights corresponding thereto throughout the world.

(36)	“Corporation” has the meaning attributed to such term in the recitals.

(37)	“Cost Determination Percentage” has the meaning attributed to such term in Section 2.5(5).

(38)	“COVID-19” means the COVID-19 pandemic and the response of Governmental Authorities applicable to the Corporation related thereto.

(39)
“COVID-19 Relief” means any support payments, loans, benefits or other incentives being provided as a result of COVID-19 by any Governmental Authority or financial institution, including the 10% Temporary Wage Subsidy, Canada Emergency Wage Subsidy, Canada Emergency Rent Subsidy, Canada Recovery Hiring Program, Canada Emergency Business Account, interest-free loans, Work-Sharing Program, Loan Guarantee for Small and Medium-Sized Enterprises offered through Export Development Canada, EDC Business Credit Availability Program Guarantee offered through Export Development Canada, Co-Lending Program for Small and Medium-Sized Enterprises offered through the Business Development Bank of Canada, and Large Employer Emergency Financing Facility delivered by the Canada Development Investment Corporation.

(40)
“Current Assets” means, in respect of the Corporation, without duplication, all current assets of the Corporation contemplated in the illustrative Net Working Capital calculation set out in Exhibit 2.4(1)(b), including Accounts Receivable, prepaid expenses, deposits, all Inventories and financial assets, but excluding (a) Cash; (b) Taxes receivable, and (c) receivables from any Related Party other than OIS; in each case prepared in accordance with GAAP and Applicable Laws applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements as of the date of the most recent annual Financial Statements as if such accounts were being prepared as of a fiscal year end.

(41)
“Current Liabilities” means, in respect of the Corporation, without duplication, all current liabilities of the Corporation contemplated in the illustrative Net Working Capital calculation set out in Exhibit 2.4(1)(b), including Accounts Payable, accrued liabilities, deferred revenue, but excluding (a) all Indebtedness, including the current portion of all indebtedness for borrowed money; (b) deferred and future Tax liabilities; (c) any payables to any Related Party other than OIS; (d) the Transaction Expenses; and (e) the Retention Bonuses; in each case prepared on a basis consistent with the Corporation’s past practice and in accordance with GAAP and Applicable Laws applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements as of the date of the most recent annual Financial Statements as if such accounts were being prepared as of a fiscal year end.

(42)	“D&O Indemnitee” has the meaning attributed to such term in Section 5.15(1).

(43)	“D&O Tail Policy” has the meaning attributed to such term in Section 5.15(2).

(44)
“Data Room” means the electronic data room established and maintained by the Vendor and hosted by Intralinks in respect of the Transaction containing documents and information relating to, among other things, the Corporation and the Business.

(45)	“Direct Claim” means any Claim by an Indemnified Party against an Indemnifying Party (other than in respect of Taxes of the Corporation) which does not result from a Third Party Claim.

(46)
“Disabling Code” means any code which is intended or designed to have the effect of disabling or denying authorized access to any Hardware, Software or any data or files on or used in conjunction with any of the aforementioned, including any malicious code, clock, timer, counter, software lock, drop dead device, Trojan horse routine, trap door, back door, date bomb or time bomb, and excluding legitimate access rights control mechanisms used to enforce software licences or other commercial agreements with end users of the subject Hardware or Software.

(47)	“Disclosure Schedules” means the written schedules delivered to the Purchaser by the Vendor in connection with this Agreement.

(48)	“Discussion Period” has the meaning attributed to such term in Section 2.5(2).

(49)	“Disputed Items” has the meaning attributed to such term in Section 2.5(2).

(50)	“Effective Time” has the meaning attributed to such term in Section 2.1.

(51)	“Electronic Delivery” has the meaning attributed to such term in Section 10.14.

(52)	“Employee Plans” has the meaning attributed to such term in Section 6.2(33)(a).

(53)
“Employment Laws” means any Applicable Law relating to employment standards, labour standards, human rights, occupational health and safety, pay equity or similar workplace matters enforceable against or imposed upon an employer.

(54)
“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, prior claim, adverse claim, exception, reservation, restrictive covenant, easement (whether or not registered against title), lease, licence, right of occupation, option, right of use, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title, or any Contract to create any of the foregoing.

(55)	“Enforceability Exceptions” has the meaning attributed to such term in Section 6.1(4)(a).

(56)
“Environmental Laws” means any Applicable Law relating to: (a) the protection of the environment and any natural resource; (b) the presence, release, discharge, handling, transportation, storage, remediation or disposal of Contaminants; (c) the ownership, occupation, management, transfer or sale of contaminated sites; (d) the exposure of workers to Contaminants in the workplace, and worker right-to-know legislation pertaining thereto; (e) the manufacture, distribution, labelling, import, export or sale of products or product ingredients by virtue of their composition or any other physical properties; (f) climate change, greenhouse gas emissions and the regulation of carbon; (g) the protection of endangered species and their habitat; and (h) the reporting of environmental matters and/or liabilities to any Governmental Authority or in any publicly accessible venue.

(57)
“Equity Interests” means, with respect to any Person, any and all present and future securities, units, trust units, partnership or other interests, participations or other equivalent rights in that Person’s equity or capital, however designated and whether voting or non-voting.

(58)	“Escrow Agent” means Computershare Trust Company of Canada.

(59)
“Escrow Agreement” means the escrow agreement to be entered at the Closing by the Purchaser, the Vendor and the Escrow Agent, in a form mutually agreed to by the Purchaser, the Vendor and the Escrow Agent, with the Purchaser and the Vendor each acting reasonably.

(60)	“Estimated Balance Sheet” has the meaning attributed to such term in Section 2.4(1)(a).

(61)	“Estimated Closing Cash” has the meaning attributed to such term in Section 2.4(1)(c).

(62)	“Estimated Closing Indebtedness” has the meaning attributed to such term in Section 2.4(1)(e).

(63)	“Estimated Closing Net Working Capital” has the meaning attributed to such term in Section 2.4(1)(b).

(64)	“Estimated Closing Statements” has the meaning attributed to such term in Section 2.4(1).

(65)	“ETA” means the Excise Tax Act (Canada) and the regulations made thereunder.

(66)	“Final Loss” has the meaning attributed to such term in Section 7.10(5).

(67)
“Financial Statements” means, collectively: (a) the unaudited financial statements of the Corporation as at and for the financial years ended 2022 and 2021, in each case consisting of the balance sheet, statement of operations and retained earnings and statement of cash flows, which shall be accompanied by a review engagement report from the Corporation’s independent accountants, and all notes, schedules and exhibits thereto, copies of which are attached hereto as Schedule 1.1(67); and (b) the Interim Financial Statements.

(68)
“Fraud” means, with respect to any Party, (a) with respect to any breach or inaccuracy of a representation or warranty contained in this Agreement, any intentional misrepresentation by such Party with respect to the making of a representation or warranty contained in this Agreement by such Party to deceive another Party for the purpose of receiving a material benefit from such deception, provided that at the time such representation or warranty was made (i) such representation or warranty was inaccurate, and (ii) such Party had knowledge that on the date such representation or warranty was made that it was inaccurate; and (b) with respect to any breach of a covenant contained in this Agreement, (i) any intentional breach of a covenant contained in this Agreement by such Party to deceive another Party for the purpose of receiving a material benefit from such deception, and (ii) any deliberate or wilful breach of a covenant in this Agreement by such Party.

(69)	“Funds Flow Agreement” means the funds flow agreement to be entered at the Closing by the Purchaser, the Vendor and the Vendor’s Counsel.

(70)
“GAAP”, when used in respect of accounting terms or accounting determinations relating to a Person, means the Accounting Standards for Private Enterprises which are in effect from time to time in Canada, as published in Part II of the CPA Canada Handbook.

(71)	“General Rep Liability Cap” has the meaning attributed to such term in Section 7.5(2).

(72)
“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, body, organization or agency, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government.

(73)
“GST/HST” means all Taxes payable under Part IX of the ETA (including where applicable both the federal and provincial portion of those Taxes) or and under any provincial legislation imposing a similar value added or multi-staged tax.

(74)
“Hardware” means mainframes, personal computers, devices, appliances, servers, encryption equipment, data storage equipment, network equipment, routers, firewalls, semi-conductor chips, embedded Software, communication lines and other equipment.

(75)
“Indebtedness” means, without duplication, all principal, interest, premiums or other obligations and liabilities (including all premiums, penalties, fees, expenses, indemnities or breakage costs payable as a result of the consummation of the Closing or that would be required to be paid to extinguish the indebtedness at the Closing) (i) of the Corporation related to (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (including any “earn-out” or similar payments, but other than Accounts Payable incurred in the Ordinary Course of the Business and included as Current Liabilities in Closing Net Working Capital), (c) obligations evidenced by notes, bonds, debentures or other similar instruments, and the amount of all cheques drawn in excess of balances, (d) indebtedness created or arising under any conditional sale or other title retention agreement, (e) obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) obligations pursuant to factoring agreements for Accounts Receivable, including any obligations under any receivables financing, (h) obligations with respect to interest rate, commodity, currency or financial markets swaps, collars, caps, options, futures or other hedging obligations, (i) severance obligations to any current or former employee of the Corporation whose employment terminated prior to the Closing or who receives or provides a notice of termination prior to the Closing, (j) obligations of the Corporation on account of advances made by its Affiliates and the Corporation’s and its Affiliate’s respective current or former directors, employees, officers and shareholders, or (k) unpaid current Tax liabilities of the Corporation with respect to any Pre-Closing Tax Period (this clause (k) not to be less than zero), or (l) indebtedness of Persons other than the Corporation of the type referred to in clauses (i)(a) through (k) above that is guaranteed directly or indirectly in any manner, by the Corporation or that is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any property of the Corporation (for clarity, excluding any guarantee or security of the Corporation that is released and discharged prior to or concurrently with the Closing). For greater certainty, Indebtedness of the Corporation shall not include any Transaction Expenses.

(76)	“Indebtedness Decrease” has the meaning attributed to such term in Section 2.6(3).

(77)	“Indebtedness Increase” has the meaning attributed to such term in Section 2.6(3).

(78)	“Indemnification Notice” means written notice by an Indemnified Party to the applicable Indemnifying Party of a Third Party Claim or Direct Claim, as the case may be.

(79)	“Indemnified Party” means any Person entitled to indemnification under this Agreement.

(80)	“Indemnified Party’s Representative” means: (a) in respect of the Purchaser’s Indemnified Parties, the Purchaser; and (b) in respect of the Vendor’s Indemnified Parties, the Vendor.

(81)	“Indemnified Taxes” has the meaning attributed to such term in Section 7.8(1).

(82)	“Indemnifying Party” means any Party obligated to provide indemnification under this Agreement.

(83)	“Indemnifying Party’s Representative” means: (a) in respect of the Purchaser, the Purchaser; and (b) in respect of the Vendor, the Vendor.

(84)	“Indemnity Holdback” means the amount of $642,500.

(85)	“Indemnity Threshold” has the meaning attributed to such term in Section 7.5(2).

(86)	“Industrial Designs” means industrial designs and design patents and all applications and registrations therefor, and all other rights corresponding thereto throughout the world.

(87)	“Initial Loss” has the meaning attributed to such term in Section 7.10(5).

(88)	“Insurance Policies” has the meaning attributed to such term in Section 6.2(16).

(89)
“Intellectual Property” means all worldwide (a) Patents; (b) Trade Secrets; (c) integrated circuit topographies and mask works; (d) Copyrights; (e) Trademarks; (f) Internet domain names; (g) registered and unregistered designs; (h) Industrial Designs; (i) derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing; (j) any other intellectual property rights of any nature whatsoever anywhere in the world; and (k) claims and causes of action arising out of or related to infringement or misappropriation or violation of any of the foregoing.

(90)
“Interim Financial Statements” means (a) the unaudited internally-prepared financial statements of the Corporation as at and for the financial period from January 1, 2024 to January 31, 2024; and (b) the unaudited internally-prepared financial statements of the Corporation as at and for the financial period from January 1, 2023 to December 31, 2023, and in each case, consisting of the balance sheet, statement of operations and retained earnings and statement of cash flows, copies of which are attached hereto as Schedule 1.1(90).

(91)	“Interim Period” means the period from the Agreement Date to the Closing Date.

(92)
“Inventories” means inventories,  works-in-progress, raw materials, spare parts, replacement parts, and all other materials and supplies to be used or consumed by the Corporation in the production of finished goods.

(93)
“IT Systems” means all Hardware, peripheral equipment, Software and firmware, processed data, Technology infrastructure and other computer systems and services that are used by or accessible to the Corporation to receive, retrieve, store, process, analyze or transmit data to carry on the Business or to carry on its day-to-day operations and affairs.

(94)	“Lease” has the meaning attributed to such term in Section 6.2(12)(a).

(95)	“Leased Real Property” has the meaning attributed to such term in Section 6.2(12)(a).

(96)
“Losses” means any and all loss, liability, obligation, damage, cost, expense, charge, fine, fee, Tax, penalty or assessment, suffered, incurred, sustained or required to be paid by an Indemnified Party (including lawyers’, experts’ and consultants’ fees and expenses), resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, investigation, inquiry, arbitration award, grievance, demand, assessment, judgment, settlement or compromise relating thereto.

(97)
“Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, matter or circumstance, any change or effect that individually or when taken together with all other adverse changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to the Business, the business currently contemplated to be conducted by the Corporation as set forth in the Confidential Information Presentation dated Summer 2023 and presented in the Data Room, the Assets, and the operations, liabilities, capital, condition (financial or otherwise) or results of operation, of the Corporation. Notwithstanding the foregoing, “Material Adverse Change” or “Material Adverse Effect” shall not include any event, matter or circumstance, any change or effect arising out of or attributable to: (i) general economic, regulatory, financial or political conditions or the state of credit, capital, currency or securities markets; (ii) changes adversely affecting the industry in which the Business operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any implementation of or changes in Applicable Laws or the enforcement, implementation or interpretation thereof; (v) any natural or man-made disaster or acts of God, COVID-19 or any other epidemic, pandemic, outbreak of illness or public health event (or the escalation of worsening thereof) or any other similar calamity or other force majeure event; (vi) any change in GAAP or any interpretation thereof; (vii) the entry into or announcement of this Agreement, including the identity of the Purchaser and its Affiliates and any communication by the Purchaser or its Affiliates regarding its plans or intentions for the Business; (viii) the taking of any action or the omission of taking any action by the Vendor, in each case, at the written request or direction of, or with written Approval from, the Purchaser, or in accordance with the terms of this Agreement; and (ix) any failure to meet any projections, forecasts or estimates in respect of the Business, provided that the underlying events, changes or effects that contributed to such failure shall be taken into consideration in determining whether a Material Adverse Change or Material Adverse Effect has occurred (except to the extent, if any, referred to in clauses (i) through (viii) of this definition). Notwithstanding the preceding sentence, any event, matter or circumstance, any change or effect referred to in clauses (i) through (vi) shall be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such event, matter or circumstance, any change or effect has a disproportionate effect on the Corporation compared to other participants in the industries in which the Corporation conduct the Business.

(98)	“Material Contracts” means collectively: (i) each Contract required to be set out in Schedule 6.2(17); (ii) each Lease; and (iii) each Related Party Contract.

(99)	“Material Customer” has the meaning attributed to such term in Section 6.2(35).

(100)	“Material Supplier” has the meaning attributed to such term in Section 6.2(35).

(101)
“Net Working Capital” means, at any time, the difference in the value of the Current Assets and the Current Liabilities, calculated in accordance with the accounting methods, practices, principles, policies and procedures that were used in the preparation of the example calculation of the Net Working Capital set out in Exhibit 2.4(1)(b).

(102)	“Net Working Capital Decrease” has the meaning attributed to such term in Section 2.6(1).

(103)	“Net Working Capital Increase” has the meaning attributed to such term in Section 2.6(1).

(104)	“Non-Competition Agreement” means the non-competition agreement to be entered into between Michael Mahannah, the Purchaser and the Corporation, substantially in the form of Exhibit 1.1(104).

(105)	“notice” has the meaning attributed to such term in Section 10.10.

(106)	“Objection Notice” has the meaning attributed to such term in Section 2.5(2).

(107)	“OIS” means Olympic International Sales Ltd., a company incorporated under the laws of the Province of British Columbia.

(108)	“Order” means any order, directive, judgment, decree, award, or writ of any Governmental Authority.

(109)
“Ordinary Course” means, with respect to an action taken by a Person, that the action is consistent with the past practices of the Person and is taken in the normal day-to-day operations of the Person.

(110)	“Owned Intellectual Property” means Intellectual Property that is owned by the Corporation, and excludes Third Party Intellectual Property.

(111)	“Parent” has the meaning attributed to such term in the preamble.

(112)
“Parties” means collectively, the Purchaser, the Vendor, the Parent, and any Person that becomes a party hereto by execution of a joinder to this Agreement during the Interim Period, and “Party” means any of them.

(113)
“Patent” means patents and patent applications, provisionals, reissuances, divisions, revisions, supplementary protection certificates, continuations, continuations in part, extensions, renewals, substitutions and re-examinations, and all patents issuing on the foregoing and all equivalent or similar registered rights anywhere in the world in inventions.

(114)	“Payout Letter” has the meaning attributed to such term in Section 2.4(2).

(115)	“Permits” means Approvals obtained from or issued by a Governmental Authority pursuant to Applicable Law.

(116)
“Permitted Encumbrances” means: (a) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided that those servitudes, easements, restrictions, rights-of-way and other similar rights are not of such a nature as to materially adversely affect the use or value of the property subject thereto; (b) security given in the Ordinary Course of the Business to any public utility or Governmental Authority in connection with the operations of the Business, other than Encumbrances for borrowed money; (c) the reservations, limitations, provisos and conditions in any original grants from the Crown of all real property leased by the Corporation or interest therein and statutory exceptions to title that do not materially impair the use of such real property in the operation of the Business; (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations, provided that such Encumbrances are related to obligations not yet due or delinquent and in respect of which an adequate reserve has been made as required by Applicable Law, except for liens, charges and privileges related to Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and in respect of which an adequate reserve has been made as required by Applicable Law; (e) statutory liens, charges, adverse claims, security interests or Encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the Asset or served on the Corporation or the Vendor pursuant to Applicable Law and that relate to obligations not due or delinquent, except for statutory liens, charges, adverse claims, security interests or Encumbrances related to Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and in respect of which an adequate reserve has been made as required by Applicable Law; (f) assignments of insurance provided to landlords or their mortgagees pursuant to the terms of any Lease and liens, security interests or rights reserved in or granted pursuant to any Lease as security for payment of rent or for compliance with the terms of that Lease; (g) encroachments and title defects or irregularities which are of a minor nature and which do not materially reduce the value of the Assets so affected or materially interfere with its use in the operation of the Business; and (h) the Permitted Encumbrances described in Schedule 1.1(116).

(117)
“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, a syndicate, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

(118)
“Personal Information” means any information about an identifiable person that was collected, used or disclosed and is being stored by or is otherwise under the direction or control of the Corporation, excluding business contact information (as defined under the Personal Information Protection Act (Alberta)).

(119)	“Personal Property” has the meaning attributed to such term in Section 6.2(13).

(120)
“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date (including, for greater certainty, a Tax period commencing at the beginning of the Closing Date), and with respect to a Straddle Period, the portion of such Tax period beginning on the Closing Date.

(121)	“Pre-Closing Reorganization” has the meaning attributed to such term in Schedule 1.1(121).

(122)	“Pre-Closing Tax Period” means any Tax period that is not a Post-Closing Tax Period and with respect to a Straddle Period, the portion of such Tax period ending on the day prior to the Closing Date.

(123)
“Privacy Law” means any Applicable Law that regulates the collection use, disclosure, processing, retention and/or storage of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Information Protection Act (Alberta), the Act respecting the protection of personal information in the private sector (Québec) as amended by An Act to modernize legislative provisions as regards the protection of personal information, CASL, and any legislation of any legislature of any province or territory of Canada and any regulations made thereunder in force of like or similar effect.

(124)
“Privacy Requirements” means all of the obligations restrictions and prohibitions of or applicable to the Corporation in connection with the Personal Information, regardless of the authority under which they are imposed, including resolutions of the board of the directors of the Corporation, policies, agreements and any and all Privacy Law to which the Corporation is subject or by which the Corporation is bound.

(125)
“Proceeding” means: (a) any suit, action, dispute, investigation, claim, arbitration, Order, summons, citation, charge, demand or prosecution, whether legal or administrative; (b) any other proceeding; or (c) any appeal or application for review; in each case at law or in equity or before or by any Governmental Authority.

(126)	“Purchase Price” has the meaning attributed to such term in Section 2.2.

(127)
“Purchase Price Adjustment Date” means the earlier of: (a) the date of acceptance or deemed acceptance of the Closing Statements by the Vendor pursuant to Section 2.5(2) and (b) the date of deemed amendment of the Closing Statements pursuant to Section 2.5(4).

(128)	“Purchased Shares” has the meaning attributed to such term in the recitals.

(129)	“Purchaser” has the meaning attributed to such term in the preamble.

(130)	“Purchaser Affiliate” has the meaning attributed to such term in Section 10.11(2).

(131)	“Purchaser’s Counsel” has the meaning attributed to such term in Section 3.1.

(132)	“Purchaser’s General Representations” has the meaning attributed to such term in Section 7.2(b).

(133)	“Purchaser’s Fundamental Representations” has the meaning attributed to such term in Section 7.2(a).

(134)
“Purchaser’s Indemnified Parties” means the Purchaser and its Affiliates and Representatives (including the Parent) and, as of and following the Closing, the Corporation and its Affiliates and Representatives.

(135)	“Purchaser Obligations” has the meaning attributed to such term in Section 9.1.

(136)	“Purchaser Prepared Returns” has the meaning attributed to such term in Section 5.10(2).

(137)	“R&W Policy” has the meaning attributed to such term in Section 7.5(1).

(138)	“R&W Policy Expenses” has the meaning attributed to such term in Section 7.5(1).

(139)
“Related Party” means, with respect to the Corporation: (i) the Vendor, (ii) any Affiliate of the Vendor or the Corporation, (iii) any current officer, director or shareholder of the Corporation or the Vendor; and/or (iv) any Person not dealing at Arm’s Length with any of the Corporation or the Vendor.

(140)	“Related Party Contract” means any Contract between the Corporation and any Related Party (other than employment Contracts between the Corporation and any Related Party).

(141)	“Release Direction” has the meaning attributed to such term in Section 7.10(4).

(142)	“Released Claims” has the meaning attributed to such term in Section 8.1(1).

(143)	“Releasees” has the meaning attributed to such term in Section 8.1(1).

(144)	“Remaining Escrow Amount” has the meaning attributed to such term in Section 7.10(4).

(145)
“Representatives” means, with respect to any of the Parties or the Corporation, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives and advisors.

(146)	“Required Approvals” has the meaning attributed to such term in Section 6.2(11).

(147)	“Retention Bonuses” means those retention bonuses described in Schedule 1.1(147).

(148)	“Review Period” has the meaning attributed to such term in Section 2.5(2).

(149)	“Satisfied Payees” has the meaning attributed to such term in Section 2.4(2).

(150)
“Security Incident” means (a) the loss or misuse of Personal Information or third party confidential information, (b) the accidental, unauthorized and/or unlawful access or handling of Personal Information or third party confidential information, or (c) any other act or omission that compromises the security, confidentiality and/or integrity of Personal Information or third party confidential information, where such act or omission has resulted in, or is reasonably likely to result in, the occurrence of a loss, misuse, access or handling contemplated by clauses (a) or (b) of this definition. Security Incidents include, among other things, the loss of paper files and portable devices, such as laptops and CDs, network breaches, and failure to implement appropriate security safeguards to protect IT Systems, containing Personal Information or third party confidential information.

(151)	“Service Awards” mean those award payments described in Schedule 1.1(151).

(152)
“Software” means software, firmware and other software embedded in Hardware, software code, applications, routines, subroutines, interfaces, APIs, algorithms, computer programs, code, instructions, scripts, macros, tools, document display definitions, object libraries or software tools, or other instructions or set of machine instructions for the operation of Hardware or software, and all versions, updates, upgrades, releases, corrections, enhancements, replacements, patches, bug fixes and modifications thereof, whether operational, under development or inactive, and whether in source code or object code, regardless of the language in which they are expressed, including embedded program and human interfaces, SQL and other query languages, hypertext mark-up language and other computer mark-up languages, and all documentation, manuals, specifications or instructions related to any of the foregoing.

(153)
“Statutory Plans” means benefit plans that the Corporation is required by any Applicable Law to participate in or contribute to in respect of a current or former employee, director, or officer of the Corporation or any beneficiary or dependent thereof, including the Canada Pension Plan, the Québec Pension Plan and plans administered pursuant to Applicable Laws.

(154)	“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

(155)	“Success Bonuses” means those bonus payments described in Schedule 1.1(155) payable pursuant to the Success Bonus Agreements.

(156)	“Success Bonus Agreements” has the meaning attributed to such term in Schedule 1.1(155);

(157)	“Successful Party” has the meaning attributed to such term in Section 2.5(5).

(158)	“Target Closing Cash” means $0.

(159)	“Target Net Working Capital” means $50,000,000.

(160)
“Tax Act” or any reference to a specific provision thereof means the Income Tax Act (Canada) and legislation of any legislature of any province or territory of Canada, and includes any regulations made thereunder in force of like or similar effect.

(161)	“Tax Contest” has the meaning attributed to such term in Section 7.8(2).

(162)	“Tax Notice” has the meaning attributed to such term in Section 7.8(1).

(163)	“Tax Refund” has the meaning attributed to such term in Section 5.10(5).

(164)
“Tax Returns” means all returns, declarations, designations, forms, schedules, reports, elections, notices, filings, statements (including withholding tax returns and reports, and information tax returns and reports) and other documents of every nature whatsoever filed or required to be filed with any Governmental Authority with respect to any Taxes, together with all amendments and supplements thereto.

(165)
“Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority in the nature of a tax (including those levied on, or measured by, income, gross receipts, profits, windfall profits, capital, transfer, land transfer, gains, capital stock, severance, ad valorem, production, gift, wealth, environment, net worth, utility, sales, goods and services, harmonized sales, use, consumption valued-added, excise, stamp, withholding, premium, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, surtaxes, customs duties and import and export taxes, development, occupancy, social services, licence, franchise and registration fees and employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions), and including further any obligation to pay or repay COVID-19-related tax subsidies or credits paid or credited by or on behalf of a Governmental Authority under Applicable Laws relating to any of the foregoing taxes, premiums or duties, and whether disputed or not, and including all interest, penalties, fines, tax indemnity obligations, additions to tax or other additional amounts imposed in respect of any of the foregoing and “Tax” has a corresponding meaning.

(166)
“Technology” means (a) technology, proprietary information and materials; (b) technical, business, financial and other information, know-how, data, databases, data compilations and data collections and Software; (c) plans, drawings, schematics, sketches, graphs, product specifications, machine settings; (d) developments, inventions and ideas, invention disclosures and discoveries, whether or not patentable or reduced to practice, including processes, methods of manufacture, process engineering, techniques, methods, formulae, designs; (e) current and anticipated customer requirements, price lists, client and customer and prospect lists, purchasing histories, files and contact information; (f) projections and budgets, analyses, and market studies, business plans, strategic plans and marketing and advertising plans; and (g) product designs, reference designs and product specifications and documentation; in each of the foregoing cases whether written or oral provided, and including all rights therein and thereto.

(167)	“Third Party Claim” means any Claim asserted against an Indemnified Party by any Person who is not a Party or an Affiliate of a Party.

(168)	“Third Party Intellectual Property” means Intellectual Property that is owned by a Person other than the Corporation and is used by or licensed to the Corporation.

(169)
“Trade Secrets” means information, including any Technology, that (a) derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other Persons who might obtain economic value from its disclosure or use; (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (c) is confidential.

(170)
“Trademarks” means trademarks, service marks, brand names, trade dress, distinguishing guises, logos, corporate names, business names, trade names, product names and other source or business identifiers, social media identifiers (including account names, user names, nicknames and display names), slogans and other indicia of source or origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof, regardless of the jurisdiction in which they are registered, applied for or used and any renewals or extensions of any of the foregoing.

(171)
“Transaction Expenses” means the following expenses in respect of the Corporation that remain outstanding and are to be paid at or after the Closing: (a) all expenses of the Corporation incurred or to be incurred in connection with the Transactions which are payable by the Corporation (including, to the extent payable by the Corporation, expenses incurred in connection with the preparation, negotiation, execution or consummation of this Agreement, the Pre-Closing Reorganization, the Transactions and the process conducted in respect thereof, including all fees and disbursements of legal advisors, investment bankers, brokers, accountants and other advisors and service providers); (b) payments, bonuses or severance, including payments relating to the termination of any Employee Plan, becoming due or otherwise required to be made to any director, officer or employee of the Corporation, or former director, officer or employee of the Corporation, pursuant to any change of control agreement or success fee agreement with any such Person or any written or oral agreement, arrangement or understanding providing for an existing retention, severance or termination compensation or benefits to any such Person as a result of or in connection with the Closing, or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, including without limitation the Success Bonuses and any payroll, withholding, or similar Taxes in respect of any of the foregoing amounts; (c) the costs of the D&O Tail Policy; (d) one half of the Escrow Agent’s fees; and (e) the Service Awards (including, for greater certainty, any payroll, withholding, or similar Taxes in respect thereof); but excluding the Retention Bonuses and the remaining one half of the Escrow Agent’s fees.

(172)	“Transaction Expenses Invoice” has the meaning attributed to such term in Section 2.4(3).

(173)
“Transaction Tax Benefit” means any reduction in the Taxes of the Corporation (including any successor entity resulting from an amalgamation or other merger thereof) in respect of a taxation year or other fiscal period which ends as a result of signing this Agreement or the Closing or any subsequent taxation year or other fiscal periods, resulting from the utilization of a Transaction Tax Deduction (or the application of a loss resulting from the utilization of a Transaction Tax Deduction), being the amount by which the liability for Taxes of the Corporation or the Purchaser relevant to such period calculated by taking into account the Transaction Tax Deduction (or loss) is less than the liability for Taxes of the Corporation or the Purchaser relevant to such period calculated by excluding the Transaction Tax Deduction (or loss).

(174)
“Transaction Tax Deduction” shall mean the amounts described in subparagraphs (b) and (e) of the definition of “Transaction Expenses”, as well as any amounts otherwise contemplated by that subparagraph (b) but paid prior to the Closing, to the extent deductible for Tax purposes under the Tax Act by the Corporation.

(175)
“Transaction Personal Information” means Personal Information in the possession, custody or control of the Vendor or the Corporation, including Personal Information about the employees, contractors, suppliers, customers, directors, officers or shareholders of the Corporation, that is or will be (a) disclosed to the Purchaser prior to the Closing Date by the Vendor or the Corporation, or (b) collected by the Purchaser prior to the Closing Date from the Vendor or the Corporation, in either case in connection with the Transactions.

(176)	“Transactions” means the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement.

(177)	“Transfer Restrictions” has the meaning attributed to such term in Section 6.1(5)(a).

(178)	“Vendor” has the meaning attributed to such term in the recitals.

(179)	“Vendor’s Counsel” has the meaning attributed to such term in Section 3.1.

(180)	“Vendor’s Fundamental Representations” has the meaning attributed to such term in Section 7.1(a).

(181)	“Vendor’s General Representations” has the meaning attributed to such term in Section 7.1(b).

(182)	“Vendor’s Indemnified Parties” means the Vendor and its Affiliates and Representatives.

(183)	“Vendor Prepared Returns” has the meaning attributed to such term in Section 5.10(1).

1.2	Construction.

This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

1.3	Certain Rules of Interpretation.

In this Agreement, unless specified otherwise or the context otherwise requires: (a) the division into articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement; (b) the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; (c) references to any article, section, exhibit or schedule are references to the article or section of, or exhibit or schedule to, this Agreement; (d) any capitalized terms used in any Disclosure Schedule, schedule or exhibit hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement (e) “including” or “includes” means “including (or includes) but is not limited to” and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it; (f) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; (g) references to any Contract is deemed to include all present amendments, supplements, restatements and replacements to such Contract; (h) references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument, regulation or section as amended, re-enacted, consolidated or replaced from time to time, provided that any representation or warranty made with respect to compliance with or the applicability of a statute (or any provision therein) shall mean such statute (or provision) as in effect as of the date such representation or warranty is made; (i) words in the singular include the plural and vice-versa and words in one gender include all genders; (j) references to any Person include the successors and permitted assigns of that Person; (k) each obligation or agreement of a Party expressed in this Agreement, even though not expressed as a covenant, is considered to be a covenant for all purposes; and (l) except with respect to any closing deliverable in Article 3, any document that is described as being “delivered,” “provided,” “furnished” or “made available” shall be treated as such if a copy of such document has been uploaded in the Data Room and the Purchaser and its Representatives have been granted access thereto or otherwise provided to the Purchaser in electronic or hard-copy format, in each case where such document was subsequently uploaded to the Data Room and the Purchaser and its Representatives have been granted access thereto at least three calendar days prior to the date of this Agreement (unless otherwise consented to in writing by the Purchaser).

1.4	Knowledge.

Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor or of which the Vendor is aware, it will mean such knowledge as is actually known or ought to have been known to Michael Mahannah, Don Hockin and Farhan Ali, in each case after having made due inquiry. Where any representation, warranty or other statement in this Agreement is expressed to be made by the Purchaser to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Purchaser or of which the Purchaser is aware, it will mean such knowledge as is actually known to or ought to have been known to Paul Plourde, David Furlong and Tom Drahos, in each case after having made due inquiry.

1.5	Computation of Time.

In this Agreement, unless specified otherwise or the context otherwise requires: (a) a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day; (b) all references to specific dates mean 11:59 p.m. on the dates; (c) all references to specific times are references to: (i) for purposes of Section 10.10, the time zone in the place specified in that Section; and (ii) for all other purposes in this Agreement, Mountain Time; and (d) with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

1.6	Performance on Business Days.

If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.7	Currency and Payment.

In this Agreement, unless specified otherwise: (a) references to dollar amounts or “$” are to Canadian dollars; (b) any payment is to be made by wire transfer or any other method (other than cash payment) that provides immediately available funds; and (c) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available by 5:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

1.8	Accounting Terms.

In this Agreement, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

1.9	Schedules and Exhibits.

(1)	The following schedules and exhibits are attached to and form part of this Agreement:

Schedule 1.1(67)	Annual Financial Statements
Schedule 1.1(90)	Interim Financial Statements
Schedule 1.1(116)	Permitted Encumbrances
Schedule 1.1(121)	Pre-Closing Reorganization
Schedule 1.1(147)	Retention Bonuses
Schedule 1.1(151)	Award Payments
Schedule 1.1(155)	Success Bonuses
Schedule 2.2	Allocation of Purchase Price
Schedule 2.4(2)	Satisfied Payees
Schedule 3.2(m)	Resigning Directors and Officers
Schedule 5.5	Conduct Prior to Closing
Schedule 6.2(5)	Authorized and Issued Capital
Schedule 6.2(8)	Litigation
Schedule 6.2(9)	Conduct of the Business
Schedule 6.2(10)	Permits
Schedule 6.2(11)	Required Approvals
Schedule 6.2(12)	Leased Real Property
Schedule 6.2(13)	Personal Property Matters
Schedule 6.2(14)	Intellectual Property Matters
Schedule 6.2(16)	Insurance Policies
Schedule 6.2(17)	Material Contracts
Schedule 6.2(18)	No Default Under Material Contracts
Schedule 6.2(20)	Non-Arm’s Length Transactions
Schedule 6.2(25)	Bank Accounts
Schedule 6.2(27)	Absence of Changes
Schedule 6.2(28)	Tax Matters
Schedule 6.2(31)	Environmental
Schedule 6.2(33)	Employee Plans
Schedule 6.2(34)	Labour and Employment Matters
Schedule 6.2(35)	Material Customers and Material Suppliers
Schedule 6.2(36)	Product Warranties

Exhibit 1.1(104)	Non-Competition Agreement
Exhibit 2.4(1)(b)	Example Net Working Capital Calculation
Exhibit 3.2(m)	Form of Resignation and Mutual Release

(2)
The Disclosure Schedule relate to certain matters pertaining to, and qualify certain representations and warranties made by the Vendor under, this Agreement. Any matter disclosed in any Disclosure Schedule or any section of any Disclosure Schedule delivered by the Vendor shall be considered disclosed also for other Disclosure Schedules and sections of Disclosure Schedules delivered by the Vendor where: (i) it is reasonably apparent that such matter is pertinent to such other Disclosure Schedules or sections of Disclosure Schedules or (ii) such matter is expressly cross-referenced or incorporated by reference in such other Disclosure Schedules or sections of Disclosure Schedules. Any disclosure made in any particular Disclosure Schedule that expressly states that it is an exception to one or more specified representations in the accompanying Section of this Agreement, or with respect to which it is reasonably apparent on its face that it is an exception to one or more specified representations in the accompanying Section of this Agreement, shall constitute an exception to the representations and warranties contained in such Section, whether or not the representation contains the phrase “except as set forth in schedule” or similar language. The term “Nil” as used in any Disclosure Schedule indicates that no facts or circumstances are required to be disclosed under this Agreement in such Disclosure Schedule and no facts or circumstances are inconsistent with or in contradiction to the representations and warranties set out in this Agreement. The matters disclosed in the Disclosure Schedules delivered by the Vendor shall be limited to matters that: (i) are expressly required by this Agreement to be disclosed in the Disclosure Schedules delivered by the Vendor or (ii) relate to a representation and warranty made by the Vendor under this Agreement. The matters disclosed in the Disclosure Schedules delivered by the Vendor which are not expressly required by this Agreement to be disclosed shall be deemed to be set forth for informational purposes only. Any attachments or annexes to any particular section of the Disclosure Schedules form an integral part of the Disclosure Schedules and shall be deemed to be incorporated by reference for all purposes as if set forth fully in such Disclosure Schedules. No item in the Disclosure Schedules delivered by the Vendor shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the matter relating to the exception is described with reasonable particularity and describe the relevant facts in reasonable detail. Notwithstanding the foregoing, to the extent that a disclosure in the Disclosure Schedules describes all or any part of a Contract, such reference or description is qualified in its entity by the terms and provisions of such Contract provided that a copy of such Contract has been made available to the Purchaser prior to the date hereof. The purpose of the Disclosure Schedules is to set out qualifications and exceptions to, and other information called for by, this Agreement. The Purchaser acknowledges and agrees that the Disclosure Schedules and the information and disclosures contained therein do not constitute or imply, and will not be construed as: (A) a representation, warranty, covenant, agreement, undertaking or obligation that is not expressly set out in this Agreement; (B) an expansion of the scope of the representations, warranties, covenants, agreements, undertakings or obligations set out in this Agreement; (C) an admission that the information is material or would constitute a Material Adverse Change or Material Adverse Effect;  (D) a standard of materiality, a standard for what is or is not in the Ordinary Course, or any other standard contrary to the standards contained in the Agreement; or (E) conferring or giving to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED SHARES

2.1	Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, as of 12:01 a.m. on the Closing Date (the “Effective Time”), the Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendor, all of the Purchased Shares owned by the Vendor, free and clear of all Encumbrances.

2.2	Purchase Price.

Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser to the Vendor for the Purchased Shares is $257,000,000 (the “Base Purchase Price”), subject to any adjustments required pursuant to this Article 2 and Section 7.11. The Purchase Price will be allocated among the Purchased Shares in accordance with Schedule 2.2.

2.3	Payment of Purchase Price.

(1)	The Purchaser shall pay, or cause to be paid, and satisfy the Purchase Price as follows and in accordance with the instructions set forth in the Funds Flow Agreement:

(a)	by payment at Closing to or to the order of the Vendor’s Counsel, in trust:

(i)	the Base Purchase Price,

(ii)
plus the amount by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital or minus the amount by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital (as applicable),

(iii)
plus the amount by which the Estimated Closing Cash is greater than the Target Closing Cash or minus the amount by which the Estimated Closing Cash is less than the Target Closing Cash (as applicable),

(iv)	minus the amount of the Indemnity Holdback,

(v)	minus the amount of the Adjustment Holdback,

(vi)	minus 50% of the aggregate amount of the R&W Policy Expenses,

(vii)	minus the amount of the Estimated Closing Indebtedness, and

(viii)	minus the amount of the Transaction Expenses,

for distribution to the Vendor;

(b)
by payment at Closing, on the Vendor’s behalf, to the Escrow Agent the amount of the Indemnity Holdback to secure certain indemnification obligations of the Vendor in favour of the Purchaser and the Purchaser’s Indemnified Parties arising out of or pursuant to Article 7, to be held by the Escrow Agent in escrow in accordance with the Escrow Agreement. On the first anniversary of the Closing Date, the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Vendor the amount of the Indemnity Holdback, minus all amounts paid to the Purchaser in accordance with Section 7.10(4) (if any) and minus all amounts continued to be held back in accordance with Section 2.3(1)(b) (if any). If any bona fide Claim to which the Vendor may be liable under this Agreement is not resolved as of the date that the Indemnity Holdback is to be released to the Vendor in accordance with Section 2.3(1)(b) and the Escrow Agreement, then the portion of the Indemnity Holdback subject to such unresolved Claim shall not be released from escrow to the Vendor until such Claim is resolved or settled in accordance with Article 7;

(c)
by payment at Closing on the Vendor’s behalf to the Escrow Agent the amount of the Adjustment Holdback to secure certain obligations of the Vendor in favour of the Purchaser arising out of or pursuant to Sections 2.6(1), 2.6(2), 2.6(3) and 2.6(4). No later than five Business Days following the Purchase Price Adjustment Date, the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Vendor the amount of the Adjustment Holdback, minus all amounts paid to the Purchaser in accordance with Sections 2.6(1), 2.6(2), 2.6(3) and/or 2.6(4) (if any); and

(d)	by payment at Closing on the Vendor’s behalf to the insurer under the R&W Policy the amount equal to 50% of the aggregate amount of the R&W Policy Expenses.

(2)	At Closing, the Purchaser shall pay or cause to be paid on behalf of the Vendor or the Corporation:

(a)
all amounts necessary to discharge fully the then outstanding balance of all Indebtedness of the Corporation owed to each Satisfied Payee in the amounts and in accordance with the instructions set forth in the applicable Payout Letter and the Funds Flow Agreement (provided that any unpaid current Tax liabilities of the Corporation with respect to any Pre-Closing Tax Period included in such Indebtedness will be paid by the Corporation post-Closing in the Ordinary Course);

(b)
to each Person who is owed Transaction Expenses (other than the Success Bonuses and the Service Awards) the amount of such applicable Transaction Expenses owed to such Person, in accordance with the instructions set forth in the applicable Transaction Expenses Invoice and the Funds Flow Agreement; and

(c)
in respect of the aggregate amount of the Success Bonuses and the Service Awards, to the Corporation in accordance with the instructions set forth in the Funds Flow Agreement, to be paid by the Corporation to the recipients of such Success Bonuses and Service Awards in accordance with Section 5.12.

2.4	Estimated Balance Sheet, Payout Letters and Transaction Expenses.

(1)
The Vendor acknowledges and confirms that it has caused the Corporation to prepare the following statements (collectively, the “Estimated Closing Statements”), copies of which are attached hereto as Schedule 2.4(1):

(a)
a good faith best estimated balance sheet of the Corporation as of the Effective Time without giving effect to the Transactions, prepared on a basis consistent with the Corporation’s past practice and in accordance with GAAP and Applicable Laws as if such accounts were being prepared as of a fiscal year end (the “Estimated Balance Sheet”);

(b)
a good faith best estimate of a detailed calculation of the Net Working Capital as of the Effective Time without giving effect to the Transactions, prepared in accordance with the accounting methods, practices, principles, policies and procedures that were used in the preparation of the example calculation of the Net Working Capital set out in Exhibit 2.4(1)(b) (the “Estimated Closing Net Working Capital”).

(c)	a calculation of the amount by which the Estimated Closing Net Working Capital exceeds or is less than, as the case may be, the Target Net Working Capital;

(d)	a good faith best estimate of the Cash as of the Effective Time (the “Estimated Closing Cash”);

(e)	a good faith best estimate of the Indebtedness as of the Effective Time (the “Estimated Closing Indebtedness”); and

(f)	the Purchase Price, as adjusted in accordance with Section 2.3(1)(a).

(2)
At least two Business Days prior to the Closing Date, the Vendor shall deliver or cause to be delivered to the Purchaser a payout letter (each, a “Payout Letter”) from each Person holding secured Indebtedness of the Corporation as of the Closing Date set out in Schedule 2.4(2) (the “Satisfied Payees”), each in form and substance satisfactory to the Purchaser, acting reasonably, setting out the amount of all secured Indebtedness owed by the Corporation to such Satisfied Payee as of the Closing Date and conditionally releasing upon receipt of payment in accordance with such Payout Letter all Encumbrances held by such Satisfied Payee affecting any of the Assets or any of the Purchased Shares (as applicable).

(3)
At least two Business Days prior to the Closing Date, the Vendor shall deliver or cause to be delivered to the Purchaser an invoice or similar documentary proof, with full payment details (each, a “Transaction Expenses Invoice”) from each Person who is owed Transaction Expenses.

2.5	Closing Statements.

(1)	As soon as possible, but not later than 120 days, following the Closing Date, the Purchaser shall prepare and deliver to the Vendor the following (collectively, the “Closing Statements”):

(a)
unaudited financial statements of the Corporation for the period from the date of the most recent annual Financial Statements of the Corporation to the Effective Time and as at the Effective Time prepared in accordance with GAAP and Applicable Laws;

(b)	calculations of:

(i)
the Net Working Capital as of the Effective Time (the “Closing Net Working Capital”), prepared in accordance with the accounting methods, practices, principles, policies and procedures that were used in the preparation of the example calculation of the Net Working Capital set out in Exhibit 2.4(1)(b);

(ii)	the amount by which the Closing Net Working Capital exceeds or is less than, as the case may be, the Estimated Closing Net Working Capital;

(iii)	the Cash as of the Effective Time (the “Closing Cash”);

(iv)	the amount by which the Closing Cash exceeds or is less than, as the case may be, the Estimated Closing Cash;

(v)	the Indebtedness as of the Effective Time (the “Closing Indebtedness”);

(vi)	the amount by which the Closing Indebtedness is greater than or less than, as the case may be, the Estimated Closing Indebtedness; and

(vii)	the Purchase Price, as adjusted in accordance with Section 2.6.

(2)
The Vendor shall have 30 days from receipt of the Closing Statements (the “Review Period”) within which to review the Closing Statements. During the Review Period, upon reasonable request from the Vendor, the Purchaser shall cause the Corporation to provide the Vendor and its Representatives with reasonable access, during normal business hours, to the personnel and financial Books and Records of the Corporation for the purpose of enabling the Vendor to review the Closing Statements. If the Vendor acting in good faith and in consultation with its independent accounting advisors dispute any matters set out in the Closing Statements, then the Vendor may deliver written notice (an “Objection Notice”) to the Purchaser within the Review Period setting forth in detail the particular matters in the Closing Statements to which the Vendor objects (the “Disputed Items”). If the Vendor does not deliver an Objection Notice to the Purchaser within the Review Period, then the Vendor shall be deemed to have accepted the Closing Statements. If the Vendor delivers an Objection Notice to the Purchaser within the Review Period, then: (i) the Purchaser and the Vendor shall work expeditiously and in good faith in an attempt to resolve all of the Disputed Items within 15 days of receipt of the Objection Notice (the “Discussion Period”) and (ii) all matters in the Closing Statements, other than the Disputed Items, shall be deemed to have been accepted by the Vendor. If all Disputed Items are not resolved within the Discussion Period, the Purchaser and the Vendor shall within 10 days following the end of the Discussion Period appoint PwC Canada (or, if such independent accounting firm is conflicted or otherwise refuses to act, then such other independent national accounting firm as may be mutually agreed by the Vendor and the Purchaser) (the “Closing Statements Dispute Auditor”) to resolve the remaining items in dispute.

(3)
Within ten Business Days of the appointment of the Closing Statements Dispute Auditor, the Purchaser and the Vendor shall furnish to the Closing Statements Dispute Auditor those working papers, schedules and other documents, accounting Books and Records and information relating to the Disputed Items that are available to the Purchaser and the Vendor or their respective Representatives as the Closing Statements Dispute Auditor may require together with their respective written statements in support of their respective positions with respect to the Disputed Items. Within one Business Day following receipt of such submissions, the Closing Statements Dispute Auditor shall deliver such submissions to the Purchaser and the Vendor, as the case may be, and the Purchaser and the Vendor shall be allowed one opportunity to respond to the submissions of the Purchaser and the Vendor, as the case may be, within five Business Days of the receipt of such submissions from the Closing Statements Dispute Auditor. The Closing Statements Dispute Auditor shall make a determination, based solely on the written submissions of the Parties and not by independent investigation, regarding only the specific items under dispute by the Parties. No Party shall engage in any ex parte communication (i.e., without the inclusion of the other Party) with the Closing Statements Dispute Auditor, and any information or documentation provided to the Closing Statements Dispute Auditor shall be simultaneously provided to the other Party. The Purchaser and the Vendor shall instruct the Closing Statements Dispute Auditor that: (i) time is of the essence in proceeding with its determination of the Disputed Items and the Closing Statements Dispute Auditor shall use its best efforts to deliver the decision of the Closing Statements Dispute Auditor with respect to the Disputed Items within 15 Business Days following receipt of the submissions from the Purchaser and the Vendor and (ii) in making its determination of the Disputed Items, the Closing Statements Dispute Auditor (A) shall be bound by the provisions of this Section 2.5 and shall be instructed to resolve the dispute and computation of the Purchase Price based solely on the terms of this Agreement, and (B) may not award to the Purchaser or the Vendor (as applicable) an amount greater than the amount asserted by the Purchaser or the Vendor (as applicable); and (iii) its decision shall be in writing. The Closing Statements Dispute Auditor’s decision, absent any manifest error or prior agreement of the Purchaser and the Vendor otherwise, shall be final and binding on the Purchaser and the Vendor with no rights of challenge, review, or appeal to the courts in any manner. The Closing Statements Dispute Auditor, in making its determination of the Disputed Items, will be acting as an expert and not as an arbitrator and will not be required to engage in a judicial inquiry worked out in a judicial manner.

(4)
On agreement of the Purchaser and the Vendor or the decision of the Closing Statements Dispute Auditor, as the case may be, with respect to the Disputed Items, the Closing Statements shall be deemed to be amended as may be necessary to reflect the agreement of the Purchaser and the Vendor or the decision of the Closing Statements Dispute Auditor, as the case may be, and in this event, all references in this Agreement to the Closing Statements shall be deemed to be references to the Closing Statements as so amended.

(5)
The Purchaser and the Vendor shall be responsible for their own costs and expenses in connection with the preparation and review of the Closing Statements and the calculations contained therein and the settlement of any Disputed Items. The fees and expenses of the Closing Statements Dispute Auditor pursuant to this Section 2.5 will be borne by the Purchaser and the Vendor based upon the percentage which the aggregate portion of the contested amounts of the Disputed Items not awarded to the Purchaser and the Vendor, as the case may be, bears to the aggregate amount actually contested by the Purchaser or the Vendor, as the case may be (the “Cost Determination Percentage”). For example, if the Vendor delivers an Objection Notice in which the Disputed Items claims the Purchase Price is $100,000 greater than the amount determined by the Purchaser in the Closing Statements, and the Purchaser contests only $50,000 of the amount claimed by the Vendor, and if the Closing Statements Dispute Auditor ultimately resolves the dispute by awarding the Vendor $30,000 of the $50,000 contested, then the costs and expenses of the Closing Statements Dispute Auditor will be allocated 60% (i.e. 30,000 ÷ 50,000) to the Purchaser and 40% (i.e. 20,000 ÷ 50,000) to the Vendor. If the Cost Determination Percentage is 0% for the Purchaser or the Vendor, as the case may be (the “Successful Party”), then the non-Successful Party shall pay, in addition to the fees and expenses of the Closing Statements Dispute Auditor, all of the Successful Party’s reasonable out-of-pocket fees and expenses incurred in connection with the resolution of the Disputed Items, including the reasonable out-of-pocket fees and expenses of the Successful Party’s legal counsel, accountants, consultants and Representatives engaged by such Party to assist with the resolution of the Disputed Items, in respect of which the Successful Party has provided satisfactory written evidence to the non-Successful Party, up to a maximum of $50,000. Any and all payments required pursuant to this Section 2.5(5) shall be made within five Business Days following the date of the Closing Statements Dispute Auditor’s decision.

2.6	Purchase Price Adjustments.

(1)
If the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Purchase Price shall be adjusted downward by the amount of such difference (the “Net Working Capital Decrease”) and, within five Business Days following the Purchase Price Adjustment Date, the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser, from the amount of the Adjustment Holdback available for the payment of the Net Working Capital Decrease as of the date of such payment (in this Section 2.6(1), the “remaining amount”), the amount of the Net Working Capital Decrease. If the Net Working Capital Decrease is greater than the remaining amount of the Adjustment Holdback, then, within five Business Days following the Purchase Price Adjustment Date: (A) the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser the remaining amount of the Adjustment Holdback and (B) the amount of the Net Working Capital Decrease in excess of the remaining amount of the Adjustment Holdback shall be paid by the Vendor to the Purchaser as the Purchaser may direct, acting reasonably. If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then the Purchase Price shall be adjusted upward by the amount of such difference (the “Net Working Capital Increase”) and, within five Business Days following the Purchase Price Adjustment Date: (A) the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Vendor the Adjustment Holdback and (B) the amount of the Net Working Capital Increase in excess of the amount of the Adjustment Holdback shall be paid by the Purchaser to the Vendor’s Counsel, in trust, for distribution to the Vendor.

(2)
If the Closing Cash is less than the Estimated Closing Cash, then the Purchase Price shall be adjusted downward by the amount of such difference (the “Cash Decrease”) and, within five Business Days following the Purchase Price Adjustment Date, the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser, from the amount of the Adjustment Holdback available for the payment of the Cash Decrease as of the date of such payment (in this Section 2.6(2), the “remaining amount”), the amount of the Cash Decrease. If the Cash Decrease is greater than the remaining amount of the Adjustment Holdback, then, within five Business Days following the Purchase Price Adjustment Date: (A) the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser the remaining amount of the Adjustment Holdback and (B) the amount of the Cash Decrease in excess of the remaining amount of the Adjustment Holdback shall be paid by the Vendor to the Purchaser as the Purchaser may direct, acting reasonably. If the Closing Cash is greater than the Estimated Closing Cash, then the Purchase Price shall be adjusted upward by the amount of such difference (the “Cash Increase”) and the amount of the Cash Increase shall be paid by the Purchaser to the Vendor’s Counsel, in trust, within five Business Days following the Purchase Price Adjustment Date, for distribution to the Vendor.

(3)
If the Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Purchase Price shall be adjusted downward by the amount of such difference (the “Indebtedness Increase”) and, within five Business Days following the Purchase Price Adjustment Date, the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser, from the amount of the Adjustment Holdback available for the payment of the Indebtedness Increase as of the date of such payment (in this Section 2.6(3), the “remaining amount”), the amount of the Indebtedness Increase. If the Indebtedness Increase is greater than the remaining amount of the Adjustment Holdback, then, within five Business Days following the Purchase Price Adjustment Date: (A) the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser the remaining amount of the Adjustment Holdback and (B) the amount of the Indebtedness Increase in excess of the remaining amount of the Adjustment Holdback shall be paid by the Vendor to the Purchaser as the Purchaser may direct, acting reasonably. If the Closing Indebtedness is less than the Estimated Closing Indebtedness, then the Purchase Price shall be adjusted upward by the amount of such difference (the “Indebtedness Decrease”) and the amount of the Indebtedness Decrease shall be paid by the Purchaser to the Vendor’s Counsel, in trust, within five Business Days following the Purchase Price Adjustment Date, for distribution to the Vendor.

(4)
To the extent that any Transaction Expenses are not paid at the Closing in accordance with Section 2.3(2)(b), then the Purchaser may deliver written notice to the Vendor setting out the amount of all such unpaid Transaction Expenses (provided that such notice must be delivered by the Purchaser to the Vendor on or before the Purchase Price Adjustment Date) and, within five Business Days following the date of written notice by the Purchaser to the Vendor in accordance with this Section 2.6(4), the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser, from the amount of the Adjustment Holdback available for the payment of the unpaid Transaction Expenses as of the date of such payment (in this Section 2.6(4), the “remaining amount”), the amount of all such unpaid Transaction Expenses. If the amount of all such unpaid Transaction Expenses is greater than the remaining amount of the Adjustment Holdback, then, within five Business Days following the date of written notice by the Purchaser to the Vendor in accordance with this Section 2.6(4): (i) the Purchaser and the Vendor shall jointly deliver a joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser the remaining amount of the Adjustment Holdback and (ii) the amount of all such unpaid Transaction Expenses in excess of the remaining amount of the Adjustment Holdback shall be paid by the Vendor to the Purchaser or as the Purchaser may direct, acting reasonably. If the Purchaser and the Vendor disagree with respect to the amount of the unpaid Transaction Expenses and are unable to reach an agreement within five Business Days following the date of written notice by the Purchaser to the Vendor in accordance with this Section 2.6(4), then the Purchaser may, but shall not be required to, refer the matter to the Closing Statements Dispute Auditor and Sections 2.5(3) to 2.5(5) shall apply mutatis mutandis to the resolution of any such determination of the unpaid Transaction Expenses. Within five Business Days following the date of agreement of the Purchaser and the Vendor or the decision of the Closing Statements Dispute Auditor, as the case may be, the Purchaser and the Vendor shall jointly deliver the applicable joint, irrevocable and unconditional written direction to the Escrow Agent in accordance with this Section 2.6(4). The Purchase Price shall be adjusted downward by the amount of any Transaction Expenses paid pursuant to this Section 2.6(4) to the extent such Transaction Expenses have not previously been deducted from the Purchase Price.

(5)
The determination and adjustment of the Purchase Price in accordance with this Section 2.6 will not limit or affect any other rights or causes of action that the Parties may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. The Parties agree that there shall be no double counting to the detriment of any of the Parties in respect of the calculation of any part of Estimated Closing Net Working Capital, the Closing Net Working Capital, the Estimated Closing Cash, the Closing Cash, the Estimated Closing Indebtedness, the Closing Indebtedness, the Transaction Expenses and/or any Claims.

2.7	Wrong Pockets and Supplier Rebates.

(1)
Following the Closing, the Vendor shall, and shall cause each of its Affiliates to, promptly pay to the Corporation all amounts received by the Vendor or any of its Affiliates after the Closing from any Person related to the supply of any goods and/or provisions of any services by the Corporation or the Business to such Person at any time prior to, on, or following the Closing Date.

(2)
Following the Closing, if the Corporation receives a refund or rebate from any supplier or vendor of the Corporation that relates to purchases by the Corporation from such supplier or vendor during the period prior to the Closing, then within 10 Business Days following receipt of such refund or rebate by the Corporation, the Purchaser shall pay or cause to be paid to the Vendor’s Counsel, in trust, such amount received, for distribution to the Vendor.

(3)
All amounts paid to the Purchaser pursuant to this Section 2.7 (if any) will constitute a dollar-for-dollar decrease of the Purchase Price, except to the extent inconsistent with Applicable Law. All amounts paid to the Vendor’s Counsel, in trust, pursuant to this Section 2.7 (if any) will constitute a dollar-for-dollar increase of the Purchase Price, except to the extent inconsistent with Applicable Law.

ARTICLE 3
CLOSING ARRANGEMENTS

3.1	Closing.

The Closing will take place on the Closing Date by way of a virtual closing through the exchange of documents by email between Borden Ladner Gervais LLP (the “Purchaser’s Counsel”) and Norton Rose Fulbright Canada LLP (the “Vendor’s Counsel”), or in such other manner as may be agreed orally or in writing by the Parties.

3.2	Vendor’s Closing Deliveries.

At or prior to Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following which are in form and substance satisfactory to the Purchaser, acting reasonably:

(a)	a certificate of status (or its equivalent) for each of the Corporation and the Vendor dated no more than one Business Day prior to the Closing Date;

(b)	a bring-down certificate of the Vendor in respect of the conditions set out in Section 4.1(1)(a) and Section 4.1(1)(b);

(c)
a certificate of an officer of the Vendor dated as of the Closing Date, attaching and certifying true, accurate and complete copies of: (i) the Constating Documents of the Vendor in effect as of the Closing Date; (ii) directors’ and shareholders’ resolutions (as applicable) for the Vendor approving the Transactions; and (iii) the incumbency and signatures of the officers of the Vendor executing this Agreement and any other document relating to the Transactions;

(d)
a certificate of an officer of the Corporation dated as of the Closing Date, attaching and certifying true, accurate and complete copies of: (i) the Constating Documents of the Corporation in effect as of the Closing Date; (ii) directors’ and shareholders’ resolutions (as applicable) for the Corporation approving the Transactions and the execution of any Ancillary Agreements, as applicable; and (iii) the incumbency and signatures of the officers of the Corporation executing this Agreement and any other document relating to the Transactions;

(e)
certificates representing the Purchased Shares, accompanied by duly executed instruments of transfer, and all such other assurances, consents and other documents as the Purchaser reasonably requests to effectively transfer title to the Purchased Shares to the Purchaser, free and clear of all Encumbrances;

(f)	evidence of the release and discharge of all Encumbrances affecting any of the Assets and any of the Purchased Shares, other than the Permitted Encumbrances;

(g)
evidence that all of the Required Approvals that are required to be obtained for Closing, as identified in Schedule 6.2(11), have been obtained and are in full force and effect (for clarity, excluding any Required Approvals that are not required to be obtained for Closing, as identified in Schedule 6.2(11);

(h)	the Funds Flow Agreement, duly executed by each of the parties thereto other than the Purchaser;

(i)	the Escrow Agreement, duly executed by each of the parties thereto other than the Purchaser;

(j)	a restrictive covenant agreement between the Vendor, the Purchaser and the Corporation, duly executed by the Vendor and the Corporation;

(k)	the Non-Competition Agreement, duly executed by the parties to those agreements (other than the Purchaser);

(l)	evidence that all Indebtedness owed to or by the Corporation by or to any Related Party (other than OIS) have been settled, paid, discharged and/or terminated (as applicable);

(m)
written resignations and mutual releases duly executed by all of the directors and officers of the Corporation and the Corporation, substantially in the form attached as Exhibit 3.2(m), in each case effective as of the Closing Date;

(n)	original share registers, share transfer ledgers, minute books and corporate seals (if any) of the Corporation; and

(o)
such other documentation as the Purchaser reasonably requests on a timely basis in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions.

3.3	Purchaser’s Closing Deliveries.

At or prior to Closing, the Purchaser shall deliver or cause to be delivered to the Vendor the following which are in form and substance satisfactory to the Vendor, acting reasonably:

(a)	the payments required to be made at Closing pursuant to Section 2.3;

(b)	a certificate of status (or equivalent) for each of the Purchaser and the Parent dated no more than one Business Day prior to the Closing Date;

(c)	a bring-down certificate of the Purchaser in respect of the conditions set out in Section 4.2(1)(a) and Section 4.2(1)(b);

(d)
a certificate of an officer of the Purchaser dated as of the Closing Date, attaching and certifying true, accurate and complete copies of: (i) the Constating Documents of the Purchaser in effect as of the Closing Date; (ii) directors’ and shareholders’ resolutions (as applicable) for the Purchaser approving the Transactions; and (iii) the incumbency and signatures of the officers of the Purchaser executing this Agreement and any other document relating to the Transactions;

(e)
a certificate of an officer of the Parent dated as of the Closing Date, attaching and certifying true, accurate and complete copies of: (i) the Constating Documents of the Parent in effect as of the Closing Date; (ii) directors’ and shareholders’ resolutions (as applicable) for the Parent approving the Transactions; and (iii) the incumbency and signatures of the officers of the Parent executing this Agreement and any other document relating to the Transactions;

(f)	the Funds Flow Agreement, duly executed by the Purchaser;

(g)	the Escrow Agreement, duly executed by the Purchaser;

(h)	the Non-Competition Agreement, duly executed by the Purchaser; and

(i)	a restrictive covenant agreement between the Vendor, the Purchaser and the Corporation, duly executed by the Purchaser.

ARTICLE 4
CONDITIONS

4.1	Conditions for the Benefit of the Purchaser.

(1)	The Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the time of Closing on the Closing Date:

(a)
the Vendor’s Fundamental Representations will be true and correct in all respects as of the Agreement Date and at the time of Closing on the Closing Date with the same force and effect as if made at and as of such time, except for de minimis inaccuracies. The Vendor’s General Representations will be true and correct as of the Agreement Date and at the time of Closing on the Closing Date with the same force and effect as if made at and as of such time, except (i) to the extent such representations and warranties are made only as of another date, including the Agreement Date, in which case such representations and warranties will be true and correct as of such other date, and (ii) to the extent the failure of such representations and warranties to be true and correct at such time would not, in the aggregate, have a Material Adverse Effect (it being understood that for the purposes of such determination, all such representations and warranties that are qualified as to “material”, “material respects”, “Material Adverse Effect” or words of similar import or effect will be deemed to have been made without such qualification);

(b)
the Vendor has complied with or performed, in all material respects, all of the obligations, covenants and agreements under this Agreement to be complied with or performed by it on or before the time of Closing on the Closing Date;

(c)
there is no Order issued preventing, and no pending or threatened Proceeding, against any Party or the Corporation, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of Transactions is improper or would give rise to such a Proceeding;

(d)	since the Agreement Date there has not occurred any event that is reasonably likely to have a Material Adverse Effect;

(e)	the Vendor have caused to be delivered to the Purchaser all closing deliveries as required under Section 3.2.

(2)
Each of the conditions set out in Section 4.1(1) is for the exclusive benefit of the Purchaser and the Purchaser may waive compliance with any such condition in whole or in part by notice in writing to the Vendor, except that no such waiver operates as a waiver of any other condition.

4.2	Conditions for the Benefit of the Vendor.

(1)	The Vendor shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the time of Closing on the Closing Date:

(a)
the Purchaser’s Fundamental Representations will be true and correct in all respects as of the Agreement Date and at the time of Closing on the Closing Date with the same force and effect as if made at and as of such time, except for de minimis inaccuracies. The Purchaser’s General Representations will be true and correct as of the Agreement Date and at the time of Closing on the Closing Date with the same force and effect as if made at and as of such time, except (i) to the extent such representations and warranties are made only as of another date, including the Agreement Date, in which case such representations and warranties will be true and correct as of such other date, and (ii) to the extent the failure of such representations and warranties to be true and correct at such time would not, in the aggregate, have a Material Adverse Effect (it being understood that for the purposes of such determination, all such representations and warranties that are qualified as to “material”, “material respects”, “Material Adverse Effect” or words of similar import or effect will be deemed to have been made without such qualification);

(b)
the Purchaser and the Parent have complied with or performed, in all material respects, all of the obligations, covenants and agreements under this Agreement to be complied with or performed by them on or before the time of Closing on the Closing Date;

(c)
there is no Order issued preventing, and no pending or threatened Proceeding, against any Party or the Corporation, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to such a Proceeding;

(d)	the Purchaser has caused to be delivered to the Vendor: (i) evidence of all payments in accordance with Section 3.3(a) and (ii) all closing deliveries as required under Section 3.3.

(2)
Each of the conditions set out in Section 4.2(1) is for the exclusive benefit of the Vendor and the Vendor may waive compliance with any such condition in whole or in part by notice in writing to the Purchaser, except that no such waiver operates as a waiver of any other condition.

4.3	Termination Events.

By notice in writing given prior to or at Closing, subject to Section 4.4, this Agreement may be terminated as follows:

(a)
by the Purchaser if a breach of Section 4.1(1)(a) or Section 4.1(1)(b) has occurred (other than as a result of a failure of the Purchaser to comply with its obligations under this Agreement), and: (i) such breach is, in the opinion of the Purchaser, acting reasonably, incapable of being cured or such breach has not been cured within 10 days following delivery by the Purchaser to the Vendor of a notice of breach and (ii) the Purchaser has not waived the condition to which the breach relates;

(b)
by the Purchaser if a breach of Section 4.1(1) has occurred (other than a breach of Section 4.1(1)(a) or Section 4.1(1)(b)), other than as a result of a failure of the Purchaser to comply with its obligations under this Agreement, and the Purchaser has not waived the condition to which the breach relates;

(c)	by the Purchaser pursuant to Section 5.4;

(d)
by the Vendor if a breach of Section 4.2(1)(a) or Section 4.2(1)(b) has occurred (other than as a result of a failure of the Vendor to comply with its obligations under this Agreement), and: (i) such breach is, in the opinion of the Vendor, acting reasonably, incapable of being cured or such breach has not been cured within 10 days following delivery by the Vendor to the Purchaser of a notice of breach and (ii) the Vendor has not waived the condition to which the breach relates;

(e)
by the Vendor if a breach of Section 4.2(1) has occurred (other than a breach of Section 4.2(1)(a) or Section 4.2(1)(b)), other than as a result of a failure of the Vendor to comply with its obligations under this Agreement, and the Vendor has not waived the condition to which the breach relates;

(f)	by mutual consent of the Purchaser and the Vendor; or

(g)	unilaterally by the Purchaser or the Vendor if the Closing has not occurred on or before April 1, 2024, or such later date as may be agreed to by the Parties in writing from time to time.

4.4	Effect of Termination.

If this Agreement is terminated pursuant to Section 4.3, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any Party hereunder; provided that the obligations contained in Article 1, this Section 4.4 and Article 10 will survive, provided that if this Agreement is terminated by the Purchaser pursuant to Section 4.3(a) or Section 4.3(b) or by the Vendor pursuant to Section 4.3(d) or Section 4.3(e) and the failure to satisfy the underlying closing condition was as a result of any wilful misconduct or knowing or intentional breach by the other Party, or as a result of Fraud by the other Party, the terminating Party’s right to pursue all legal remedies will survive that termination unimpaired and the other Parties shall remain fully liable for the amount of any and all damages incurred by the terminating Party as a result of or arising in connection with such termination or such Fraud.

ARTICLE 5
COVENANTS

5.1	Exclusive Dealings.

During the Interim Period or the earlier termination of this Agreement pursuant to Section 4.3, the Vendor shall not, and shall cause each of their Representatives (including the Corporation) to not, take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreement, arrangement or understanding with, any Person, other than the Purchaser and its designated Representatives, concerning any sale, transfer or assignment of any of the Equity Interests of either of the Vendor or the Corporation, any portion of the Business, any merger, or any sale of a material portion of the assets of the Corporation, or similar transactions involving the Corporation (other than assets sold in the Ordinary Course). The Vendor shall notify the Purchaser promptly if any such discussions or negotiations are sought or if any proposal for a sale, transfer or assignment of any of the Equity Interests of either of the Vendor or the Corporation, any portion of the Business, any merger, or any sale of a material portion of the assets of the Corporation, or similar transactions involving the Corporation (other than assets sold in the Ordinary Course) is received.

5.2	Transfer of Documentation.

(1)
On the Closing Date, the Vendor shall deliver, and shall cause to be delivered, to the Purchaser or make available to the Purchaser at the Leased Real Property, the Books and Records and all documents (except in the case of those required by Applicable Law to be retained by the Vendor, copies thereof) and other data, technical or otherwise, which are owned by the Corporation at the Closing Date, relating to the Corporation, the Business and the Assets. The Purchaser shall preserve all those documents delivered to it for the longer of six years and the period required by Applicable Law. The Purchaser shall permit the Vendor with reasonable access to those documents while they are in the Purchaser’s or the Corporation’s possession or control solely to the extent that access is required by the Vendor to perform its obligations under this Agreement or under Applicable Law, but the Purchaser shall not be responsible or liable to the Vendor for, or as a result of, any loss or destruction of or damage to any such documents and other data unless that destruction, loss or damage is caused by the Purchaser’s gross negligence or wilful misconduct. The Vendor shall be responsible for all reasonable out-of-pocket costs and expenses, incurred, directly or indirectly, by the Purchaser in connection with any access contemplated by this Section 5.2(1).

(2)
Notwithstanding Section 5.2(1), the Vendor shall be entitled to retain copies of any documents or other data delivered to the Purchaser pursuant to Section 5.2(1) provided that those documents or data are reasonably required and only used or relied on by the Vendor to perform its obligations under this Agreement or under Applicable Law. The Vendor shall retain any documents or data which relate to the Business and which are retained by the Vendor pursuant to this Section 5.2(2) in strict confidence and shall not use or otherwise disclose the data or information contained therein except in accordance with Section 10.1.

5.3	Investigation.

(1)
During the Interim Period, subject to Applicable Laws and upon prior reasonable notice, the Vendor shall, and shall cause the Corporation and each of their Representatives to, permit the Purchaser and its Representatives and its lenders, and the insurers, underwriters, brokers, advisors, legal counsel and other representatives in connection with the R&W Policy, to make such due diligence investigations and inspections in relation to the Corporation, the Purchased Shares, the Business, and the Assets, and of their respective financial, legal and physical condition as the Purchaser, acting reasonably, deems necessary or desirable to familiarize itself with the Business, Assets and other matters. Subject to Applicable Laws and upon prior reasonable notice, the Vendor shall, and shall cause the Corporation and each of their Representatives to, provide the Purchaser and its Representatives with complete access during normal business hours (without undue interference to the Business in the Ordinary Course) to its Books and Records, corporate records, accounts, Contracts and other Assets. Any such access or requests shall be conducted by the Purchaser or its Representatives in such a manner so as not to interfere in any material way with the Business or the Corporation, shall not contravene any Applicable Laws, shall not jeopardize any solicitor-client or other legal privilege, and shall comply with any applicable safety or security requirements. Notwithstanding the foregoing, the Purchaser and its Representatives shall not (a) contact any employee, customer, agent, distributor or supplier of the Corporation with respect to the Transactions without the prior consent of the Vendor, which consent shall not be unreasonably withheld, conditioned or delayed, or (b) perform invasive or subsurface investigations of the Leased Real Property without the prior consent the Vendor, which consent shall not be unreasonably withheld, conditioned or delayed. At the Purchaser’s reasonable request, the Vendor shall, and shall cause the Corporation to, execute or cause to be executed, such approvals and authorizations as may be necessary to permit any reasonable inspection of the Corporation, the Business or any of the Assets and to enable the Purchaser and its Representatives to obtain reasonably required access to files and records relating to the Corporation or relating to any of the Assets maintained by Governmental Authorities.

(2)
The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 5.3 does not mitigate or otherwise affect the representations and warranties of the Vendor under this Agreement, which continue in full force and effect as provided in Section 7.1.

5.4	Risk of Loss.

During the Interim Period, the Vendor shall cause the Corporation to maintain in force all the policies of business interruption insurance and of property damage insurance under which any of the Assets or the Business are insured as at the Agreement Date. If, before the Closing, any of the Assets or part of the Business is lost, damaged or destroyed or is appropriated, expropriated or seized by any Governmental Authority, and the loss, damage, destruction, appropriation, expropriation or seizure constitutes a Material Adverse Change, then the Purchaser at its sole discretion may either:

(a)	terminate this Agreement in accordance with the provisions of Section 4.3(c); or

(b)
complete the Transaction without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for appropriation, expropriation or seizure shall be paid to the Purchaser (or as the Purchaser may direct).

5.5	Conduct Prior to Closing.

Without in any way limiting any other obligations of the Vendor under this Agreement, except: (i) as expressly provided by this Agreement; (ii) as set forth in Schedule 5.5; (iii) as required by Applicable Laws; (iv) as reasonably required to comply with any quarantine, “shelter-in-place”, “stay-at-home”, social distancing, shut down, closure, sequester or any other Applicable Laws by any Governmental Authority or as reasonably considered necessary by the Corporation to adequately protect the health and safety of its employees, customers or suppliers, in each case in connection with or in response to COVID-19 or any other epidemic, pandemic, outbreak of illness or public health event (or the escalation of worsening thereof); (v) in connection with the Pre-Closing Reorganization; or (vi) with the prior written consent of the Purchaser, during the Interim Period the Vendor shall and shall cause the Corporation to:

(a)	conduct the Business and the operations and affairs of the Corporation only in the Ordinary Course;

(b)
use commercially reasonable efforts to not take any action or refrain from taking any action that, if effected before the Agreement Date, would require disclosure pursuant to Section 6.2(27) except: (A) as expressly permitted pursuant to this Agreement, or (B) reasonably required to give effect to this Agreement; and, without limiting the generality of the foregoing, the Vendor shall not, and shall cause the Corporation to not:

(i)	amalgamate, merge or consolidate with, acquire any Equity Interests of, or acquire all or substantially all of the assets of, any Person;

(ii)
acquire or lease or agree to acquire or lease any material business operations from any Person, acquire any legal or beneficial interest in any real property, or occupy, lease, manage or control any facility or property that is not an Asset, other than the buy-out of certain equipment leased by the Corporation under capital leases (or otherwise converting such equipment from leased assets into owned assets), and the related termination of such capital leases;

(iii)	institute or discharge, or enter into any compromise or settlement of, any Proceeding relating to the Business or any of the Assets;

(iv)	sell, license, agree to sell, agree to license, allow to go abandoned or allow to lapse any Owned Intellectual Property;

(v)
enter into, amend or terminate any lease, agreement in the nature of a lease or offer to lease, whether as lessor or lessee, other than the buy-out of certain equipment leased by the Corporation under capital leases (or otherwise converting such equipment from leased assets into owned assets), and the related termination of such capital leases;

(vi)	take any action to terminate, dismiss or cause the retirement of any management-level employee;

(vii)	knowingly take any action, or omit to take any action, that would result in the Corporation being in violation of the Privacy Requirements;

(viii)	enter into, amend, supplement, restate, replace or terminate any Related Party Contract;

(ix)
make any change in the Tax reporting or accounting principles, practices, policies or methods, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of Accounts Payable or the collection of Accounts Receivable, except as required by Applicable Law;

(x)	cancel or waive any material Indebtedness owed to the Corporation, claim or other right with a material value to the Corporation, as the case may be;

(xi)	apply for any COVID-19 Relief or make any change to any COVID-19 Relief which the Corporation has applied for or received;

(xii)	amend, cancel or reduce any of its insurance coverage or policies of insurance without obtaining comparable substitute coverage, other than with respect to the D&O Tail Policy;

(xiii)
prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, settle or otherwise compromise any claim relating to Taxes, otherwise settle any dispute relating to Taxes, or request, revise, or continue work on any ruling, interpretation or similar guidance from a Governmental Authority (or application therefor) with respect to Taxes;

(xiv)
make, amend or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(xv)	change any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax Returns for the most recent taxable year for which a Tax Return has been filed;

(xvi)	amend any Tax Return;

(xvii)	amend, modify or make any change to any of its Constating Documents;

(xviii)	incur or increase the amount of any Indebtedness for borrowed money to any Person;

(xix)
give or become a party to or bound by any guarantee, surety or indemnity in respect of Indebtedness or other obligations or liabilities of any Person (other than indemnities granted under customer and supplier Contracts in the Ordinary Course);

(xx)
become a party to any other commitment by which the Corporation is, or is contingently, responsible for Indebtedness or other obligations or liabilities of any Person (other than indemnities granted under customer and supplier Contracts in the Ordinary Course);

(xxi)	terminate, cancel, modify or amend any Material Contract or Business Permit;

(xxii)	fail to take any action which would entitle any party to any Material Contract to terminate or cancel such Material Contract;

(xxiii)	fail to take any action which would entitle any Governmental Authority to terminate or cancel any Business Permit;

(xxiv)	make any change or amendment to any Employee Plans;

(xxv)	adopt any new Employee Plans;

(xxvi)
make any change in the compensation of any current employees, contractors or consultants, including salary, bonus or other benefits, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(xxvii)
make or promise to make any compensation increases for, or any severance, special payment or deferred compensation arrangements for, any current or former employees, contractors or consultants of the Corporation;

(xxviii)
hire any individual or enter into any Contract with any Person for an annual base salary or wages in excess of $75,000 who would be a current employee, contractor or consultant, if such individual or Person had been employed by or contracted with the Corporation as of the Agreement Date, other than as set forth in Schedule 6.2(34);

(xxix)	change the status of any part-time employee to full-time of the Corporation;

(xxx)	terminate any employee except for cause;

(xxxi)	do any act or thing of the kind described in Section 6.2(20) and Section 6.2(27); and

(xxxii)	agree, authorize or otherwise commit or enter into any understanding to do any of the foregoing;

(c)
promote and use commercially reasonable efforts to preserve the goodwill and business relationships of the Business, including with the employees, contractors, customers, suppliers and others having business relations with the Corporation;

(d)	comply with all Applicable Laws in all material respects;

(e)
maintain the Assets in good operating condition and repair, normal wear and tear excepted. In the event of any loss or damage to any equipment of the Corporation during the Interim Period, the Corporation will use commercially reasonable efforts to make or cause to be made all repairs and replacements in connection therewith, consistent with past practice;

(f)	take all steps that are reasonably necessary and prudent to ensure that its Representatives comply with all Privacy Requirements; and

(g)
take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and each of the Ancillary Agreements and to complete the Transactions and to cause all necessary meetings of directors and shareholders of the Corporation to be held for that purpose.

5.6	Satisfaction of Conditions

Each of the Parties shall cooperate and use commercially reasonable efforts to:

(a)	satisfy all conditions precedent to Closing set out in this Agreement that are within its power to satisfy;

(b)
defend all lawsuits or other legal, regulatory or other Proceedings against it or any of its Affiliates challenging or affecting this Agreement or any Ancillary Agreement (or any part hereof or thereof) or the consummation of the Transactions; and

(c)
have lifted or rescinded any injunction or restraining order which may adversely affect or delay the Closing, the Transactions or the ability of the Parties to perform their obligations hereunder or thereunder.

The Parties agree to cooperate and assist each other regarding any impediment to the consummation of the Transactions and share such information as may be reasonably necessary to facilitate such cooperation.

5.7	Notification of Certain Matters.

(1)	During the Interim Period, each Party shall, and the Vendor shall cause the Corporation to, give prompt notice in writing to the other Party of:

(a)
the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of the representations or warranties of the notifying Party contained in this Agreement to be untrue or incorrect in any material respect during the Interim Period;

(b)
any notice or communication from any Person alleging that the Approval of such Person is or may be required in connection with the Transactions (other than the Required Approvals set out in Schedule 6.2(11));

(c)	any notice or communication from any Governmental Authority in connection with the Transactions;

(d)
any Proceeding commenced or threatened against the notifying Party or the Corporation or relating to or involving or otherwise affecting any of them, or which relates to the consummation of the Transactions; and

(e)
any failure by the notifying Party to comply with or satisfy, or, in the case of the Vendor, to cause the Corporation to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied under this Agreement.

(2)
During the Interim Period, upon request from the Purchaser and to the extent permitted by Applicable Law, the Vendor shall, and shall cause the Corporation to, confer on a regular and frequent basis with one or more designated Representatives of the Purchaser to report on operational matters and on the general status of the Business. During the Interim Period, the Vendor shall, and shall cause the Corporation to, notify the Purchaser of any emergency or other change in the Ordinary Course or in the operation of the Business and of any Proceedings involving any portion of the Business or the Assets, and will keep the Purchaser fully informed of such events and permit the Representatives of the Purchaser access to all materials prepared in connection therewith.

(3)
The giving of any notice under this Section 5.7 does not in any way change or modify the representations and warranties of the Vendor, or the conditions to the obligations of the Purchaser, contained in this Agreement or otherwise affect the remedies available to the Purchaser under this Agreement or otherwise, whether at law, in equity or otherwise.

5.8	Required Approvals.

(1)
The Vendor shall, and shall cause the Corporation to, use (a) best efforts to obtain the Required Approvals that are required to be obtained for Closing, as identified in Schedule 6.2(11), and (b) commercially reasonable efforts to obtain any Required Approvals that are not required to be obtained for Closing, as identified in Schedule 6.2(11), in each case as soon as reasonably practicable. The Purchaser shall cooperate with the Vendor in connection with obtaining the Required Approvals, including providing or submitting to any Persons to whom it is reasonably advisable to provide, on a timely basis and as promptly as practicable, all documentation and information that is required, requested, or reasonably advisable, in connection with obtaining Required Approvals.

(2)
The Vendor shall, and shall cause the Corporation to, cooperate with and keep the Purchaser informed as to the status of obtaining the Required Approvals. Without limiting the generality of the foregoing, the Vendor shall, and shall cause the Corporation to, provide the Purchaser (or the Purchaser’s Counsel in respect of competitively-sensitive, privileged or confidential matters) with reasonable opportunity to review and comment in advance on all filings, applications and submissions in connection with the Required Approvals and the Purchaser shall use commercially reasonable efforts to cooperate with and assist the Vendor in the preparation and making of all such filings, applications and submissions. The Vendor shall not, and shall cause the Corporation to not, participate in any substantive meetings or any material conversations in connection with the Required Approvals unless it consults with the Purchaser in advance and, to the extent possible, gives the Purchaser (or the Purchaser’s Counsel) the opportunity to attend and participate in any substantive meetings or material communications.

5.9	Estoppel Certificate.

During the Interim Period, the Vendor shall, and shall cause the Corporation to, use commercially reasonable efforts to obtain an estoppel certificate or landlord’s acknowledgment from each lessor under each Lease as soon as reasonably practicable. The Purchaser shall cooperate with the Vendor in connection with using commercially reasonable efforts to obtain such estoppel certificates or landlord’s acknowledgments, including providing or submitting to any Persons to whom it is reasonably advisable to provide, on a timely basis and as promptly as practicable, all documentation and information that is required, requested, or reasonably advisable, in connection with obtaining such estoppel certificates or landlord’s acknowledgments.

5.10	Tax Matters.

(1)
The Vendor shall cause to be prepared all Tax Returns of the Corporation required to be made or prepared by the Corporation for any period that ends on or before the Effective Time and for which such Tax Returns have not been filed as of such time (the “Vendor Prepared Returns”). Such Vendor Prepared Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. Each Vendor Prepared Return shall be submitted by the Vendor in draft form to the Purchaser at least twenty (20) days before the date on which such Vendor Prepared Tax Return is required by Applicable Law to be filed with the relevant Governmental Authority (or ten (10) days in the case of any Tax Return covering GST/HST, provincial sales Tax, payroll, or source deduction Taxes). The Purchaser shall, subject to Applicable Law, have the right to request that the Vendor make reasonable changes to any such Vendor Prepared Return by communicating such changes in writing to the Vendor at least ten (10) days before the date on which such Vendor Prepared Return is required by Applicable Law to be filed with the relevant Governmental Authority (or five (5) days in the case of any Tax Return covering GST/HST, provincial sales Tax, payroll, or source deduction Taxes). The Purchaser shall cause the Corporation to duly and timely file such Vendor Prepared Return (as revised to incorporate any reasonable comments provided by the Purchaser) and duly and timely pay to the appropriate Governmental Authority any Taxes shown as owing on such Vendor Prepared Return, and the Purchaser will provide a true, correct, and complete copy thereof, as filed, to the Vendor. For the avoidance of doubt, in the Tax Return for the final Pre-Closing Tax Period under the Tax Act ending prior to the Closing, the Corporation will not make an election to have subsection 256(9) of the Tax Act apply and in preparing the Tax Returns described in this Section 5.10(1), the Corporation shall be entitled to carry-back, carry forward, claim or utilize any available capital or non-capital loss or other Tax attribute that arises or arose in any Pre-Closing Tax Period so as to reduce or eliminate Tax paid or payable by the Corporation in any Pre-Closing Tax Period to the maximum extent permitted by Applicable Law.

(2)
The Purchaser shall prepare or cause to be prepared all Tax Returns of the Corporation for all Straddle Periods of the Corporation (the “Purchaser Prepared Returns”). Such Purchaser Prepared Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. Each Purchaser Prepared Return shall be submitted by the Purchaser in draft form to the Vendor at least twenty (20) days before the date on which such Purchaser Prepared Tax Return is required by Applicable Law to be filed with the relevant Governmental Authority (or ten (10) days in the case of any Tax Return covering GST/HST, provincial sales Tax, payroll, or source deduction Taxes). The Vendor shall, subject to Applicable Law, have the right to request that the Purchaser make reasonable changes to any such Purchaser Prepared Return by communicating such changes in writing to the Purchaser at least ten (10) days before the date on which such Purchaser Prepared Return is required by Applicable Law to be filed with the relevant Governmental Authority (or five (5) days in the case of any Tax Return covering GST/HST, provincial sales Tax, payroll, or source deduction Taxes). The Purchaser shall cause the Corporation to duly and timely file such Purchaser Prepared Return (as revised to incorporate any reasonable comments provided by the Vendor, as determined by the Purchaser in its sole but good faith discretion) and duly and timely pay to the appropriate Governmental Authority any Taxes shown as owing on such Purchaser Prepared Return, and the Purchaser will provide a true, correct, and complete copy thereof, as filed, to the Vendor.

(3)
The Purchaser and the Vendor will, and will cause their respective Affiliates to, provide each other in a timely fashion with such cooperation and information as any of them reasonably may request in connection with any Tax matters relating to the Corporation with respect to any Pre-Closing Tax Period or Straddle Period of the Corporation, including in relation to the preparation and filing of all Tax Returns of the Corporation and resolving any Proceedings relating to Taxes with any Governmental Authority in respect of a Pre-Closing Tax Period or Straddle Period of the Corporation. Such cooperation and information will include providing to each other in a timely fashion all data and other information as may reasonably be required for the preparation of all Tax Returns of the Corporation for a Pre-Closing Tax Period, copies of relevant Tax Returns or portions thereof, the provision of records and information which are reasonably relevant to any such matter, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, together with accompanying schedules, related working papers and documents relating to rulings, or other determinations by a Governmental Authority. The Vendor will retain all Tax Returns, schedules and working papers, records and other documents in its possession relating to Tax matters of the Corporation for all Pre-Closing Tax Periods of the Corporation until the expiration of any applicable limitation period for maintaining books and records under any Applicable Law, and shall provide copies thereof to the Purchaser in a timely manner, except to the extent such documentation is in the possession of the Corporation or the Purchaser.

(4)
Other than as required under Applicable Law, the Purchaser covenants and agrees that it will not request, cause, or allow the Corporation to request any audit by any Governmental Authority of any Tax Return of the Corporation for any Pre-Closing Tax Period (including, for greater certainty, any Tax Return described in Section 5.10(1)) and that it will not cause or allow the Corporation to amend, alter, or originate the recalculation or re-filing of any such Tax Return or file any waivers (including any waiver under subparagraph 152(4)(a)(ii) of the Tax Act) in respect of any Pre-Closing Tax Period of the Corporation, other than with the written consent of the Vendor, which consent shall not be unreasonably withheld.

(5)
All refunds of Taxes (whether in the form of cash received or a credit or offset against Taxes otherwise payable) (each, a “Tax Refund”) of the Corporation for any Pre-Closing Tax Period shall be for the account of the Vendor to the extent such Tax Refund was not included or reflected in the determination of Closing Net Working Capital or Closing Indebtedness. To the extent that the Corporation receives a Tax Refund that is for the account of the Vendor pursuant hereto, the Purchaser shall pay the amount of such Tax Refund (and any interest received from the Governmental Authority in respect of such Tax Refund) to the Vendor within ten (10) Business Days of receipt (or, if the Tax Refund is in the form of credit or offset, within ten (10) Business Days after the filing date of the Tax Return claiming such credit or offset). Any payment made by the Purchaser to the Vendor pursuant to this Section 5.10(5) will constitute a dollar-for-dollar increase of the Purchase Price.

(6)
Notwithstanding anything to the contrary herein, the Vendor and the Purchaser agree that all Transaction Tax Deductions will be treated as properly allocable to a Pre-Closing Tax Period of the Corporation and the Vendor will include all such Transaction Tax Deductions as deductions in the Tax Returns of the Corporation for such period, to the extent permitted by Applicable Law. To the extent that a Transaction Tax Deduction is determined by a Governmental Authority to be properly allocable to the first taxation year or fiscal period ending after the Closing, the Purchaser shall, within a reasonable time after such determination, pay or cause to be paid to the Vendor, as an increase to the Purchase Price, an amount equal to such Transaction Tax Benefit related to such Transaction Tax Deduction received, net of any reasonable out-of-pocket costs incurred in connection with such receipt.

(7)
The Parties agree that none of the Transactions or any other transaction, arrangement, or event described in or contemplated by this Agreement constitutes a “reportable transaction”, as defined in subsection 237.3(1) of the Tax Act (in this Section 5.10(7), a “reportable transaction”), or a “notifiable transaction”, as defined in subsection 237.4(1) of the Tax Act (in this Section 5.10(7), a “notifiable transaction”), and, accordingly, that none of the Parties, the Corporation, any of their respective Affiliates, or any “advisor” (as defined in subsection 237.3(1) of the Tax Act) thereto intend to file any Tax Return reporting a reportable transaction or notifiable transaction with any Governmental Authority. To the extent that, contrary to the foregoing, any such Person intends to file a Tax Return reporting a reportable transaction or notifiable transaction, no such Tax Return shall be filed except after prior reasonable written notice of any such filing has been given to each of the Parties not filing such a Tax Return and any reasonable comments provided by the Parties on a timely basis are incorporated therein. The Vendor and the Purchaser shall cooperate with each other and make available to each other in a timely fashion all data and other information as may reasonably be required for the preparation and review, as applicable, of any Tax Return described in this Section 5.10(7).

(8)
The Purchaser and the Vendor agree that no portion of the Purchase Price or any other proceeds hereunder are receivable or will be received by the Vendor or any other Person for granting any “restrictive covenant” (as that term is defined in subsection 56.4(1) of the Tax Act), including those contained in the Non-Competition Agreement and the restrictive covenant agreements described in Sections 3.2(j) and 3.3(i). The Purchaser and the Vendor further agree that each of the Non-Competition Agreement and the restrictive covenant agreements described in Sections 3.2(j) and 3.3(i) is being entered into, and the covenants thereunder are being granted, in order to maintain or preserve the fair market value of the Purchased Shares and is integral to this Agreement. Accordingly, the Purchaser and the Vendor intend that subsections 56.4(5) and 56.4(7) of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial law, apply to this Agreement. Notwithstanding the foregoing, to the extent that section 56.4 of the Tax Act requires the filing of one or more joint elections in order to apply, the Purchaser agrees to make, if requested by the Vendor, a joint election with the Vendor to have the provisions of section 56.4 of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial law, apply in respect of any such covenants. Such joint election will reflect that, for purposes of the Tax Act, the Purchaser and the Vendor have each allocated no consideration to any restrictive covenants granted.

(9)
In the event that a dividend was or is paid by the Corporation at any particular time prior to the Closing, for which an election was made under subsection 83(2) of the Tax Act, in excess of the “capital dividend account”, as defined under subsection 89(1) of the Tax Act, of the Corporation immediately before that time, the Vendor hereby irrevocably concurs in the making of an election under subsection 184(3) of the Tax Act by the Corporation in respect of such dividend such that the excess portion thereof be deemed to be a separate taxable dividend at the time such dividend was declared.

(10)
In the event that the Corporation made or makes an “excessive eligible dividend designation” within the meaning of subsection 89(1) of the Tax Act in respect of any dividend paid before the Closing, the Vendor hereby irrevocably concurs in the making of an election under subsection 185.1(2) of the Tax Act by the Corporation to treat the “excessive eligible dividend designation” to be a separate dividend that is a taxable dividend other than an eligible dividend paid immediately before the time of the original dividend.

(11)
If the Corporation is, or would otherwise be, liable to pay a penalty tax under Part III or Part III.1 of the Tax Act in respect of any capital dividend or eligible dividend (each as defined in the Tax Act) made payable by the Corporation prior to the Closing, and the Corporation has not otherwise arranged to make an election pursuant to Section 5.10(9) or Section 5.10(10) above, as applicable, then, provided the Vendor reasonably believes such election is available to be made under the Tax Act in respect of the applicable dividend, the Vendor shall have the right (but not the obligation) to prepare and timely file on behalf of the Corporation a duly completed election pursuant to subsection 184(3) or 185.1(2) of the Tax Act, as the case may be, in order to avoid the imposition of such penalty tax, and the Purchaser and the Corporation shall each cooperate with the Vendor (at the Vendor’s expense) to the extent necessary to give effect to any such election.

(12)
All Taxes with respect to the Corporation that relate to a Straddle Period of the Corporation shall be apportioned between the final Pre-Closing Tax Period of the Corporation and the first Post-Closing Tax Period of the Corporation on the basis that the Straddle Period consisted of two taxable periods, one that ended immediately before the Effective Time and the other that began on the Effective Time, and such Taxes shall be allocated between such two periods in the following manner:

(a)
in the case of Taxes imposed on a periodic basis (such as business tax, real estate, or personal property Taxes), the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days (or portion of a day, as applicable) in such portion of such Straddle Period and the denominator of which is the total number of calendar days (or portion of a day, as applicable) in such Straddle Period; and

(b)
in the case of any other Taxes (such as Taxes based upon or measured by income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of such Tax that is allocable to the portion of such Straddle Period that ends immediately before the Effective Time shall be deemed to be equal to the amount that would be payable if the relevant Straddle Period had ended immediately before the Effective Time.

5.11	Data Room.

No later than five Business Days after the Closing Date, the Vendor shall deliver to the Purchaser and the Purchaser’s Counsel by secure file transfer or in one or more USBs, the true, accurate and complete contents, as of the Closing Date, of the Data Room.

5.12	Post-Closing Bonus Payments

Following Closing, the Purchaser shall cause the Corporation to make the following payments:

(1)	the Success Bonuses, which payments shall be made in accordance with the provisions of the Success Bonus Agreements; and

(2)	the Service Awards, which payments shall be made at the time of the first Ordinary Course payroll cycle of the Corporation following Closing.

5.13	Transaction Personal Information.

(1)
Each Party shall comply in all material respects with all applicable Privacy Laws in the course of collecting, disclosing and using Transaction Personal Information. Subject to the foregoing, the Parties may collect, use and disclose Transaction Personal Information for purposes related to the Transactions. Prior to Closing, the Purchaser shall not disclose Transaction Personal Information to any Person other than its Representatives who are evaluating and advising on the Transactions.

(2)
The Purchaser shall protect and safeguard Transaction Personal Information against unauthorized use or disclosure and shall cause its Representatives to observe the terms of this Section 5.13 and protect and safeguard Transaction Personal Information in their possession. If this Agreement is terminated prior to Closing in accordance with its terms, the Purchaser shall promptly deliver to the Vendor or the Corporation, as the case may be, or permanently delete, all Transaction Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries and extracts thereof.

(3)
Except to the extent permitted or required under applicable Privacy Law, after Closing, the Purchaser shall not, without the consent of the individuals to whom such Personal Information relates, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected prior to Closing; or

(b)	which does not relate to the carrying on of the Business or to the carrying out of the purposes for which the Transactions were implemented.

(4)	After Closing, the Vendor shall safeguard and protect any Transaction Personal Information which continues to be in its possession or under its control.

5.14	Investment Canada Act Notification.

The Purchaser shall file a notification to acquire control of an existing Canadian business with the Foreign Investment Review and Economic Security Branch of Innovation, Science and Economic Development Canada in the prescribed form and within the prescribed period after Closing, pursuant to the Investment Canada Act.

5.15	Director and Officer Liability and Indemnification.

(1)
For a period of six years following the Closing Date, the Purchaser shall cause the Corporation to indemnify and hold harmless all past and present officers and directors of the Corporation (each, a “D&O Indemnitee”) to the same extent such D&O Indemnitees are currently indemnified and held harmless by the Corporation pursuant to the Constating Documents of the Corporation for acts or omissions occurring at or prior to the Closing Date, except as otherwise required by Applicable Law. Notwithstanding any other provision herein, in no event shall the Purchaser or the Corporation be required to indemnify, defend or hold harmless, or incur any other costs or expenses on behalf of any D&O Indemnitee with respect to any matter that is not otherwise covered by the D&O Tail Policy.

(2)
The Vendor shall cause the Corporation to purchase prior to the Closing (at the Vendor’s sole cost and expense, to be paid as a Transaction Expense), and the Purchaser shall cause the Corporation to maintain from and after the Closing Date, run-off “tail” coverage for directors’ and officers’ liability insurance on terms no less favorable than those in effect on the date hereof for a period of at least six years after the Closing (the “D&O Tail Policy”).

(3)
The provisions of this Section 5.15 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each D&O Indemnitee and their respective heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by Contract or otherwise.

5.16	Pre-Closing Reorganization

(1)	Prior to the Closing, the Vendor will, and will cause the Corporation to, complete the Pre-Closing Reorganization, provided, that the Pre-Closing Reorganization shall:

(a)	be completed in accordance with Applicable Law in all material respects;

(b)	be fully, accurately and properly recorded in the Books and Records;

(c)	not materially impede, delay or prevent consummation of the Transactions;

(d)	not impair or materially adversely alter the operations of the Business; and

(e)	not result in an unreimbursed Loss or Tax for the Purchaser or the Corporation.

(2)
Prior to effecting the Pre-Closing Reorganization, the Vendor shall provide all material documentation relating to the Pre-Closing Reorganization to the Purchaser for the Purchaser’s review and the Vendor shall incorporate all reasonable comments that are provided by the Purchaser in a timely manner in relation to such documentation.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of the Vendor.

The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Shares and that the Purchaser would not purchase the Purchased Shares without these representations and warranties:

(1)	Organization and Status.

(a)
The Vendor is duly incorporated and organized, and is validly subsisting, under the laws of the Province of British Columbia and has filed all annual reports required to be filed by it under the laws of that jurisdiction.

(2)	Power and Authority.

(a)
The Vendor has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and to perform its obligations hereunder and thereunder. The Vendor has all corporate power and authority to dispose of its undertakings, property and assets (including the Purchased Shares).

(3)	Authorization.

(a)
All necessary corporate action has been taken by the Vendor or on its part to authorize the execution and delivery of this Agreement and each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and the performance of its obligations hereunder and thereunder.

(4)	Enforceability.

(a)
This Agreement has been duly executed and delivered by the Vendor and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction (the “Enforceability Exceptions”). Each of the Ancillary Agreements required by this Agreement to be executed and delivered by the Vendor will at the Closing have been duly executed and delivered by the Vendor (as applicable) and (assuming due execution and delivery by the other parties thereto) will at Closing be enforceable against the Vendor (as applicable) in accordance with its terms, except as that enforcement may be limited by the Enforceability Exceptions.

(5)	Authorized and Issued Capital.

(a)
The Vendor has good and marketable title to the Purchased Shares set out opposite its name in Schedule 6.2(5), free and clear of all Encumbrances, and has the exclusive right to dispose of the Purchased Shares owned by it as provided in this Agreement, except for the transfer restrictions in the Corporation’s articles or under applicable securities laws (the “Transfer Restrictions”). Except for the Transfer Restrictions, none of the Purchased Shares owned by the Vendor is subject to any Contract or restriction which in any way limits or restricts the transfer of the Purchased Shares to the Purchaser.

(b)	No Person, other than the Purchaser, will have any Contract or any right or privilege capable of becoming a Contract for the purchase or acquisition from the Vendor of any of the Purchased Shares.

(c)
On completion of the Transactions, the Purchaser will have good title to all of the Purchased Shares, free and clear of all Encumbrances other than the Transfer Restrictions and Encumbrances granted by the Purchaser.

(6)	Bankruptcy.

(a)
The Vendor is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof. No petition for a receiving Order has been presented in respect of the Vendor. The Vendor has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Vendor or any of its undertakings, property or assets (including any of the Purchased Shares owned by it) and no execution or distress has been levied on any of the Vendor’s undertakings, property or assets (including any of the Purchased Shares owned by it), nor have any proceedings been commenced in connection with any of the foregoing.

(7)	Residence.

(a)	The Vendor is not a non-resident of Canada for purposes of the Tax Act.

(8)	Absence of Conflict.

(a)
Except as set out in Schedule 6.1(8), the execution and delivery by the Vendor of this Agreement and each of the Ancillary Agreements required by this Agreement to be executed and delivered by it, the performance by the Vendor of its obligations under this Agreement and each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and the completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(i)
the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of, any Contract to which the Corporation is a party or by which any of the Assets is bound or affected;

(ii)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of the obligations of the Vendor under:

(A)	any provision of the Constating Documents of the Vendor or any resolution of its shareholders, board of directors or any committee thereof;

(B)	any Order having jurisdiction over the Vendor;

(C)	any Applicable Law;

(iii)	the creation or imposition of any Encumbrance over any of the Purchased Shares and/or any of the Assets; or

(iv)	the requirement of any Approval from any Person.

(9)
Litigation. There are no Proceedings pending or outstanding or, to the knowledge of the Vendor, threatened against the Vendor which could affect any of the Purchased Shares and/or the Vendor’s ability to perform its obligations under this Agreement.

6.2	Representations and Warranties of the Vendor related to the Corporation.

The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Shares and that the Purchaser would not purchase the Purchased Shares without these representations and warranties:

(1)
Organization and Status. The Corporation is a corporation duly incorporated and organized, and is validly subsisting, under the laws of the Province of Alberta and is up-to-date in the filing of all corporate returns under the laws of such jurisdiction. The Corporation is not required to be, registered, licensed or qualified as an extra-provincial or foreign corporation under the laws of any other jurisdiction, except where any failure to be so qualified would not be material.

(2)
Power and Authority. The Corporation has all necessary corporate power and authority to execute and deliver each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and to perform its obligations thereunder. The Corporation has all necessary corporate power and authority to own or lease the Assets and to carry on the Business as now being conducted by it.

(3)
Authorization. All necessary corporate action has been taken by the Corporation or on its part to authorize the execution and delivery of each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and the performance of its obligations thereunder.

(4)
Enforceability. Each of the Ancillary Agreements required by this Agreement to be executed and delivered by the Corporation will at the Closing have been duly executed and delivered by the Corporation (as applicable) and (assuming due execution and delivery by the other parties thereto) will at Closing be enforceable against the Corporation (as applicable) in accordance with its terms, except as that enforcement may be limited by the Enforceability Exceptions.

(5)	Authorized and Issued Capital.

(a)
Schedule 6.2(5) sets out in respect of the Corporation a true, accurate and complete list of: (i) the authorized share capital of the Corporation, (ii) the names of each Person who is a legal and/or beneficial owner of the issued and outstanding shares of the Corporation, and (iii) the number and class of shares of the Corporation held or owned, as the case may be, by each Person.

(b)
The shares of the Corporation set out in Schedule 6.2(5) are the only issued and outstanding shares in the capital of the Corporation, which have been validly issued and are outstanding as fully paid and non-assessable shares, and were not issued in violation of the pre-emptive rights of any Person or any Contract or Applicable Law by which the Corporation was bound at the time of the issuance. There are no outstanding shareholders agreements, voting trusts, pooling agreements or other Contracts in respect of the voting of any of the issued and outstanding shares of the Corporation.

(c)
No Person has any Contract or any right or privilege capable of becoming a Contract, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any issued or un-issued Equity Interest in the capital of the Corporation.

(d)	Except as set out in Schedule 6.2(5), the Corporation has never owned or is a party to any Contract of any nature to acquire, directly or indirectly, any Equity Interests in any Person.

(e)	Except as set out in Schedule 6.2(5), the Corporation has never had any predecessors by amalgamation, arrangement or otherwise.

(6)
Bankruptcy. The Corporation is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Law with respect to bankruptcy or insolvency law in any other jurisdiction and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving Order has been presented in respect of it. The Corporation has never initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Corporation or any of their respective undertakings, property or assets and no execution or distress has been levied on any of their respective undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

(7)
Absence of Conflict. Except as set out in Schedule 6.2(7), the execution and delivery by the Corporation of each of the Ancillary Agreements required by this Agreement to be executed and delivered by it, the performance by the Corporation of each of their respective obligations under each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and the completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(a)
the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of, any Contract to which the Corporation is a party or by which any of the Assets is bound or affected;

(b)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of the obligations of the Corporation under:

(i)	any provision of its Constating Documents or any resolution of its shareholders, board of directors or any committee thereof;

(ii)	any Order having jurisdiction over the Corporation;

(iii)	any Permit obtained by or issued to the Corporation, or held for the benefit of or necessary to the ownership of any of the Assets or the operation of the Business; or

(iv)	any Applicable Law;

(c)	the creation or imposition of any Encumbrance over any of the Purchased Shares and/or any of the Assets; or

(d)	the requirement of any Approval from any Person.

(8)
Litigation. Except as set out in Schedule 6.2(8), there are no Proceedings pending or outstanding or, to the knowledge of the Vendor, threatened against the Corporation which could affect the Corporation, the Business, the Assets or the Corporation’ ability to perform its obligations under any Ancillary Agreement required by this Agreement to be executed and delivered by it. In the past five years there has not been any Proceedings commenced by or against the Corporation, the Business or any of the Assets. Except as set out in Schedule 6.2(8), to the knowledge of the Vendor, there is not any factual or legal basis on which any Proceeding would reasonably likely be commenced by or against the Corporation, the Business or any of the Assets.

(9)
Conduct of Business. The Corporation has complied with, and has conducted the Business in compliance with, all Applicable Laws in all material respects. The Business is the only business operation carried on by the Corporation and the Assets are sufficient to permit the continued operation of the Business after the Closing in substantially the same manner as conducted during the one year period preceding the Agreement Date. Except as set out in Schedule 6.2(9), during the past three years, there has never been any significant interruption of the Ordinary Course operations of the Business for more than 48 hours. True, accurate and complete copies of all reports completed in respect of the conduct of the Business by or for any Governmental Authority during the three year period preceding the Agreement Date have been provided to the Purchaser. Except as set out in Schedule 6.2(9), during the past three years, the Corporation has never received any notice or communication from any Governmental Authority alleging that the Corporation and/or the operation of the Business is not in compliance with Applicable Laws. True, accurate and complete copies of the results of all audits and investigations conducted by a Governmental Authority during the past three years and all material communications from any Governmental Authority during the past three years have been provided to the Purchaser.

(10)
Permits. Schedule 6.2(10) sets out a true, accurate and complete list of all Permits issued to, or held by or for the benefit of, the Corporation (collectively, the “Business Permits”), the Governmental Authority that issued the Business Permit, the renewal or expiration date thereof (as applicable). Schedule 6.2(10) sets out a true, accurate and complete list of all Permits that the Corporation has applied to a Governmental Authority for, but which has not been issued to or obtained by the Corporation as of the Agreement Date. Except for the Business Permits, there are no other Permits necessary to be held by the Corporation to conduct the Business as currently conducted or to own, lease or operate any of the Assets in compliance with all Applicable Laws. None of the Business Permits contains any burdensome term, provision, condition or limitation which has or is likely to have any Material Adverse Effect. Each of the Business Permits is valid, subsisting and in good standing, and to the knowledge of the Vendor, there are no facts or circumstances which could be a basis for the suspension, cancellation, revocation, non-renewal or limitation of any Business Permit or the imposition of any other sanction relating to any Business Permit. The Corporation has complied with, and has conducted the Business in compliance with, all of the Business Permits in all material respects and there exists no grounds, nor is any Proceeding pending or, to the knowledge of the Vendor, threatened to revoke, suspend, amend, limit or impose any condition in respect of, or commenced Proceedings to revoke, suspend, amend, limit or impose any condition in respect of, any of the Business Permits. The Corporation has never received any notice of any alleged non-compliance by the Business or the Corporation with any Business Permit, nor had any communication with any Governmental Authority in respect of any inquiry or investigation for any alleged non-compliance by the Business or the Corporation with any Business Permit. The Corporation has timely filed when due all material reports, documents, information, and applications required to be filed by it with any Governmental Authority pursuant to any Applicable Law and/or Business Permit, except where such delay or failure would not cause a Material Adverse Effect, and no such reports, documents, information or applications filed by the Corporation contained any material inaccuracy or misstatement or omitted any material fact or statement required to be disclosed therein. The completion of the Transactions will not (whether after the passage of time or notice or both) result in the imposition of any condition, limitation or restriction applicable to any Business Permit following the Closing or the inability of the Corporation to renew any Business Permit following the Closing. True, accurate and complete copies of all of the Business Permits have been provided to the Purchaser.

(11)
Required Approvals. There is no requirement for the Corporation to make any filing with, give any notice to or obtain any Permit or Approval from, any Person under any Applicable Law, any Material Contract or any Business Permit as a condition to the lawful completion of the Transactions or to permit the Corporation to conduct the Business after the Closing in the same manner as currently conducted, except for: (i) the filings, notifications, Permits and Approvals that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser and (ii) the filings, notifications, Permits and Approvals set out in Schedule 6.2(11) (the “Required Approvals”).

(12)	Leased Real Property.

(a)
Schedule 6.2(12) sets out a true, accurate and complete list of: (i) the municipal address of all real property leased to the Corporation (the “Leased Real Property”), and (ii) all Contracts in the nature of a lease (including all amendments, renewals, extensions, assignments, occupancy agreements, subleases, agreements to lease, offers to lease, letters of intent, agreements to sublease and offers to sublease) in respect of the Leased Real Property (the “Leases”).

(b)
The Corporation is not a beneficial or registered owner of or the lessor or lessee of, nor is the Corporation a party to any Contract to acquire or lease, any real property or Appurtenances, other than the Leased Real Property.

(c)
Except for the Leased Real Property, the Corporation has never, at any time: (i) owned, occupied, leased, managed or controlled, in whole or in part, any real property or Appurtenances, or (ii) had a legal or beneficial interest, on, at or from any real property.

(d)
Pursuant to the Leases, the Corporation has the exclusive right to possess, use and occupy the Leased Real Property during the term of the applicable Lease. The Corporation has never received any notice that it is potentially responsible for any clean-up or corrective action at any real property which is owned or occupied by any Person including the Leased Real Property.

(e)
To the knowledge of the Vendor, all  trade fixtures and leasehold improvements installed by or on behalf of the Corporation located on, in, under or forming part of the Leased Real Property, including those under construction, if any, have been constructed in a good and workmanlike manner and in compliance with all Applicable Laws, are in good operating condition and in a state of good maintenance and repair in all material respects (subject to normal wear and tear), and are adequate and suitable for the purposes for which they are currently being used.

(f)
To the knowledge of the Vendor, none of the Appurtenances located on or at any Leased Real Property, nor the operation or maintenance thereof, materially violates any restrictive covenant or any provision of any Applicable Law, or materially encroaches on any property owned by others.

(g)	The Corporation has adequate rights of ingress and egress to the Leased Real Property for the operation of the Business in the Ordinary Course.

(h)
To the knowledge of the Vendor, no Person has any Contract or any right or privilege capable of becoming a Contract, including any right of first offer or right of first refusal, for the purchase of all or any part of the Leased Real Property or any Appurtenances.

(i)
Neither the Corporation nor the Vendor has received any notice in writing from any Governmental Authority ordering, directing or requesting any alteration, repair, improvement or other work to be done or performed to or in respect of the Leased Real Property or to any of the plumbing, heating, ventilating, air-conditioning, sprinkler, elevating, water, drainage, mechanical or electrical systems, fixtures or works. To the knowledge of the Vendor, there is no reason why any such alteration, repair, improvement or other work is required.

(13)
Personal Property. Schedule 6.2(13) is a true, accurate and complete list of each material item of machinery, equipment, furniture, motor vehicles and other personal property owned or leased by the Corporation (including those in possession of third parties) which has a book value at the date of the Financial Statements of more than $100,000 (collectively, the “Personal Property”). The Corporation has good and marketable title to all the Personal Property owned by it, free and clear of any and all Encumbrances other than the Permitted Encumbrances. Except as set out in Schedule 6.2(13), all of the Personal Property is free of latent or patent defects, in good operating condition and in a state of good repair and maintenance having regard to their use and age, normal wear and tear excepted. The Assets owned and leased by the Corporation constitute all of the property and assets held for use in connection with the Business and are sufficient to permit the continued operation of the Business in the same manner as conducted prior to Closing.

(14)	Intellectual Property.

(a)
Schedule 6.2(14) lists all material Owned Intellectual Property (including particulars of any registrations or applications for registration in respect thereof) and all material Third Party Intellectual Property. Except as set out in Schedule 6.2(14), the Corporation wholly owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances, except Permitted Encumbrances. The Corporation is not a party to or bound by any Contract relating to, or that limits or impairs its ability to use, sell, transfer, assign, license, convey, exploit, assert or enforce any of the Owned Intellectual Property. All registrations and applications for registration of the Owned Intellectual Property are valid and subsisting, enforceable, in good standing and are recorded in the name of the Corporation. All Third Party Intellectual Property is used by the Corporation with the consent of, or license from, the owner thereof. No Intellectual Property used by the Corporation in its Business is owned by, or leased or licensed from, the Vendor.

(b)
The Owned Intellectual Property is not subject to any ownership interest, agreement or option permitting any Person to purchase or licence from the Corporation that Owned Intellectual Property and the Corporation has not granted to any Person a licence to use any of the Owned Intellectual Property or the Third Party Intellectual Property.

(c)
To the knowledge of the Vendor, no Person is infringing, misappropriating, or otherwise violating any rights in the Owned Intellectual Property. The Corporation has not brought or threatened any Proceeding against any Person for infringement, misappropriation, or violation of any Owned Intellectual Property or Third Party Intellectual Property.

(d)
To the knowledge of the Vendor, the conduct of the Business or the use of the Assets, including Third Party Intellectual Property,  does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person. There are no Proceedings in progress, pending or, to the knowledge of the Vendor, threatened against the Corporation alleging that the Corporation or the conduct of the Business infringes, misappropriates, or otherwise violates any Intellectual Property of any Person.

(e)
Except as set out in Schedule 6.2(14), the Corporation has taken all measures as are reasonable and customary for owners of comparable assets to protect and maintain the validity of its rights in the Owned Intellectual Property, to protect confidential information and the Trade Secrets of the Corporation, and to protect the confidential information and Trade Secrets of other Persons who have provided same to the Corporation in confidence.

(15)	IT Systems.

(a)
The IT Systems are either owned by the Corporation or the Corporation has obtained all necessary rights and licences to use such IT Systems in the manner in which they are currently being used. The IT Systems adequately meet the data processing and other computing needs of the Business and the operations of the Corporation as it is currently being conducted.

(b)
The IT Systems: (i) are free of all known Disabling Code, (ii) do not contain any bugs, errors or problems that, in each case, would reasonably be expected to cause a Material Adverse Effect, and (iii) to the knowledge of the Vendor, have not been subject to a security or firewall breach, penetration or intrusion by an unauthorized Person. The Corporation maintain security controls so as to restrict the use of its IT Systems where reasonably necessary to certain authorized Persons.

(c)
The IT Systems have been maintained and supported either internally by the Corporation or are required to be pursuant to warranty and/or maintenance agreements or arrangements with another Person, in each case in accordance with generally accepted industry standards and practices. The Business has measures in place, consistent with generally accepted industry standards and practices, to safeguard the IT Systems against loss or theft, as well as unauthorized access, disclosure, copying, use or modification. The Business has and maintains back-up systems consistent with current industry standards and practices.

(d)	The IT Systems have not been subject to any Security Incident.

(16)
Insurance. Schedule 6.2(16) sets out true, accurate and complete list of all insurance policies maintained by the Corporation or under which the Business or any of the Assets are covered (the “Insurance Policies”), specifying in each case, the name of the insurer, the risks insured against, the amount of the coverage, the amount of the annual premium, the amount of the deductible, details of the amount of premiums (whether prepaid or unpaid) from the two prior years, the policy number, and any pending claims under the policy. The Corporation is not in default, whether as to the payment of premiums or with respect to any other provision contained in any Insurance Policy. The Corporation has not failed to give any notice or present any claim under any Insurance Policy in a due and timely manner. To the knowledge of the Vendor, there is no reason to believe that any of the Insurance Policies will not be renewed by the insurer on the scheduled expiry of such Insurance Policy or will be renewed by the insurer only on the basis that there will be a material increase in premiums payable in respect of such Insurance Policy. The Assets are covered by insurance with responsible insurers against all reasonable and customary risks to the Business and in such amounts as are reasonable and customary for prudent owners of comparable assets. No other insurance is necessary to the conduct of the Business or is required to be maintained by the Corporation pursuant to the terms of any Contract or under any Applicable Law. True, accurate and complete copies of all Insurance Policies have been provided to the Purchaser.

(17)	Material Contracts. Except as set out in Schedule 6.2(17) or as disclosed in any other schedule to this Agreement, the Corporation is not a party to or bound by:

(a)	any Contract with any Material Customer or Material Supplier in excess of $250,000;

(b)	any Contract for the purchase of materials, supplies, equipment or services which involves or may reasonably involve the payment by the Corporation in excess of $250,000 in any 12 month period;

(c)	any Contract for capital expenditures or for the purchase, construction or improvement of any capital assets in excess of $100,000 individually;

(d)
any employment Contract or any other written Contract with any employee that provides for a salary in excess of $125,000 in any 12 month period or any consulting Contract or any other written Contract with any officer, employee, consultant, agent, contractor or Representative of the Corporation, in each case, that provides for aggregate compensation in excess of $125,000 in any 12 month period;

(e)
any Contract (i) relating to the licensing of any Intellectual Property by the Corporation to a third party or by a third party to the Corporation (other than licenses to the Corporation for generally available commercial, unmodified, “off the shelf” Software), or (ii) affecting the Corporation’s ability to use or enforce any Owned Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements);

(f)	any Contract pursuant to which the Corporation is or will be obliged to make any rebates, discounts, promotional allowances or similar payments or arrangements to any Person;

(g)	any Related Party Contract, other than this Agreement and any employment agreements;

(h)	any trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money;

(i)
any Contract for a leasing transaction of the type required to be capitalized in accordance with GAAP, including any equipment lease, rental agreement, conditional sales agreement or similar Contracts, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000;

(j)
any agreement of guarantee, support, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, indebtedness, or commitments (whether accrued, absolute, contingent or otherwise) of any other Person;

(k)	any Contract between the Corporation and any Governmental Authority;

(l)
any material confidentiality, secrecy or non-disclosure Contract (whether the Corporation is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or Trade Secrets of any Person (other than Contracts relating to the sale process that resulted in the Transaction);

(m)
any material Contract that contains a non-competition or non-solicitation covenant or a covenant to provide or receive products or services on an exclusive basis that restricts the freedom of the Corporation to carry on the Business or to compete with any Person;

(n)	any Contract for any partnership, joint venture, strategic alliance or other similar arrangement;

(o)
any Contract which involves a right of first refusal, right of first offer, warrant, option, call, commitment or plan or agreement of any kind that would enable any Person to purchase or otherwise acquire any shares in the capital of the Corporation or an exclusivity obligation on the part of the Corporation in favour of any other Person;

(p)	any Contract that places an Encumbrance, other than a Permitted Encumbrance, over any of the Assets;

(q)	any Contract for charitable contributions or gifts during the past three years, other than any Contract for any donation in the Ordinary Course and less than $10,000;

(r)	any Contract for the sale of any material portion of the Assets or any part of the Business, other than sales of Inventories to customers of the Business in the Ordinary Course; or

(s)	any other Contract made in the Ordinary Course and which involves or may reasonably involve the payment to or by the Corporation in excess of $250,000 in any 12 month period.

True, accurate and complete copies of all Material Contracts, or where those Material Contracts are oral, true, accurate and complete summaries of their material terms, have been provided to the Purchaser, provided that, where any purchase order is a Material Contract, a true, accurate and complete list of such purchase orders and any standard form purchase order have been provided to the Purchaser.

(18)	No Default Under Material Contracts. Except as set out in Schedule 6.2(18):

(a)	the Corporation has performed all of the obligations required to be performed by it, in all material respects, and is entitled to all benefits, under each of the Material Contract;

(b)	the Corporation is not in default or alleged to be in default in respect of any of the Material Contract in any material respect;

(c)
each of the Material Contracts is in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any such Material Contract;

(d)	none of the Material Contracts creates an Encumbrance over any of the Assets;

(e)	there is no dispute between the Corporation and any other party under any Material Contract;

(f)
none of the Material Contracts contain terms under which the execution or performance of this Agreement would give any other contracting party the right to terminate or adversely change the terms of that Material Contract, or would otherwise require the Approval of any other Person; and

(g)	none of the Material Contracts have been assigned or are currently subleased (as applicable), in whole or in part.

(19)	Financial Statements. Each of the Financial Statements:

(a)	are true, accurate and complete in all material respects;

(b)
have been prepared in accordance with GAAP and applied on a basis consistent with that of the preceding periods, except in the case of the Interim Financial Statements, which are subject to the absence of footnotes and normal year-end adjustments;

(c)
accurately disclose in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation and the results of the operations of the Corporation, as at the dates thereof and for the periods covered thereby;

(d)
reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken by the Corporation during or prior to that period; and

(e)
contain or reflect adequate provision for all liabilities, obligations, indebtedness or commitments of the Corporation of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof to the extent required under GAAP.

No information has become available that would result in the Financial Statements not presenting fairly, in all material respects, the financial position of the Corporation as of the date of such Financial Statements. True, accurate and complete copies of the Financial Statements have been provided to the Purchaser. True, accurate and complete copies of the Financial Statements have been provided to the Purchaser.

(20)	Non-Arm’s Length Transactions.

(a)
Except as set out in Schedule 6.2(20), the Corporation has not made any payment or loan to, or borrowed any money from or is otherwise indebted to, any Related Party. Except as set out in Schedule 6.2(20), no Related Party:

(i)
to the knowledge of the Vendor, owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a direct competitor of the Business or the Corporation or a lessor, lessee, contractor, supplier, distributor, sales agent, licensee or customer of the Business or the Corporation;

(ii)	owns, directly or indirectly, in whole or in part, any property that the Corporation uses in the operation of the Business;

(iii)	provides any goods or services to the Corporation (other than services in their capacities as employees or independent contractors of the Corporation); or

(iv)	to the knowledge of the Vendor, has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation.

(b)
All transactions between the Corporation and any Related Party as of the date of the Financial Statements have been disclosed in the Financial Statements, were entered into and performed in compliance with GAAP and Applicable Laws.

(c)	The Corporation has not ever made any write-off of any amount owed to it by any Related Party.

(21)
Accounts Receivable. All Accounts Receivable are bona fide and good arising from sales actually made or services actually performed and have been incurred in the Ordinary Course and are shown on the financial Books and Records. Subject to an allowance for doubtful accounts that has been reflected on the financial Books and Records in accordance with GAAP, all Accounts Receivable are collectible at their full face value in the Ordinary Course without set-off or counterclaim. The Corporation has used commercially reasonable efforts to collect all Accounts Receivable. None of the Accounts Receivable are due from any Related Party other than OIS.

(22)
Inventories. Subject to any allowances or reserves, the Inventories do not include any items that are slow moving, below standard quality or of a quality or quantity not usable or saleable in the Ordinary Course, the value of which has not been written down on the financial Books and Records to net realizable market value. Subject to any allowances or reserves, all Inventories are free of damage and defects that would require discounting of its value when sold or prevent it from being sold. The Inventory levels of the Business have been maintained at such amounts as are required for the operation of the Business in the Ordinary Course.

(23)	Undisclosed Liabilities and Guarantees.

(a)
The Corporation has no material liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, and is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) of any Person, that are not disclosed in the Financial Statements, other than (a) liabilities, obligations, indebtedness and commitments in respect of trade or business obligations incurred after the date of its most recent annual Financial Statements in the Ordinary Course and that do not have a Material Adverse Effect, (b) Transaction Expenses (or liabilities of a similar nature that are satisfied prior to the Closing), and (c) liabilities, obligations, indebtedness and commitments expressly contemplated by this Agreement or any Ancillary Agreement.

(b)	Except as disclosed in Schedule 6.2(17), the Corporation is not a party to or bound by any agreement of guarantee of the indebtedness of any Person other than the Corporation.

(24)
Books and Records. The Corporation has disclosed the existence of and made available for review by the Purchaser all Books and Records. Except as set out in Schedule 6.2(24), all Books and Records have been fully, accurately and properly kept and completed in all material respects. The system of internal accounting controls is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization and that transactions are recorded as necessary to permit preparation of Financial Statements in conformity with GAAP and to maintain accountability for assets. No Person other than the Corporation or its Representatives is in possession or control of any Books and Records.

(25)
Bank Accounts. Schedule 6.2(25) is a true, accurate and complete list of the accounts and safety deposit boxes of the Corporation and sets out the name of each bank, trust company or similar institution in which the Corporation has accounts or safety deposit boxes, the number or designation of each such account and safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto. Except as set out in Schedule 6.2(25), no Person holds any general or special power of attorney from the Corporation.

(26)
Corporate Records. Except as set out in Schedule 6.2(26), the minute books of the Corporation contain true, accurate and complete, in all material respects, records of all of its Constating Documents and of every meeting, resolution and corporate action taken by the shareholders, the board of directors and all committees thereof at which material business was transacted. Except as set out in Schedule 6.2(26), no meeting of shareholders, the board of directors or any committee thereof of the Corporation has been held at which material business was transacted for which true, accurate and complete minutes have not been prepared and are not contained in the minute books of the Corporation. Except as set out in Schedule 6.2(26), the share certificates, registers of shareholders, directors and officers, securities register and register of transfer of the Corporation are true, accurate and complete. Except as set out in Schedule 6.2(26), true, accurate and complete copies of the minute books, including the Constating Documents and other organizational documents, of the Corporation have been provided to the Purchaser.

(27)	Absence of Changes.

(a)
Since December 31, 2022, except as set out in Schedule 6.2(27), the Corporation has carried on the Business and conducted its operations and affairs only in the Ordinary Course and the Corporation has not:

(i)	made or suffered any Material Adverse Change;

(ii)
directly or indirectly declared, set aside for payment or paid any dividend or made any other payment or distribution on or with respect to any of the issued and outstanding Equity Interests of the Corporation or redeemed, repurchased, retired or otherwise acquired, directly or indirectly, any of the issued and outstanding Equity Interests of the Corporation;

(iii)
issued, sold, reclassified, combined, split or subdivided or entered into any Contract for the issuance, sale, reclassification, combination, split or subdivision of any Equity Interests of or securities convertible into or exercisable for any Equity Interests of the Corporation except in connection with this Agreement;

(iv)	granted any registration rights;

(v)	made any changes to the authorized or issued share capital of the Corporation, other than pursuant to the Pre-Closing Reorganization;

(vi)
made or granted, or entered into any agreement to make or grant, any licence, sale, assignment, transfer, disposition, pledge, mortgage, hypothec or security interest or other Encumbrance of, on or over any of the material Assets;

(vii)
made any loan to, or engaged in any transaction with, any Representative or contractor (other than in the Ordinary Course) of the Corporation or established or adopted any Employee Plan or entered into any Contract in respect of any Employee Plan;

(viii)	made any change in the accounting, costing or tax practices followed by the Corporation;

(ix)	made any change adopted by the Corporation in its depreciation or amortization policies or rates;

(x)	failed to take any action which would reasonably entitle any Governmental Authority to terminate, cancel, modify or amend any Business Permit; or

(xi)	suffered any material damage, destruction or loss (whether or not covered by insurance) affecting the material Assets.

(b)
Since November 30, 2023, except as set out in Schedule 6.2(27), the Corporation has carried on the Business and conducted its operations and affairs only in the Ordinary Course and the Corporation has not:

(i)
terminated, cancelled, modified or made any amendment outside of the Ordinary Course or received any notice of a request for termination, cancellation, modification or amendment of any Material Contract or any Business Permit;

(ii)	failed to take any action which would reasonably entitle any party to any Material Contract to terminate, cancel, modify or amend such Material Contract;

(iii)
incurred any liability, obligation, indebtedness or commitment (whether accrued, absolute, contingent or otherwise, and whether due or to become due), other than unsecured current liabilities, obligations, indebtedness and liability, obligation, indebtedness or commitments incurred in the Ordinary Course;

(iv)
paid, discharged or satisfied any Encumbrance, liability, obligation, indebtedness or commitment of the Corporation (whether accrued, absolute, contingent or otherwise, and whether due or to become due) in an amount in excess of $75,000 other than payment of Accounts Payable, Ordinary Course payroll, and Tax liabilities incurred in the Ordinary Course;

(v)
sold, disposed of or revalued any of the material Assets reflected on the balance sheet forming part of the most recent annual Financial Statements of the Corporation other than in the Ordinary Course;

(vi)	made any write-down of the value of any Inventories or made any write-off as uncollectible of any Accounts Receivable or any portion thereof in amounts exceeding $100,000 in the aggregate;

(vii)	cancelled any debts or claims or made any amendment, termination or waiver of any rights of value to the Corporation in amounts exceeding $100,000 in the aggregate;

(viii)	hired or made any offer to hire, or executed any employment Contract with, any officer or employee of the Corporation in an amount in excess of $125,000;

(ix)	made any capital expenditures or commitments for the purchase, construction or improvement of any capital assets in excess of $100,000 individually;

(x)	entered into any Contract in respect of the forward purchase of any property or material assets;

(xi)	entered into any Contract in respect of the forward sales of any material Assets other than in the Ordinary Course or any failure to satisfy any accepted order for goods or services;

(xii)	made any change in the credit terms offered to customers of, or by contractors or suppliers to, the Corporation; or

(xiii)	authorized or agreed to or otherwise committed to do any of the foregoing.

(28)	Taxes.

(a)
The Corporation has filed or caused to be filed with the appropriate Governmental Authority, within the times and in the manner prescribed by Applicable Law, all Tax Returns which are required by Applicable Law to be filed by or with respect to the Corporation. The information contained in such Tax Returns is correct and complete in all material respects and such Tax Returns show accurately (in all material respects) in reflecting all liability for Taxes of the Corporation under Applicable Law for the periods covered thereby. True, accurate and complete copies of all Tax Returns filed by the Corporation in respect of the last four completed taxation years and all working papers and all communications to or from all Governmental Authorities relating to such Tax Returns and to Taxes of the Corporation for such taxation years have been provided to the Purchaser.

(b)
The Corporation has paid all Taxes which are due and payable under Applicable Law within the time required by Applicable Law, and the Corporation has paid all assessments and reassessments it has received in respect of Taxes. Each of the Financial Statements contain adequate provision in accordance with GAAP for all Taxes payable by the Corporation in respect of each period covered by such Financial Statements and all prior periods to the extent those Taxes have not been paid, whether or not assessed.

(c)
The Corporation has complied in all material respects with all Applicable Laws relating to the withholding and collection of all amounts required to be withheld or collected by it on account of Taxes (including in respect of any of its present or former employees, officers and directors or any Person that is a non-resident of Canada for purposes of the Tax Act), and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any Applicable Law.

(d)
There are no audits, reassessments or other Proceedings in progress or, to the knowledge of the Vendor, threatened against the Corporation in respect of any Taxes and, in particular, there are no currently outstanding reassessments or written enquiries which have been issued or raised by any Governmental Authority relating to any Taxes of the Corporation. No Governmental Authority has challenged or disputed a filing position taken by the Corporation in any Tax Return which challenge or dispute remains outstanding or unresolved. The Corporation is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority. No notices of determination of loss from any Governmental Authority to the Corporation have been requested by or issued to the Corporation. The Corporation has not ever requested, received or entered into any advance Tax rulings or advance pricing agreements from or with any Governmental Authority.

(e)
There are no agreements, waivers or other arrangements with any Governmental Authority extending the statutory period providing for an extension of time with respect to the issuance of any assessment or reassessment of Taxes, the filing of any Tax Return, or the payment of any Taxes by or in respect of the Corporation. The Corporation is not a party to any agreements or undertakings with respect to Taxes whereby the Corporation assumes any Tax obligations of another Person, and the Corporation has not made any elections, designations or similar filings with respect to Taxes that have an effect for any period ending after the Closing Date. The Corporation has not acquired property form a person with whom it does not deal at Arm’s Length for an amount that is less than the fair market value of such property.

(f)	The Corporation has complied in all material respects with the transfer pricing provisions of the Tax Act.

(g)
The Corporation is a “taxable Canadian corporation” (as defined in the Tax Act) and, at all times prior to signing this Agreement, has been a “Canadian-controlled private corporation” (as defined in the Tax Act) and not a “substantive CCPC” (as defined in the draft legislation contained within Bill C-59 of the 44th Parliament, 1st session).

(h)
Except as set out in Schedule 6.2(28), the Corporation is not required to include in a Post-Closing Tax Period any material amount of net taxable income (after taking into account deductions claimed for a Post-Closing Tax Period that relate to a Pre-Closing Tax Period) that is attributable to income which accrued in a Pre-Closing Tax Period but that was not included in the taxable income of the Corporation for that or another Pre-Closing Tax Period.

(i)	None of sections 15, 78 or 80 to 80.04 (inclusive) of the Tax Act have applied or will apply to the Corporation at any time up to and including the Closing Date.

(j)
The Corporation has not made an “excessive eligible dividend election” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid or deemed by any provision of the Tax Act to have been paid on any class of shares of its capital. The Corporation has not made an election under subsection 83(2) of the Tax Act in respect of a dividend the amount of which exceeds the amount in its “capital dividend account” as defined in subsection 89(1) of the Tax Act at the time of such dividend.

(k)
The Corporation has not ever been required to file any Tax Returns with or liable to pay or remit Taxes to, any Governmental Authority outside Canada. No claim has ever been made by a Governmental Authority in respect of Taxes in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to Tax by that jurisdiction. The Corporation has not had a permanent establishment in any country or state other than the jurisdiction in which the Corporation is incorporated, continued or organized.

(l)
Schedule 6.2(28) sets out the registration number of the Corporation under the ETA and each provincial Tax statute under which the Corporation is required to be registered. Except for the jurisdictions set out in Schedule 6.2(28), the Corporation is not required to be registered under any provincial Tax statutes in respect of provincial sales tax. All input tax credits claimed by the Corporation pursuant to the ETA have, in all material respects, been proper, correctly calculated and documented in accordance with the requirements of the ETA. The Corporation has collected, paid and remitted when due all Taxes, including GST/HST and provincial retail sales taxes, collectible, payable or remittable, as applicable, prior to the Closing Date.

(m)
The Corporation has not claimed any COVID-19 Relief made available by any Governmental Authority to which it was not entitled and no such COVID-19 Relief would be required to be repaid by it, whether in whole or in part, to any Governmental Authority after the Closing Date. All documentation and filings required to validly claim or substantiate any such relief claimed have been fully and completely prepared and (where necessary) timely filed with the relevant Governmental Authority.

(29)
Personal Information. Except as set out in Schedule 6.2(29), the Corporation currently complies with and has at all times complied with all Privacy Laws. To the knowledge of the Vendor, there have been no inquires or pending complaints by any Person regarding Personal Information practices of the Corporation and no event has occurred that would reasonably be expected to give rise to such inquiry or complaint.

(30)
Ethical Practices. None of the Corporation, Vendor, Representatives of the Corporation or the Vendor and, to the knowledge of the Vendor, no other Person associated with the Corporation or the Vendor and who has been authorized to act on behalf of the Corporation or the Vendor, as applicable, has, directly or indirectly: (a) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, private or public, regardless of form, whether in money, property or services for or in respect of the Business (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment in business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Business, or (iv) in violation of any Applicable Law; or (b) established or maintained any fund or material asset that has not been recorded in the Books and Records in contravention of Applicable Laws in any material respect.

(31)	Environmental.

(a)
The Corporation has been and is in compliance with all Environmental Laws in all material respects during the past ten years. Except as permitted under Applicable Law, the Corporation has not used or permitted to be used any of the Assets or any property or facility owned, occupied, operated, managed, used or controlled in connection with the Business, for the disposal of Contaminants, and to the knowledge of the Vendor there has not been any such use. To the knowledge of the Vendor there are not any underground storage tanks located on the Leased Real Property.

(b)
The Corporation (i) has not received any notice of, or is subject to, an environmental liability and there are no facts, conditions, situations or set of circumstances that could lead, or form the basis of, an environmental liability for the Corporation, including in respect of any Leased Real Property; (ii) is not identified, pursuant to Environmental Laws, as a responsible or potentially responsible party for any release of any Contaminant including at any Leased Real Property; or (iii) has not ever handled any Contaminants, except in compliance with Environmental Laws, or caused a release of any Contaminant, and there have been no releases of Contaminants except in compliance with Environmental Laws including at, to or under any Leased Real Property during the periods when the Corporation occupied such Leased Real Property.

(c)
The Corporation has not received any notice of, nor been prosecuted for an offence alleging non-compliance in any material respects with any Environmental Laws, and the Corporation has not settled any allegation of non-compliance short of prosecution.

(d)	There are no Orders issued or pending under Environmental Laws relating to the Business or any of the Assets and the Corporation has not received notice of any such Orders.

(e)
Except as permitted by Applicable Laws, the Corporation has not caused or permitted the release, migration or discharge, in any manner contrary to Environmental Laws, of any Contaminant on or from any of the Assets or any property or facility that the Corporation previously leased and utilized or, to the knowledge of the Vendor, from a facility owned or operated by third parties but with respect to which the Corporation is or may reasonably be alleged to have liability.

(f)
The Corporation has not received any notice that it is potentially responsible for any clean-up or corrective action at property which is owned or occupied by a third party or in respect of any natural resource or feature.

(g)
True, accurate and complete copies of all documents, certificates, disclosure documents, or reports, issued, filed or registered on title or with any Governmental Authority pursuant to Environmental Laws with respect to the Business or the Assets that have been delivered to the Corporation or that are otherwise known to, or in the possession or control of, the Corporation, if any, have been provided to the Purchaser. True, accurate and complete copies of all environmental audits, site assessments, risk assessments, studies or tests relating to the Business or the Assets or to any facility or property which the Corporation currently leases, that were commissioned by or for the Corporation or that are known to, or in the possession or control of the Corporation, if any, have been provided to the Purchaser.

(32)
No Expropriation. None of the Assets have been taken or expropriated by any Governmental Authority nor has any notice or Proceeding in respect thereof been given to or commenced against the Corporation and, to the knowledge of the Vendor, there is not any intent or proposal to give any such notice or commence any such Proceeding.

(33)	Employee Plans.

(a)
Except as set out in Schedule 6.2(33), there are no deferred compensation, bonus, incentive, share option or purchase hospitalization or other medical benefit, life or other insurance, vision, dental, drug, employee life and health, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, mortgage assistance, employee loan, discount, assistance or counselling, pension or supplemental pension, retirement compensation, group registered retirement savings, deferred profit sharing, employee profit sharing, savings, retirement or supplemental retirement, and any other plan, program or arrangement, whether funded or unfunded, formal or informal, written or unwritten, including all policies with respect to holidays, sick leave, expense reimbursement, automobile allowances and rights to company-provided automobiles, that is maintained, contributed to, or required to be maintained or contributed to, by the Corporation, or to which the Corporation is a party, or bound by, or under which the Corporation has any liability or contingent liability, for the benefit of any of the current directors, officers, shareholders, consultants, contractors or employees of the Corporation and their respective beneficiaries or dependents, other than Statutory Plans (the “Employee Plans”). True, accurate and complete copies of all written Employee Plans, or when any such copies are not available a written summary of all material terms, a written summary of all material terms of each unwritten Employee Plan and true, accurate and complete copies of all documents related to each Employee Plan have been provided to the Purchaser.

(b)
The Corporation has not ever sponsored, maintained, contributed to or has any liability with respect to: (i) a pension plan, (ii) a retirement compensation arrangement, or (iii) a multi-employer pension plan, all within the meaning of the Tax Act or Applicable Law, as the case may be. None of the Employee Plans contain, have never contained and do not include assets transferred from or in respect of a “defined benefit provision” as defined in section 147.1(1) of the Tax Act.

(c)
Each of the Employee Plans, which purports to qualify as a particular type of plan under the Tax Act or which has or purports to have Tax-favoured treatment, meet all requirements in effect under the Tax Act for such qualification or treatment and has complied with the provisions of the Tax Act and the administrative practices of the Canada Revenue Agency applicable to that type of plan or treatment. The employer match requirement for any Employee Plan that has an employer match component is based only on an employee’s base salary and not on any other compensation with respect to such employee. No event has occurred respecting any Employee Plan which could reasonably be expected to adversely affect the Tax-favoured status of the Employee Plan or its qualification as a particular type of plan under the Tax Act.

(d)
Each of the Employee Plans have been established, registered, administered and communicated in accordance with their terms and all Applicable Laws in all material respects. The Corporation has satisfied all obligations prior to Closing in respect of each of the Employee Plans, including having made all contributions and paid all premiums, costs and benefits in respect of all Employee Plans in a timely fashion in accordance with Applicable Laws and the terms of each Employee Plan, and there are no outstanding defaults or violations thereunder. All liabilities of the Corporation related to each of the Employee Plans has been fully and accurately disclosed in all material respects in the Books and Records. No commitments to improve, increase or otherwise amend any of the Employee Plans have been made nor is there any pattern of ad hoc benefit increase. No Employee Plan is subject to any retroactive adjustment of premiums, contributions or payments.

(e)
Neither the Employee Plans nor the Corporation provide or have promised to provide benefits beyond retirement or other termination of service to current and former directors, officers, shareholders, employees or contractors and their respective beneficiaries or dependents. All material employee data necessary to administer the Employee Plans is, and will on Closing continue to be, in the possession of the Corporation and in a form which is sufficient for the proper administration of the Employee Plans.

(f)
The Corporation has satisfied all obligations prior to Closing in respect of each Statutory Plan in accordance with Applicable Laws and the terms of the applicable Statutory Plans and there are no outstanding defaults or violation thereunder.

(34)	Labour and Employment Matters.

(a)
Schedule 6.2(34) contains a true, accurate and complete list as of February 20, 2024, of the names of all Persons who are employees, agents, representatives or independent contractors of the Corporation specifying for each such employee, agent, representative or independent contractor: (i) the length of service, age, title, rate of salary, commission structure, vacation entitlement and accrual, and eligibility and participation (by class of employee) in each Employee Plan; and (ii) any absence for any reason such as lay off, leave of absence, insurance or workers’ compensation, short-term disability, long-term disability or parental leave for a consecutive period of greater than one month during the past three years. The current personnel of the Corporation is sufficient to operate the Business in the Ordinary Course. All employees, agents, representatives or contractors of the Corporation are legally permitted to work in Canada for the Business.

(b)
No employees, or agents or representatives that are employees, of the Corporation are entitled to termination entitlements beyond what they are entitled to under the common law of employment and Employment Laws.

(c)
The Corporation has been and is in material compliance with all Employment Laws. The Corporation has not received notice of any complaint filed by any Governmental Authority, employee, agent, representative or contractor of the Corporation against the Corporation claiming that the Corporation has violated any Employment Laws. Except as set out in Schedule 6.2(34), all levies, assessments and penalties made against the Corporation pursuant to any Employment Laws have been paid by the Corporation and the Corporation has not ever been reassessed under any such Employment Laws.

(d)
The Corporation is not and has never entered into or been, a party to, either directly or by operation of law, any collective agreement, letter of understanding or letter of intent with any trade union or association or organization that may qualify as a trade union or association, contingent or otherwise, which would cover any employee or dependent contractor of the Corporation. The agents, representatives and contractors of the Corporation are not subject to any collective agreement, letter of understanding or letter of intent with, and are not represented by, any trade union or association or organization that may qualify as a trade union or association.

(e)
There are no controversies, labour disturbances, investigations or Proceedings pending or, to the knowledge of the Vendor, threatened, by any Governmental Authority or between the Corporation and any of their employee or one or more parties representing any of those employees before any Governmental Authority.

(f)
To the knowledge of the Vendor, there are no organizational efforts currently being made, threatened by or on behalf of, any trade union or association or organization that may qualify as a trade union or association with respect to any of the employees of the Corporation. The Corporation has not experienced a work stoppage, strike, lock out or other labour disturbance within the past three years and there is no work stoppage, strike, lock-out or other labour disturbance currently occurring or threatened.

(g)
Except as set out in Schedule 6.2(34), the Corporation has not paid nor will it be required to pay any bonus, fee, distribution, remuneration, overtime or other compensation to any Person (other than salaries, wages or bonuses paid or payable to employees, agents, representatives and contractors of the Corporation in the Ordinary Course in accordance with current compensation levels and practices) as a result of the Transactions and each of the Ancillary Agreements.

(h)
All accruals for unpaid vacation pay, premiums for employment and parental insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and Employee Plan payments have been reflected in the Books and Records.

(i)
No employee, agent, representative or contractor of the Corporation in the year immediately prior to the Closing Date has indicated to the Corporation that they intend to resign, retire or terminate his, her or its engagement with the Corporation, as the case may be, as a result of the Transactions and each of the Ancillary Agreements.

(j)	Except as set out in Schedule 6.2(34), there are no outstanding offers of employment or contractor agreements that are to start on or after the Agreement Date.

(35)	Customers and Suppliers.

(a)
Schedule 6.2(35) sets out a true, accurate and complete list of: (i) the data center and custom air handling unit customers of the Corporation respectively, which have constituted 80% of the consolidated revenue of the Corporation per annum (each, a “Material Customer”) for each product line for the calendar years ended December 31, 2023 and 2022, and the aggregate amount that each Material Customer was invoiced during each such period; and (ii) each of the top twenty suppliers of the Corporation (each, a “Material Supplier”) in each of the calendar years ended December 31, 2023 and 2022 (based on aggregate amounts paid by the Corporation to such suppliers), and the aggregate amount that the Corporation paid to each Material Supplier during each such period. During the three year period preceding the Agreement Date, the Corporation has not received notice of any intention on the part of any Material Customer or any Material Supplier to cease doing business with the Corporation or to modify or change in any material manner any existing arrangement with the Corporation for the purchase or sale of any products or services, except in the Ordinary Course. The relationship of the Corporation with each of the Material Customers and each of the Material Suppliers is satisfactory, and there are no unresolved material disputes with any Material Customer or any Material Supplier. Except as set out in Schedule 6.2(35), during the three year period preceding the Agreement Date, there has been no termination or cancellation of, and no material modification or change in, the Corporation’ business relationship with any Material Customer or any Material Supplier. The Vendor and the Corporation have no reason to believe that the benefits of any relationship with any of the Material Customers or Material Suppliers of the Corporation will not continue after the Closing Date in substantially the same manner as prior to the Agreement Date.

(b)
The Corporation is not in violation of any Contract with any customer by supplying products or services in a manner that contravenes any “most favored nation” or similar pricing and delivery arrangement clause contained in such customer's Contract. To the knowledge of the Vendor, no customer of the Corporation has asserted a claim or provided notice of a violation of any “most favored nation” or similar pricing and delivery arrangement clause as of the Agreement Date.

(36)	Product Warranties.

(a)
Schedule 6.2(36) provides true, accurate and complete copies of the product warranties of the Corporation with respect to products manufactured by the Corporation, except pursuant to Applicable Law. Except pursuant to Applicable Law or as set out in Schedule 6.2(36), no product, component or other item manufactured, sold, designed, produced, distributed, marketed or delivered by, or service rendered by or on behalf of, the Business is subject to any guarantee or warranty, express or implied, beyond the listed standard terms and conditions.

(b)
Except as set out in Schedule 6.2(36), the Corporation has not received notice from any customer of the Corporation in the past three years regarding any material warranty claim in an amount in excess of $5,000 in respect of any product, component or other item manufactured, sold, designed, produced, distributed, marketed or delivered prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Business that has not been resolved in a manner that meets or exceeds the applicable product warranty obligations of the Corporation.

(37)
No Finder’s Fees. None of the Corporation, Vendor, Representatives of the Corporation or the Vendor and no other Person associated with the Corporation or the Vendor has taken or will take any action that would cause the Purchaser or the Corporation to become liable to any claim for a brokerage commission, finder’s fee or other similar arrangement in connection with the Transactions, except for the fee payable in connection with the Transaction to Angle Advisors.

(38)	Private Issuer. The Corporation is a private issuer within the meaning of National Instrument 45-106 – Prospectus Exemptions.

6.3	Representations and Warranties of the Purchaser and the Parent.

Each of the Purchaser and the Parent represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on these representations and warranties in connection with its sale of the Purchased Shares and that the Vendor would not sell the Purchased Shares without these representations and warranties:

(1)
Organization and Status. Each of the Purchaser and the Parent is duly incorporated and organized, and is validly subsisting, under the laws of the jurisdiction of its respective incorporation and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.

(2)
Power and Authority. Each of the Purchaser and the Parent has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and to perform its respective obligations hereunder and thereunder.

(3)
Authorization. All necessary corporate action has been taken by each of the Purchaser and the Parent or on its part to authorize the execution and delivery of this Agreement and each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and the performance of its respective obligations hereunder and thereunder.

(4)
Enforceability. This Agreement has been duly executed and delivered by each of the Purchaser and the Parent and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of the Purchaser and the Parent enforceable against the Purchaser and the Parent in accordance with its terms, except as that enforcement may be limited by the Enforceability Exceptions. Each of the Ancillary Agreements required by this Agreement to be executed and delivered by the Purchaser and the Parent will at the Closing have been duly executed and delivered by the Purchaser and the Parent and (assuming due execution and delivery by the other parties thereto) will at Closing be enforceable against the Purchaser and the Parent in accordance with its terms, except as that enforcement may be limited by the Enforceability Exceptions.

(5)
Bankruptcy. Neither the Purchaser nor the Parent is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Law with respect to bankruptcy or insolvency law in any other jurisdiction and neither the Purchaser nor the Parent has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving Order has been presented in respect of it. Neither the Purchaser nor the Parent has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Purchaser or the Parent or any of its respective undertakings, property or assets and no execution or distress has been levied on any of its respective undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

(6)
Absence of Conflict. The execution and delivery by each of the Purchaser and the Parent of this Agreement and each of the Ancillary Agreements required by this Agreement to be executed and delivered by it, the performance by each of the Purchaser and the Parent of its respective obligations under this Agreement and each of the Ancillary Agreements required by this Agreement to be executed and delivered by it and the completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(a)
the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of, any Contract to which the Purchaser or the Parent is a party or by which any of the Purchaser’s or the Parent’s respective assets or bound or affected;

(b)	the breach or violation of any of the provisions of, or constitute a default under or conflict with any of the obligations of the Purchaser or the Parent under:

(i)	any provision of its respective Constating Documents or any resolution of its respective shareholders, board of directors or any committee thereof;

(ii)	any Order having jurisdiction over the Purchaser or the Parent; or

(iii)	any Applicable Law.

(7)
No Finder’s Fees. None of the Purchaser, the Parent or Representatives of the Purchaser or the Parent and no other Person associated with the Purchaser or the Parent has taken or will take any action that would cause the Vendor or the Corporation to become liable to any claim for a brokerage commission, finder’s fee or other similar arrangement in connection with the Transactions.

(8)
Required Approvals. There is no requirement for the Purchaser or the Parent to make any filing with, give any notice to or obtain any Permit or Approval from, any Person under Applicable Law, or any Contract or any Permit to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent is bound or affected, as a condition to the lawful completion of the Transactions.

(9)
Securities Laws. The Purchaser is an accredited investor as defined in National Instrument 45-106 – Prospectus Exemptions and is acquiring the Purchased Shares as principal for its own account and not for the benefit of, or on behalf of, any other Person.

(10)
Financial Ability. The Purchaser has sufficient cash on hand or other funds immediately available to satisfy the Purchase Price on Closing in accordance with the provisions of this Agreement. The Purchaser acknowledges and agrees that this Agreement is not in any way contingent upon the availability of financing to the Purchaser.

(11)	No Inducement or Reliance; Independent Assessment.

(a)
The Purchaser is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Corporation and the Transactions, which investigation, review and analysis were conducted by the Purchaser together with expert advisors, including legal counsel, that it has engaged for such purpose. The Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Corporation, the Vendor or their respective Representatives, except for the representations and warranties of the Vendor expressly set forth in Sections 6.1 and 6.2, or any other certificate delivered pursuant to this Agreement or any Ancillary Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

(b)
Except as expressly set forth in Sections 6.1 and 6.2, or any other certificate delivered pursuant to this Agreement or any Ancillary Agreement, the Purchaser acknowledges that neither the Corporation nor the Vendor has made any representation or warranty, express or implied.

ARTICLE 7
INDEMNIFICATION

7.1	Survival of Representations, Warranties and Covenants of the Vendor.

Subject to Section 7.6(2), the representations and warranties of the Vendor and, to the extent that they have not been fully performed or waived at or prior to the Closing Date, the covenants and other obligations of the Vendor, in each case contained in this Agreement and in any Ancillary Agreement, shall survive Closing and continue for the benefit of the Purchaser’s Indemnified Parties notwithstanding the Closing, any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, provided that:

(a)
the representations and warranties set out in Sections 6.1(1) through 6.1(7) (inclusive), 6.1(8)(a)(ii)(A), 6.1(9), 6.2(1), 6.2(2), 6.2(3), 6.2(4), 6.2(5), 6.2(6), 6.2(7)(b)(i), 6.2(23)(b), 6.2(28) and 6.2(37) (collectively, the “Vendor’s Fundamental Representations”) survive Closing and continue in full force and effect until the 7th anniversary of the Closing Date; and

(b)
the remainder of the representations and warranties set out in Sections 6.1 and 6.2 and any representation and warranty of the Vendor in any Ancillary Agreement (the “Vendor’s General Representations”) survive Closing and continue in full force and effect until the date that is the first anniversary of the Closing Date.

Notwithstanding the foregoing, the survival periods set out in this Section 7.1 shall not (i) apply to any claim involving Fraud by the Vendor or its Representatives, or (ii) limit any claim or recovery available to the Purchaser under the R&W Policy.

7.2	Survival of the Representations, Warranties and Covenants of the Purchaser.

Subject to Section 7.6(2), the representations and warranties of the Purchaser and, to the extent that they have not been fully performed or waived at or prior to Closing, the covenants and other obligations of the Purchaser and the Parent, contained in this Agreement and in any Ancillary Agreement, shall survive Closing and continue in full force and effect without limitation of time for the benefit of the Vendor’s Indemnified Parties notwithstanding the Closing, any investigation made by or on behalf of the Vendor or any knowledge of the Vendor, provided that:

(a)
the representations and warranties set out in Sections 6.3(1), 6.3(2), 6.3(3), 6.3(4), 6.3(5), 6.3(6)(b)(i) and 6.3(7) (collectively, the “Purchaser’s Fundamental Representations”) survive Closing and continue in full force and effect until the 7th anniversary of the Closing Date; and

(b)
the remainder of the representations and warranties set out in Section 6.3 and any representation and warranty of the Purchaser in any Ancillary Agreement (the “Purchaser’s General Representations”) survive Closing and continue in full force and effect until the date that is the first anniversary of the Closing Date.

Notwithstanding the foregoing, the survival periods set out in this Section 7.2 shall not (i) apply to any claim involving Fraud by the Purchaser or its Representatives.

7.3	Indemnification by the Vendor.

Subject to this Article 7, the Vendor shall indemnify and save harmless each of the Purchaser’s Indemnified Parties and shall pay to the Purchaser (or as the Purchaser may direct), on demand, the amount of any and all Losses, as a result of or arising in connection with:

(a)	any inaccuracy of or any breach of any of the Vendor’s General Representations;

(b)	any inaccuracy of or any breach of any of the Vendor’s Fundamental Representations;

(c)	any breach or non-performance by the Vendor of any covenant or other obligation contained in this Agreement or in any Ancillary Agreement;

(d)
any liability or obligation in respect of Taxes of the Corporation in respect of all Pre-Closing Tax Periods, except for Taxes which were specifically included as a Current Liability in the calculation of Closing Net Working Capital or as Indebtedness in the Closing Indebtedness;

(e)
any Indebtedness that is not paid pursuant to Section 2.3(2) or Section 2.6(3) or that was not specifically included as a Current Liability in the calculation of Closing Net Working Capital or as Indebtedness in the Closing Indebtedness;

(f)
any Transaction Expenses that are not paid pursuant to Section 2.3(2)(b) or Section 2.6(4) or that was not specifically included as a Current Liability in the calculation of Closing Net Working Capital;

(g)
any amounts that would have been included in the calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or would have been adjusted for in the adjustments pursuant to Section 2.6, but which were not included in such calculation or adjustments as a result of the Vendor’s and/or the Corporation’ failure to maintain accurate Books and Records;

(h)	the Pre-Closing Reorganization; and

(i)
any penalties, fines, liability or obligation which may be made or brought against the Corporation, and/or which the Corporation may suffer or incur, pursuant to the Occupational Health and Safety Act (Alberta) or any applicable Employment Laws in connection with the workplace safety incident which occurred on November 3, 2022 at 2234 Portland Street SE, Calgary, Alberta.

7.4	Indemnification by the Purchaser.

Subject to this Article 7, the Purchaser shall indemnify and save harmless each of the Vendor’s Indemnified Parties and shall pay to the Vendor, on demand, the amount of any and all Losses, as a result of or arising in connection with:

(a)	any inaccuracy of or any breach of any of the Purchaser’s General Representations;

(b)	any inaccuracy of or any breach of any of the Purchaser’s Fundamental Representations; and

(c)	any breach or non-performance by the Purchaser of any covenant or other obligation contained in this Agreement or in any Ancillary Agreement.

7.5	Limitations on Indemnity.

(1)
The Parties acknowledge that, as of the date hereof, the Purchaser has obtained a buyer‑side representation and warranty insurance policy, solely for the benefit of the Purchaser, related to Losses arising pursuant to Sections 7.3(a), 7.3(b) and 7.3(d) (the “R&W Policy”). The Parties agree that the Purchaser, on the one hand, and the Vendor, on the other hand, shall each pay 50% of the aggregate amount of the premiums, underwriting costs, brokerage commission and Taxes related to the R&W Policy due in connection with the purchase of such R&W Policy (the “R&W Policy Expenses”). For greater certainty, the 50% of the R&W Policy Expenses payable by the Vendor shall be paid by the Vendor as a deduction from the Purchase Price paid by the Purchaser on the Closing Date pursuant to Section 2.3.

(2)
Subject to Section 7.5(3) and Section 7.10, the Vendor shall have no obligation to make any payment for Losses under Section 7.3(a), unless the aggregate amount of all Losses exceed $642,500 (the “Indemnity Threshold”), after which the full amount of Losses in excess of the Indemnity Threshold may be recovered up to an aggregate maximum equal to the amount of the Indemnity Holdback (the “General Rep Liability Cap”). Subject to Section 7.5(3) and notwithstanding any other term or condition in this Agreement, the Vendor’s maximum aggregate liability for indemnification under Section 7.3(a) is the General Rep Liability Cap and in no circumstance will the Vendor have any obligation to make any payment for Losses with respect to the matters described in Section 7.3(a) in excess of the General Rep Liability Cap.

(3)
Section 7.5(2) will not apply to any Claim involving Fraud by the Vendor or its Representatives, or, for greater certainty, (i) any Claim relating to any breach or inaccuracy of the Vendor’s Fundamental Representations; or (ii) any Claim for indemnity pursuant to Sections 7.3(c), 7.3(d), 7.3(e), 7.3(f), 7.3(h) or 7.3(i).

(4)
Subject to Section 7.5(5), the Purchaser shall have no obligation to make any payment for Losses with respect to the matters described in Section 7.4(a), unless the aggregate amount of all Losses exceed the Indemnity Threshold, after which the full amount of Losses in excess of the Indemnity Threshold may be recovered, up to an aggregate maximum equal to the General Rep Liability Cap.

(5)
Section 7.5(4) will not apply to any Claim involving Fraud by the Purchaser or its Representatives, or, for greater certainty: (i) any breach or inaccuracy of the Purchaser’s Fundamental Representations; (ii) any Claim for indemnity pursuant to Section 7.4(c).

(6)
Notwithstanding anything to the contrary in this Agreement, the Vendor shall have no obligation to make any payment for Losses with respect to any claim for indemnity by the Purchaser’s Indemnified Parties under this Agreement in excess, in the aggregate, of the Purchase Price, and the Purchaser shall have no obligation to make any payment for Losses with respect to any claim for indemnity by the Vendor’s Indemnified Parties under this Agreement in excess, in the aggregate, of the Purchase Price.

(7)
For the purpose of determining any inaccuracy or breach of any representation or warranty contained in this Agreement and for the purpose of calculating any resulting Losses pursuant to this Agreement:

(a)
each of the representations and warranties made by any Party shall be deemed to have been made without the inclusion of or reference to limitations or qualifications as to materiality and/or words and phrases of similar meaning or intent; and

(b)
the Purchaser’s Indemnified Party is deemed to have incurred or suffered Losses as of and from the Closing Date as a consequence of any reduction in the value of the Business and/or the Assets resulting from any Claim for indemnity pursuant to Section 7.3.

(8)
The Purchaser’s Indemnified Parties’ right to indemnification and payment of Losses with respect to any Claim shall not be affected by any changes made by any of the Purchaser’s Indemnified Parties’ to the business, financial or Tax practices of the Corporation following the Closing, provided that this Section 7.5(8) shall not restrict or limit the general obligation under Applicable Law of the Purchaser’s Indemnified Parties to mitigate any Loss.

(9)
The Purchaser acknowledges that the purpose of the R&W Policy is to provide a source of reimbursement to the Purchaser for such Claims as may arise, within the scope of the coverage of the R&W Policy, and the Purchaser will take all commercially reasonable steps to recover from the R&W Policy and to enforce those provisions of the R&W Policy preventing subrogation against the Vendor; provided that in no event will the Purchaser be required to initiate any legal proceeding against the insurer to obtain such recovery or enforce such provisions. For greater certainty, nothing in this Section 7.5 shall limit any claim or recovery available to the Purchaser under the R&W Policy.

(10)
With respect to Claims pursuant to Section 7.3(a), save and except for Claims for Fraud, the Vendor shall only be responsible for 50% of such indemnity payments (i.e., $0.50 for every $1.00 paid), and the Purchaser shall be responsible for the other 50% of such indemnity payments (i.e., the other $0.50 for every $1.00 paid), for all Losses up to the amount of the retention amount under the R&W Policy.

(11)
With respect to Claims pursuant to Section 7.3(a), save and except for Claims for Fraud, (a) the sole recourse for recovery against the Vendor for its 50% portion of any Losses shall be exclusively from the Indemnity Holdback; and (b) notwithstanding the length of the survival period for representations and warranties of the Vendor set forth in Section 7.1, the Purchaser shall have no recourse for indemnity payments against the Vendor once the Indemnity Holdback has been completely depleted, and upon such depletion, the Purchaser’s sole recourse shall be against the RWI Policy.

(12)
Notwithstanding Section 7.3(d), the amount of any Loss in respect of which indemnification could be claimed pursuant to Section 7.3(d) shall be reduced by and net of any related Tax benefit realized by the Purchaser’s Indemnified Parties as a result of the matters giving rise to the Claim.

(13)
The Purchaser acknowledges and agrees that the R&W Policy shall at all times provide that: (a) the insurer under the R&W Policy shall have no subrogation rights against the Vendor, the Corporation or any of their respective Representatives, except in respect of a claim made under the R&W Policy based on Fraud of the Vendor or its Representatives; (b) the Purchaser shall not amend the R&W Policy in any manner adverse to the Vendor or the Corporation (including with respect to the subrogation provisions or the exclusion provisions) without express written consent of the Vendor; and (c) each of the Vendor, the Corporation and their respective Representatives is a third-party beneficiary of the waiver and agreement referred to in this Section and is entitled to directly enforce such waiver and agreement.

(14)
The liability of the Vendor and its Representatives shall not be increased, and the limitations of liability under this Agreement shall not be limited, restricted or affected in any manner (and Vendor and its Representatives shall continue to benefit from all rights they have hereunder), in the event that: (a) the R&W Policy is terminated or cancelled or becomes null and of no effect at any time after the Closing for any reason; or (b) the insurer under the R&W Policy refuses, omits or delays to make any payment under the R&W Policy for any reason, whether or not the insurer is in default under the R&W Policy.

(15)
Notwithstanding anything to the contrary in this Agreement, the Purchaser’s Indemnified Parties are only entitled to indemnification pursuant to Section 7.3(g) if one of the Purchaser’s Indemnified Parties has given written notice of its Claim to the Vendor during the period commencing on the date of delivery of the Closing Statements pursuant to Section 2.5(1) and ending on the first anniversary of the Closing Date; provided that, for clarity, any Claim made by the Purchaser’s Indemnified Parties pursuant to Section 7.3(g) prior to the first anniversary of the Closing Date but that has not concluded by such date will not be affected by this Section 7.5(15).

7.6	Notice of Claim.

(1)	Subject to Section 7.6(2):

(a)
none of the Purchaser’s Indemnified Parties is entitled to indemnification pursuant to Section 7.3(a) or Section 7.3(b) unless the Purchaser’s Indemnified Party has given written notice of its Claim pursuant to Section 7.6 prior to the expiry of the relevant survival period prescribed by Section 7.1; and

(b)
none of the Vendor’s Indemnified Parties is entitled to indemnification pursuant to Section 7.4(a) or 7.4(b) unless the Vendor’s Indemnified Party has given written notice of its Claim pursuant to Section 7.6 prior to the expiry of the relevant survival period prescribed by Section 7.2.

(2)	For greater certainty, Section 7.6(1) will not apply to any Claim involving Fraud by the Vendor or the Purchaser or their respective Representatives, as applicable.

(3)
An Indemnified Party, within a reasonable period of time after becoming aware of any event, condition or occurrence that gives rise to any Claim, shall give an Indemnification Notice of such event, condition or occurrence to the Indemnifying Party’s Representative and, if the Indemnified Party is a Purchaser’s Indemnified Party, to the insurer under the R&W Policy in accordance with the terms and conditions of the R&W Policy. The Indemnification Notice will specify whether the Losses arise, or the potential Losses are expected to arise, as a result of a Direct Claim, a Third Party Claim or a Tax Contest, and will also specify (to the extent the information is available) the factual basis for the Claim and the amount of the Losses or potential Losses, if known.

(4)
An Indemnified Party may deliver an Indemnification Notice to the Indemnifying Party’s Representative and, if the Indemnified Party is a Purchaser’s Indemnified Party, to the insurer under the R&W Policy in accordance with the terms and conditions of the R&W Policy, in respect of a Claim for which the resulting Losses are contingent and not yet realized at the time of delivery of such Indemnification Notice.

(5)
The failure to give, or delay in giving, an Indemnification Notice to an Indemnifying Party’s Representative or, if the Indemnified Party is a Purchaser’s Indemnified Party, to the insurer under the R&W Policy in accordance with the terms and conditions of the R&W Policy, does not relieve the Indemnifying Party of its obligations except and only to the extent of any prejudice explicitly caused to the Indemnifying Party by that failure or delay.

(6)
After delivery of an Indemnification Notice in accordance with the requirements of this Section 7.6, the liability of the Indemnifying Party will continue in full force and effect until, as applicable, the final compromise or settlement between the Indemnifying Party’s Representative and the Indemnified Party’s Representative, or the final determination of or settlement in accordance with the dispute resolution process set out in Section 10.9.

7.7	Third Party Claims.

(1)
Subject to the terms and conditions of the R&W Policy, the Indemnifying Party has the right, by providing written notice to the applicable Indemnified Party’s Representative given not later than the earlier of: (i) 14 days after receipt of the Indemnification Notice or (ii) at least five Business Days prior to the date that the Indemnified Party is required to respond to the Third Party Claim, to assume control of the defence, settlement, compromise or prosecution of the Third Party Claim provided that:

(a)
in respect of any Third Party Claim (for clarity, excluding Tax Contests) that relates to a breach or purported breach of or inaccuracy in a Fundamental Representation where (i) the Losses claimed by the third party exceed or are reasonably likely to exceed the aggregate amount of coverage under the R&W Policy, or (ii) it is reasonably likely that the R&W Policy will not provide coverage for such Third Party Claim and the Losses claimed by the third party exceed or are reasonably likely to exceed the retention amount under the R&W Policy, then in either case the Indemnifying Party delivers to the Indemnified Party’s Representative a written acknowledgement that the Indemnified Party is entitled to indemnification for all Losses arising out of the Third Party Claim and that the Indemnifying Party shall be liable for the entire amount of those Losses that are within the scope of the Indemnifying Party’s obligation to indemnify the Indemnified Party under this Agreement;

(b)	the Third Party Claim involves only monetary damages and does not seek any injunctive or other equitable relief;

(c)
if the named parties in any Third Party Claim include both the Indemnifying Party and the Indemnified Party, representation by the same counsel would, in the judgment of the Indemnified Party (acting reasonably), still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences);

(d)
settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the judgment of the Indemnified Party’s Representative, acting reasonably, likely to establish a precedent, custom or practice adverse to the continuing business interest or reputation of the Indemnified Party; and

(e)
the Indemnifying Party, from time to time, at the request of the Indemnified Party’s Representative, gives reasonable security satisfactory to the Indemnified Party’s Representative against any costs and other liabilities to which the Indemnified Party may be or become exposed as a result of that Third Party Claim.

(2)
Subject to the terms and conditions of the R&W Policy, on the assumption of control of a Third Party Claim by the Indemnifying Party, it is conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of, and is subject to, the indemnification pursuant to this Article 7:

(a)
the Indemnifying Party will actively and diligently proceed with the defence, settlement, compromise or prosecution of the Third Party Claim at the Indemnifying Party’s sole cost and expense, including the retaining of counsel reasonably satisfactory to the Indemnified Party’s Representative;

(b)
the Indemnifying Party will keep the Indemnified Party’s Representative fully advised with respect to the defence, settlement, compromise or prosecution of the Third Party Claim (including supplying copies of all relevant documents promptly as they become available) and will arrange for its counsel to inform the Indemnified Party’s Representative on a regular basis of the status of the Third Party Claim;

(c)
the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defence, settlement, compromise or prosecution of the Third Party Claim (provided the Indemnifying Party shall continue to control that defence, settlement, compromise or prosecution);

(d)
the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to by the Indemnified Party’s Representative (which consent may not be unreasonably or arbitrarily withheld, delayed or conditioned); and

(e)
the Indemnifying Party will not settle or compromise any Taxes or Tax issues related to any matter which may increase the Taxes payable by Indemnified Party for a Post‑Closing Tax Period unless consented to by the Indemnified Party’s Representative (which consent may not be unreasonably or arbitrarily withheld, delayed or conditioned).

(3)
Subject to the terms and conditions of the R&W Policy, provided all the conditions set forth in Section 7.7(1) have been satisfied and the Indemnifying Party is not in breach of any of its obligations under Section 7.7(2), each of the Indemnified Party and its Indemnified Party’s Representative will, at the expense of the Indemnifying Party, co-operate with the Indemnifying Party in respect of such Third Party Claim and use its reasonable efforts to make available to the Indemnifying Party all relevant information in its possession or under its control that is required by the Indemnifying Party to conduct the defence, settlement, compromise or prosecution and will take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary to enable the Indemnifying Party to conduct the defence, settlement, compromise or prosecution, provided always that:

(a)	no admission of fault may be made by or on behalf of any of the Purchaser’s Indemnified Parties without the prior written consent of the Purchaser;

(b)	no admission of fault may be made by or on behalf of any of the Vendor’s Indemnified Parties without the prior written consent of the Vendor; and

(c)
the Indemnified Party and its Indemnified Party’s Representative are not obligated to take any measures which, in the reasonable opinion of the Indemnified Party’s legal counsel, could be materially prejudicial or unfavourable to the Indemnified Party.

(4)
Subject to the terms and conditions of the R&W Policy, if (i) the Indemnifying Party does not give the relevant Indemnified Party’s Representative the notice provided in Section 7.7(1), (ii) any of the conditions in Section 7.7(1) are unsatisfied, or (iii) the Indemnifying Party breaches any of its obligations under Sections 7.7(2) or 7.7(3), the applicable Indemnified Party’s Representative may assume control of the defence, settlement, compromise or prosecution, compromise or settlement of the Third Party Claim as in its sole discretion may appear advisable, and is entitled to retain counsel as in its sole discretion may appear advisable. Subject to the terms of this Article 7, any compromise, settlement or determination of a Governmental Authority of competent jurisdiction of the Third Party Claim will be binding on the Indemnifying Party. The Indemnifying Party will, at its sole cost and expense, cooperate with the Indemnified Party and its Indemnified Party’s Representative and use its commercially reasonable efforts to make available to the Indemnified Party and its Indemnified Party’s Representative all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnified Party, necessary to enable the Indemnified Party to conduct the defence, settlement, compromise or prosecution of the Third Party Claim.

(5)
Notwithstanding any other provision hereof, any Losses for which indemnification is sought by a Purchaser’s Indemnified Party in respect of any Tax Notice shall not be subject to Section 7.7 and shall instead be subject to Section 7.8.

7.8	Tax Contests.

(1)
If a Purchaser’s Indemnified Party receives from a Governmental Authority any inquiry, audit, written notice of any pending or threatened audit, notice of deficiency, dispute, loss determination, notice of assessment or reassessment or proposed assessment or reassessment (each, a “Tax Notice”) with respect to Taxes in respect of which a Claim may be made (“Indemnified Taxes”), such Purchaser’s Indemnified Party shall promptly (but in any event within five Business Days of receipt) deliver a copy of the Tax Notice to the Vendor, together with all correspondence relating to, and any other documents received in respect of, such Tax Notice. The failure to give such notice shall not relieve the Vendor of the Tax indemnification obligations provided under this Agreement except to the extent that such failure materially prejudices the ability of the Vendor to defend such Claim or otherwise exercise their rights under this Agreement.

(2)
Subject to the terms and conditions of the R&W Policy, where a Tax Notice relates to a Pre-Closing Tax Period, provided that the Vendor has, after receiving written notification of a Tax Notice, unconditionally acknowledged in writing its obligation to indemnify the Purchaser’s Indemnified Party in respect of such Taxes, and provided further that the Vendor has complied and continues to comply with their obligations hereunder, the Vendor shall, at its sole expense, have the exclusive authority to control any submissions in respect of such Tax Notice and any objection or appeal in respect of such Tax Notice (each, a “Tax Contest”) and may make all decisions in connection with such Tax Contest (including selection of counsel), provided that the Vendor shall reimburse such Purchaser’s Indemnified Party’s reasonable out-of-pocket expenses incurred as a result of such assumption and fund the payment of any Taxes in dispute necessary under Applicable Law to pursue such objection or appeal. Without limiting the foregoing, the Vendor may pursue or forego any and all administrative appeals, Proceedings and conferences with any Governmental Authority with respect thereto, and may contest the Tax Contest in any permissible manner, provided that the Vendor may not settle any such Tax Contest without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Vendor shall keep the Purchaser reasonably informed of the status and progress of such Tax Contest. The Vendor, when entitled to do so pursuant hereto, shall, if desired, assume the investigation and control of a Tax Contest by providing the Purchaser with written notice of their election to do so within 15 Business Days of the Vendor’s receipt of the Tax Notice. If the Vendor fails or declines to assume investigation and control of a Tax Contest in accordance with this Section 7.8, then the Vendor shall be deemed to have waived its right to control the Tax Contest and the Purchaser’s Indemnified Party shall have the right (without prejudice to its right to be indemnified for the Indemnified Taxes at issue) to settle and/or dispute the matter as it deems reasonable in its sole judgment..

(3)
Subject to the terms and conditions of the R&W Policy, notwithstanding the foregoing, the Vendor and the Purchaser’s Indemnified Party shall jointly control and participate in all Proceedings taken in connection with (i) any Tax Contest relating to Taxes for any Straddle Period; (ii) any Tax Contest relating to a Pre-Closing Tax Period the resolution of which would increase the Taxes payable by or other Losses of any Purchaser’s Indemnified Party for any Post-Closing Tax Period for which the Vendor is not obligated to indemnify a Purchaser’s Indemnified Party pursuant to this Agreement (taking into account the limitations on indemnification set forth in the Agreement); and (iii) any Tax Contest relating partly to Pre-Closing Tax Periods and partly to Post-Closing Tax Periods (and shall each bear one-half of the expenses of such Proceedings). Neither the Vendor nor the Purchaser’s Indemnified Party shall settle any such Tax Contest without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

(4)
The Parties agree that the indemnities, insurance, and other protections provided under this Agreement (including this Article 7) are integral to this Agreement and that it is reasonable to consider that such indemnities, insurance, and other protections are intended to ensure that the Purchase Price takes into account liabilities of the Business and the Corporation immediately prior to the Closing and are being provided primarily for purposes other than to achieve any tax benefit (as defined in subsection 245(1) of the Tax Act) from the Transactions or any other transaction, series of transaction, arrangement, or event described in or contemplated by this Agreement.

7.9	Direct Claims.

Subject to the terms and conditions of the R&W Policy, following receipt by an Indemnifying Party’s Representative of an Indemnification Notice in respect of a Direct Claim, the Indemnifying Party has 30 days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of that investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied on by the Indemnified Party to substantiate the Direct Claim, together with such information in its possession that the Indemnifying Party may reasonably request. Subject to the terms and conditions of the R&W Policy, if the Indemnifying Party’s Representative and the Indemnified Party’s Representative agree at or prior to the expiry of this 30-day period (or prior to the expiry of any extension of this period agreed to by the Indemnifying Party’s Representative and the Indemnified Party’s Representative) as to the validity and amount of that Direct Claim, then the Indemnifying Party shall, subject to the applicable limitations set out in this Article 7, immediately pay to the Indemnified Party the amount agreed to by the Parties, failing which the Indemnified Party may pursue the matter in accordance with the dispute resolution process set out in Section 10.9.

7.10	Indemnification Payments.

(1)	Subject to the terms and conditions of the R&W Policy, a Loss shall become payable by an Indemnifying Party:

(a)
in respect of a Third Party Claim upon the earlier of: (i) the date when the Third Party Claim is settled or compromised, provided that the Indemnifying Party and the Indemnified Party have agreed in writing to the validity of the Indemnifying Party’s indemnification obligations for such Third Party Claim and (ii) the date of any determination of the Third Party Claim in accordance with the dispute resolution process set out in Section 10.9;

(b)
in respect of a Direct Claim upon the earlier of: (i) the date when the Indemnifying Party and the Indemnified Party agree as to the validity and amount of that Direct Claim and (ii) the date of any determination of the Direct Claim in accordance with the dispute resolution process set out in Section 10.9; and

(c)
in respect of Taxes of the Corporation, upon the earlier of: (i) the date on which the related Tax Notice, if any, is settled or finally determined by a court of competent jurisdiction or other Governmental Authority; (ii) the date on which all objection and appeal rights in respect of such Taxes expires (disregarding any potential extension to such objection or appeal period dependent upon the exercise of discretion by a Governmental Authority); and (iii) the date on which, if applicable, the Vendor provides written notice to the Purchaser of its intention not to dispute or contest such Taxes.

(2)
If a Loss becomes payable pursuant to Section 7.10(1)pursuant to a Proceeding that one or more of the Parties was not directly involved in because it was a Third Party Claim or a Tax Contest, the Party controlling such Third Party Claim or a Tax Contest shall notify the other Parties of the conclusion of such Third Party Claim or a Tax Contest, as applicable, within five Business Days of such conclusion.

(3)
Subject to Sections 7.10(4) and 7.10(6) and the terms and conditions of the R&W Policy, an Indemnifying Party shall pay the amount of any Loss to the Indemnified Party’s Representative within five Business Days of the date of receipt of notice from the Indemnified Party that such Loss becomes payable by such Indemnifying Party pursuant to Section 7.10(1), notwithstanding any right to appeal that the Indemnifying Party may have with respect to such Claim giving rise to such Loss.

(4)
If a Loss becomes payable by the Vendor pursuant to Section 7.10(1) and the Escrow Agent is holding any amount of the Indemnity Holdback pursuant to the Escrow Agreement, then, subject to Sections 7.5 and 7.10(6), the Purchaser shall send a request to the Vendor to sign and jointly deliver a joint, irrevocable and unconditional written direction (the “Release Direction”) to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Purchaser from the Indemnity Holdback the amount of such Loss.  If the amount of any Loss payable by the Vendor as the Indemnifying Party is greater than the amount of the Indemnity Holdback available for the payment of such Loss as of the date of such payment (in this Section 7.10(4), the “Remaining Escrow Amount”), then, the Release Direction shall instruct the Escrow Agent to release to the Purchaser the Remaining Escrow Amount and (ii) subject to Sections 7.5 and 7.10(6), the amount of such Loss in excess of the Remaining Escrow Amount shall be paid by the Vendor in accordance with Section 7.10(3). If a Loss becomes payable by the Vendor pursuant to Section 7.10(1) and the Vendor fails to deliver a Release Direction to the Escrow Agent within five Business Days of the Purchaser requesting same, then the Purchaser may deliver a unilateral, unconditional, written direction to the Escrow Agent instructing the Escrow Agent to release to the Purchaser from the Indemnity Holdback the amount of the applicable Loss and the Escrow Agent may, starting on the date that is ten Business Days after the date of the receipt of the Purchaser’s unilateral written direction, rely upon such written direction delivered by the Purchaser as validly authorizing the release of the amount of any Loss from the Indemnity Holdback to the Purchaser.

(5)
If a Governmental Authority of competent jurisdiction subsequently determines on final appeal of any Claim that the amount of any Loss in respect of such Claim (the “Final Loss”) is less than the amount paid by an Indemnifying Party to the Indemnified Party’s Representative pursuant to Section 7.10(4) (the “Initial Loss”), then within five Business Days of the date of such final determination, the Indemnified Party shall pay to the Indemnifying Party the difference between the Initial Loss and the Final Loss.

(6)	Subject to the limits in Section 7.5, any payment of a Claim for indemnification by the Purchaser’s Indemnified Parties pursuant to:

(a)
Section 7.3(a), shall be satisfied: (i) first, from the Indemnity Holdback for the amount of all Losses that exceed the Indemnity Threshold up to the amount of the Indemnity Holdback; and (ii) second, by submission of the Claim by the Purchaser’s Indemnified Party pursuant to the R&W Policy (if and to the extent that such Claim is covered by the R&W Policy).

(b)
Sections 7.3(b) to 7.3(i), shall be satisfied: (i) first, from the Indemnity Holdback for the amount of all Losses up to the amount of the Indemnity Holdback; (ii) second, by the Vendor up to the amount of the retention amount under the R&W Policy; (iii) third, by submission of the Claim by the Purchaser’s Indemnified Party pursuant to the R&W Policy (if and to the extent that such Claim is covered by the R&W Policy); and (iv) fourth, if and to the extent that such Claim is not covered by the R&W Policy or once coverage under the R&W Policy has been exhausted, then against the Vendor.

7.11	Adjustment to Purchase Price.

The amount of all Losses set-off and deducted from the Indemnity Holdback and the amount of all other Losses paid by the Vendor as the Indemnifying Party will constitute a dollar-for-dollar decrease of the Purchase Price and the amount of all Losses paid by the Purchaser as the Indemnifying Party will constitute a dollar-for-dollar increase of the Purchase Price, in each case except to the extent inconsistent with Applicable Law.

7.12	Waiver.

Without limiting any of the other provisions herein, subject to Section 7.17, the Indemnifying Party waives any right it may have to require an Indemnified Party to proceed against or enforce any other right, power, remedy or security or to claim payment from any other Person before claiming under the indemnity provided for in this Article 7. It is not necessary for an Indemnified Party to incur expense or make payment before enforcing that indemnity.

7.13	Exclusivity.

(1)
Except for any Claim involving Fraud by any of the Parties or their respective Representatives, the provisions of this Article 7 constitute the sole monetary remedy available to the Parties in respect of any Claim for breach of covenants, representation, warranty or other obligation or provision of this Agreement or any Ancillary Agreement (other than a Claim for specific performance or injunctive relief) and in respect of any and all other indemnities provided in this Agreement.

(2)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties and the express third party beneficiaries of this Agreement shall be entitled to apply to a court of competent jurisdiction for equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled under Applicable Law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.13(2), and each Party (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees to cooperate fully in any attempt by the other Party or Parties in obtaining such equitable relief.

7.14	Trust and Agency.

Each Party accepts each indemnity in favour of any of its respective Indemnified Parties that is not a Party as agent and trustee of that Indemnified Party and may enforce any such indemnity in favour of that Indemnified Party on behalf of that Indemnified Party.

7.15	One Recovery.

No Indemnified Party shall be entitled to double recovery of any Losses, even if such Losses may have resulted from any Claim for indemnity pursuant to one or more of Section 7.3 (in the case of the Purchaser’s Indemnified Parties) or Section 7.4 (in the case of the Vendor’s Indemnified Parties), or even if such Losses may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement. None of the Purchaser’s Indemnified Parties shall be entitled to recovery of any Losses to the extent, but only to the extent, that the amount of such Loss was specifically included as a Current Liability in the calculation of Net Working Capital or included in Transaction Expenses or Closing Indebtedness paid in accordance with Article 2 or in any downward adjustment to the Purchase Price in accordance with this Agreement.

7.16	No Contribution from the Corporation.

Notwithstanding anything in this Agreement to the contrary: (a) the Vendor shall not have any right of indemnification, contribution or reimbursement from or remedy against the Corporation, its Affiliates or any of its respective current and former officers, directors, employees, servants and agents and their successors and assigns as a result of any indemnification it is required to make under this Article 7; and (b) conditional upon the occurrence of the Closing, the Vendor hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that it may have at any time against the Corporation under or arising out of any Claim.

7.17	Mitigation.

Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of an Indemnified Party to mitigate any Loss which it may suffer or incur which gives rise to any Claim for indemnity pursuant to one or more of Section 7.3 (in the case of the Purchaser’s Indemnified Parties) or Section 7.4 (in the case of the Vendor’s Indemnified Parties).

7.18	Insurance Proceeds

(1)
No Party shall have any liability to any Indemnified Party to the extent of any insurance proceeds actually received by such Indemnified Party (including under the R&W Policy) with respect to such damages, net of any deductible and out-of-pocket costs of collection and the amount of any increase in insurance premiums that are a direct result of making a claim under such insurance policies.

(2)
Each Indemnified Party shall use commercially reasonable efforts to recover from the R&W Policy and other insurance policies or other applicable sources of recovery the maximum portion of any Losses, provided that: (i) the Indemnified Party shall not be required to initiate litigation or other dispute resolution proceedings against any insurer or other applicable sources of recovery in connection therewith; (ii) the Indemnified Party shall not be required to seek recovery under or pursuant to any insurance policy if the Indemnified Party determines, acting reasonably, that such recovery may result in a material increase in the insurance premiums or adverse change in the terms of such insurance policy as a result of making a claim under such insurance policy; and (iii) the Indemnifying Party shall not be entitled to condition, withhold, or delay its payment of any Losses otherwise payable to the Indemnified Party in accordance with this Article 7 on the basis of the pendency of any such related insurance claim or claim from another source of recovery.

ARTICLE 8
SHAREHOLDER RELEASE

8.1	Shareholder Release.

(1)
Subject to Section 8.1(5), effective as of the Closing, the Vendor hereby releases and forever discharges the Corporation and its respective Affiliates, and all of their respective current and former officers, directors, shareholders, employees, servants and agents and their successors and assigns (collectively, the “Releasees”), to the extent permitted under Applicable Law, from any and all actions, causes of action, claims, demands, covenants, obligations, contracts, liabilities, costs and damages, whether absolute or contingent and of any nature whatsoever, at law or in equity, past, present or future, which the Vendor, as a direct or indirect shareholder of the Corporation, as applicable, now has or ever had or hereafter may have, against any of the Releasees by reason of or in any way arising out of any cause, matter or thing whatsoever up to the Closing Date (collectively, the “Released Claims”).

(2)
The Vendor represents and warrants to the Purchaser that it has not filed or commenced any Proceeding with any Governmental Authority that relates in any way to the Released Claims and, subject to Section 8.1(5), the Vendor covenants and agrees with the Purchaser to never file or commence any such Proceeding.

(3)
Subject to Section 8.1(5), the Vendor shall not file or commence any Proceeding, including third party Proceedings or cross-claims, against any Person with respect to any matters that have arisen between the Vendor and any of the Releasees up to the Closing Date pursuant to which any Proceeding could arise against any of the Releasees for contribution or indemnity or other relief in respect of any of the Released Claims.

(4)	The Vendor represents and warrants that it has not assigned to any Person any of the Released Claims.

(5)
The Released Claims shall not include any actions, causes of action, claims, demands, covenants, obligations, contracts, liabilities, costs and damages which the Vendor may have (a) relating to, arising out of, or under this Agreement or any Ancillary Agreement or (b) relating to or arising out of any Fraud of any Releasee.

ARTICLE 9
GUARANTEE

9.1	Guarantee of the Purchaser’s Obligations.

Subject to the terms of this Agreement, the Parent unconditionally, absolutely and irrevocably guarantees performance by the Purchaser of each and every covenant, agreement, undertaking, representation, warranty, indemnity and obligation of the Purchaser contained in this Agreement and each of the Ancillary Agreements required by this Agreement to be delivered by it (the “Purchaser Obligations”). If the Purchaser is in default of any of the Purchaser Obligations, then the Vendor may proceed against the Parent for performance of such Purchaser Obligations, provided that all limitations, caps, temporal limitations, and conditions applicable to the Vendor provided for under this Agreement, including under Article 7, shall apply to the Vendor with respect to its exercise of its rights under this Section 9.1. The liability of the Parent under this Section 9.1 shall be absolute and unconditional and shall be in effect irrespective of: (a) any failure, neglect or omission on the part of the Vendor or any other Person to realize upon any liabilities of the Purchaser; (b) any merger or reorganization of the Purchaser, in which event the guarantee of the Parent shall apply to the entity resulting therefrom; (c) any change in the name, share capital or organizational documents of the Purchaser; (d) any merger or reorganization of the Parent; (e) any sale, lease or transfer of the assets of the Purchaser or the Parent; (f) any change in the ownership of any shares or other equity interests in the capital of the Purchaser or the Parent; (g) any amendment or modification of this Agreement or any Ancillary Agreement; or (h) to the extent permitted by Applicable Laws, any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Parent in respect of its guarantee and which do not constitute a defense available to, or a discharge of, the Purchaser in respect of the Purchaser Obligations. The Parent waives: (i) any notice of the creation, renewal, extension or accrual of the guarantee; (ii) notice of or proof of reliance by the Vendor on the guarantee or acceptance of the guarantee; and (iii) diligence, presentment, protest, demand for payment and notice of default or nonpayment.

ARTICLE 10
GENERAL

10.1	Confidentiality, Announcements and Disclosure.

(1)	A Party may only disclose Confidential Information of another Party to the extent that such disclosure is:

(a)
made in response to a valid Order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the Party whose Confidential Information will be disclosed and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such Order will be limited to that information which is legally required to be disclosed in response to such Order, as determined in good faith by the Party that is obligated to disclose Confidential Information pursuant to such Order;

(b)
otherwise required to be disclosed by any Applicable Law to which the disclosing Party or any Affiliate thereof is subject; provided, however, that the disclosing Party that is so required will provide the Party whose Confidential Information will be disclosed with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the Party whose Confidential Information will be disclosed with respect to such Confidential Information; or

(c)
made by such disclosing Party, in connection with the performance of this Agreement or the Ancillary Agreements, to such disclosing Party’s Representatives, licensees, sublicensees, contractors, consultants or lenders, or to other Persons, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted or required by this Agreement or the Ancillary Agreements, including the insurers, underwriters, brokers, advisors, legal counsel and other representatives in connection with the R&W Policy, and provided that (i) each such Person to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations substantially as protective as those set forth in this Agreement and (ii) the disclosing Party shall be liable for such Persons’ compliance with such obligations.

(2)
Following the Closing, Confidential Information shall be deemed to include all information and know-how and any tangible embodiments thereof which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the Corporation or to its present or future products, sales, contractors, suppliers, customers, employees, investors, partners or business that was known by the Vendor whether or not such information and know-how was already known to the Vendor and shall be not be disclosed by the Vendor except in accordance with Section 10.1(1).

(3)
Following the termination of this Agreement in accordance with the provisions of Section 4.3, each Party shall (and shall cause each of its Representatives to) promptly, on a request from any other Party, return to the requesting Party all copies of any tangible items (other than this Agreement), if any, that are or that contain Confidential Information of the requesting Party, except that if the Party so obligated to return Confidential Information or its Representatives have prepared notes, analyses, compilations, studies or summaries containing or concerning any Confidential Information, then that Party may, instead of returning the notes, analyses, compilations, studies or summaries, destroy them and provide a certificate to that effect to the requesting Party.

(4)
The Parties shall cooperate with each other and work together in good faith in the preparation of a joint press release, public announcement or other similar disclosure (an “Announcement”) regarding the existence or subject matter of this Agreement and the Transactions. No Party will make any Announcement or publish in any way any Confidential Information with respect to the terms of this Agreement or the Transactions without the prior written consent of the other Parties, except as may be required (a) by Applicable Law, or (b) in any furnishing or filing with any Governmental Authority in order to comply with its legal obligations, provided that the other Party has been provided with a reasonable opportunity to provide comments on the Announcement and the announcing Party has included all such reasonable comments provided by the other Party into to the Announcement.

(5)
Where the disclosure of Confidential Information of another Party is required by Applicable Law or in any furnishing or filing with any Governmental Authority in order to comply with its legal obligations, the Party required to make such disclosure will, to the extent reasonably practicable, reasonably in advance of such disclosure (i) inform the other Parties of the contents of the proposed disclosure and (ii) afford the other Parties a reasonable opportunity to comment on such disclosure in draft form. Notwithstanding the foregoing, no consent of any Party shall be required to release information that has previously been made public. Any notice to or request for Approval to be made pursuant to this Section 10.1(5) shall be made in accordance with Section 10.10.

10.2	Expenses.

Except as otherwise explicitly provided in this Agreement, each Party shall pay all expenses (including Taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, legal counsel, bankers, investment bankers, brokers, accountants and consultants.

10.3	Retention of Counsel and Privilege.

(1)
Each Party acknowledges that the Vendor has retained the Vendor’s Counsel to act as its counsel in connection with the Transactions. The Purchaser agrees that, in the event that a dispute arises after Closing between the Purchaser and the Vendor in connection with, or relating to, this Agreement, any Ancillary Agreement or the Transactions, the Vendor’s Counsel may represent the Vendor in such dispute even though the interests of the Vendor may be directly adverse to the Purchaser or the Corporation and even though the Vendor’s Counsel may have represented the Corporation in a matter substantially related to such dispute.

(2)
As to all communications among the Vendor’s Counsel and the Corporation or the Vendor that relate in any way to this Agreement, any Ancillary Agreement or the Transactions, the attorney or solicitor-client privilege, the expectation of client confidentiality and all information and documents covered by such privilege or protection, belong to the Vendor and may be controlled by the Vendor and shall not pass to or be claimed by the Corporation or the Purchaser. The foregoing does not include any communications between the Corporation and the Vendor’s Counsel which relate to general business matters of the Corporation. Notwithstanding the foregoing, if a dispute arises between the Purchaser or the Corporation and a third party other than a Party after Closing, the Corporation may assert the attorney or solicitor-client privilege to prevent disclosure of confidential communications by the Vendor’s Counsel to such third party; provided, however that the Corporation may not waive such privilege without the prior written consent of the Vendor which consent shall not be unreasonably withheld, conditioned or delayed. If the Purchaser or any of its Affiliates is legally required by any Governmental Authority to access or obtain a copy of all or a portion of any such privileged communications, then to the extent:

(a)	permitted by Applicable Laws; and

(b)
advisable in the opinion of the Purchaser’s Counsel, the Purchaser shall forthwith (and, in any event within five Business Days) notify the Vendor in writing so that the Vendor may seek a protective order.

(3)	This Section 10.3 shall survive the Closing.

10.4	Entire Agreement; No Third Party Beneficiary.

This Agreement together with the Ancillary Agreements constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Ancillary Agreements and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically set out in this Agreement or the Ancillary Agreements, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the Ancillary Agreements or which induced any Party to enter into this Agreement or the Ancillary Agreements. Except as otherwise provided in Sections 7.5(12), 7.14 and 5.15, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the Indemnified Parties, no Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any Proceeding. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or Approval of that Person, including any Indemnified Party.

10.5	Amendment.

Except as otherwise provided in this Agreement, this Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

10.6	Non-Merger.

Except as otherwise provided in this Agreement, the covenants, representations and warranties set out in this Agreement do not merge but survive Closing and, notwithstanding such Closing or any investigation by or on behalf of a Party, continue in full force and effect. Closing does not prejudice any right of one Party against another Party in respect of any remedy in connection with anything done or omitted to be done under this Agreement.

10.7	Waiver of Rights.

Any waiver of, or Approval to depart from, the requirements of any provision of this Agreement is effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement operates as a waiver of that right. No single or partial exercise of any such right precludes any other or further exercise of that right or the exercise of any other right.

10.8	Time of Essence.

Time is of the essence of this Agreement.

10.9	Governing Law; Arbitration.

(1)
This Agreement is governed by, and interpreted and enforced in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in the Province of Alberta, excluding the choice of law rules of the Province of Alberta.

(2)
Subject to Section 10.9(3), all disputes arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or derived from it, shall be finally and conclusively resolved by arbitration under the Rules of the ADR Institute of Canada. The following provisions shall govern any arbitration hereunder:

(a)	The legal seat of arbitration shall be the City of Calgary, Alberta.

(b)
Unless otherwise agreed by the Purchaser and the Vendor, one arbitrator shall be appointed by the Purchaser and one arbitrator shall be appointed by the Vendor within 20 days of receipt by the respondent of the request for arbitration, or in default thereof appointed by the ADR Institute of Canada in accordance with its rules, and the third arbitrator shall be appointed by agreement of the two Party-appointed arbitrators within 14 days of the appointment of the second arbitrator or in default of such agreement, by the ADR Institute of Canada.

(c)
The arbitrators may apportion the costs of the arbitration, including the reasonable fees and disbursements of the arbitrators and the legal costs and disbursements of the Parties, between or among the Parties in such manner as the arbitrators consider reasonable or appropriate. In determining the allocation of these costs, the arbitrators shall invite submissions as to the costs and may consider, among other things, any offer of settlement made by any Party during the course of the arbitration.

(d)
Any decision of a majority of the arbitrators shall be final and binding on the Parties and there shall be no right to appeal such decision, whether on a question of law, a question of fact, or a mixed question of fact and law.

(e)	The arbitration procedures, hearings, documents and award shall remain strictly confidential between the Parties.

(3)
Notwithstanding any other provision of this Agreement, a Party may seek injunctive relief (whether as a temporary restraining order, preliminary injunction or otherwise) or specific performance pending a decision of the arbitrator and Section 10.9(2) will not apply to any such Proceeding.

10.10	Notices.

(1)
Any notice, direction or other communication (in this Section 10.10, a “notice”) required or permitted to be given to a Party pursuant to this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email, provided the computer record indicates a full and successful transmission or no failure message is generated, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, as follows:

(a)	in the case of the Purchaser and/or the Parent, at:

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI
USA 53403

Attention:     Office of the General Counsel
Email:          legal@modine.com

with a copy (not constituting notice) to:

Borden Ladner Gervais LLP
Bay Adelaide Centre, East Tower
22 Adelaide St. W, Toronto, ON
Canada M5H 4E3

Attention:     Stefan Timms
Email:          STimms@blg.com

(b)	in the case of the Vendor, at:

Olympic International Agencies Ltd.
c/o 2063 Parkside Lane
North Vancouver, British Columbia
V7G 1X4  Canada

Attention:     Michael B. Mahannah, President
Email:          Mike.Mahannah@olympicinternational.com

with a copy (not constituting notice) to:

Norton Rose Fulbright Canada LLP / S.E.N.C.R.L., s.r.l.
510 West Georgia Street, Suite 1800
Vancouver, BC
Canada V6B 0M3

Attention:     Brad Sollis
Email:          brad.sollis@nortonrosefulbright.com

(c)
in the case of each Person who became a party to this Agreement following the Agreement Date, such address as appears in any agreement executed by such Person for the purposes of agreeing to be bound by the terms of this Agreement, including any joinder to this Agreement delivered by a Purchaser Affiliate in accordance with Section 10.11(2) (as applicable).

(2)	Any Party may change its address for service from time to time by notice given to the other Parties in accordance with the foregoing provisions.

10.11	Assignment; Enurement.

(1)	No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person.

(2)
Notwithstanding Section 10.11(1), the Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Affiliates (the “Purchaser Affiliate”) and the Purchaser shall cause such Purchaser Affiliate to execute and deliver to the Vendor a joinder to this Agreement at Closing, on such terms and subject to such conditions as agreed by the Parties, wherein the Purchaser Affiliate agrees to be bound by the applicable provisions of this Agreement as the Purchaser and to make all representations and warranties of the Purchaser under this Agreement.

(3)	This Agreement is binding upon and enures to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns (as applicable).

10.12	Further Assurances.

Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

10.13	Severability.

If any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

10.14	Counterparts and Electronic Delivery.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement. This Agreement and all Ancillary Agreements, including any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or any party to any Ancillary Agreement shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature, this Agreement or any Ancillary Agreement transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a Contract, and each Party forever irrevocably waives any such defense, except to the extent such defense related to lack of authenticity.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement.

PURCHASER:

MODINE MANUFACTURING (CANADA) LTD.

By:
Name:
Title:

By:
Name:
Title:

VENDOR:

OLYMPIC INTERNATIONAL AGENCIES LTD.

By:
Name:
Title:

By:
Name:
Title:

PARENT:

MODINE MANUFACTURING COMPANY, for the purposes of being bound by Section 9.1

By:
Name:
Title:

[signature page to the share purchase agreement]